PART II
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to “TechnipFMC,” the “Company,” “we,” or “our” refer to TechnipFMC plc, a public limited company incorporated and organized under the laws of England and Wales, with registered number 09909709, and with its registered office at Hadrian House, Wincomblee Road, Newcastle Upon Tyne, NE6 3PL, United Kingdom.

TechnipFMC plc (the "Company") is filing this Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) solely to revise certain financial information and related disclosures included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2021 (the “2020 Form 10-K”).

On February 16, 2021, the Company completed the separation of its former Technip Energies business segment. The transaction was structured as a spin-off (the “Spin-off”), which occurred by way of a pro rata dividend (the “Distribution”) to its shareholders of 50.1 percent of the outstanding shares of Technip Energies N.V. Each shareholder of the Company received one ordinary share of Technip Energies N.V. for every five ordinary shares of the Company held at 5:00 p.m., New York City time on the record date, February 17, 2021. For all periods presented in this Form 8-K, the historical results of operations of the former Technip Energies reportable segment and its assets and liabilities have been included within discontinued operations in the Company's consolidated financial statements.

This Form 8-K is being filed solely to recast financial information to revise certain related disclosures contained in the 2020 Form 10-K to reflect the Spin-off and to reflect the retrospective changes for all periods presented. The following items of the 2020 Form 10-K are being revised (collectively, the "Revised Sections") as reflected in Exhibit 99.1 to this Current Report on Form 8-K.
•Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations;
•Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk;
•Part II, Item 8. Financial Statements and Supplementary Data;
•Part IV, Item 15(a)(2), Financial Statement Schedule
EXECUTIVE OVERVIEW
We are a global leader in energy projects, technologies, systems and services. We have manufacturing operations worldwide, strategically located to facilitate efficient delivery of these products, technologies, systems and services to our customers. We report our results of operations in the following segments: Subsea and Surface Technologies. Management’s determination of our reporting segments was made on the basis of our strategic priorities and corresponds to the manner in which our Chief Executive Officer reviews and evaluates operating performance to make decisions about resource allocations to each segment.
A summarized description of our products and services and annual financial data for each segment can be found in Note 7 to our consolidated financial statements.
We focus on economic and industry-specific drivers and key risk factors affecting our business segments as we formulate our strategic plans and make decisions related to allocating capital and human resources. The results of our segments are primarily driven by changes in capital spending by oil and gas companies, which largely depend upon current and anticipated future crude oil and natural gas demand, production volumes, and consequently, commodity prices. We use crude oil and natural gas prices as an indicator of demand. Additionally, we use both onshore and offshore rig count as an indicator of demand, which consequently influences the level of worldwide production activity and spending decisions. We also focus on key risk factors when determining our overall strategy and making decisions for capital allocation. These factors include risks associated with the global economic outlook, product obsolescence and the competitive environment. We address these risks in our business strategies, which incorporate continuing development of leading edge technologies and cultivating strong customer relationships.
Our Subsea segment is affected by changes in commodity prices and trends in deepwater oil and natural gas production and benefits from the current market fundamentals supporting the demand for new liquefied natural gas facilities.

Our Surface Technologies segment is primarily affected by changes in commodity prices and trends in land-based and shallow water oil and natural gas production. We have developed close working relationships with our customers. Our results reflect our ability to build long-term alliances with oil and natural gas companies and to provide solutions for their needs in a timely and cost-effective manner. We believe that by closely working with our customers, we enhance our competitive advantage, improve our operating results and strengthen our market positions.
As we evaluate our operating results, we consider business segment performance indicators like segment revenue, operating profit and capital employed, in addition to the level of inbound orders and order backlog. A significant proportion of our revenue is recognized under the percentage of completion method of accounting. Cash receipts from such arrangements typically occur at milestones achieved under stated contract terms. Consequently, the timing of revenue recognition is not always correlated with the timing of customer payments. We aim to structure our contracts to receive advance payments that we typically use to fund engineering efforts and inventory purchases. Working capital (excluding cash) and net debt are therefore key performance indicators of cash flows.
In both of our segments, we serve customers from around the world. During 2020, approximately 80 percent of our total sales were recognized outside of the United States. We evaluate international markets and pursue opportunities that fit our technological capabilities and strategies.
The Spin-off

On February 16, 2021, we completed the separation of the Technip Energies business segment. The transaction was structured as a spin-off (the “Spin-off”), which occurred by way of a pro rata dividend (the “Distribution”) to our shareholders of 50.1 percent of the outstanding shares of Technip Energies N.V. Each of our shareholders received one ordinary share of Technip Energies N.V. for every five ordinary shares of TechnipFMC held at 5:00 p.m., New York City time on the record date, February 17, 2021. Technip Energies N.V. is now an independent public company and its shares trade under the ticker symbol “TE” on the Euronext Paris stock exchange.
BUSINESS OUTLOOK
Overall outlook – While economic activity continues to be impacted by the COVID-19 pandemic, the short-term outlook for crude oil has improved as the OPEC+ countries better manage the oversupplied market. Long-term demand for energy is still forecast to rise, and we believe this outlook will ultimately provide our customers with the confidence to increase investments in new sources of oil and natural gas production.

Subsea – The volatile, and generally low crude oil price environment of the last several years led many of our customers to reduce their capital spending plans and defer new deepwater projects. Order activity in 2020 was particularly impacted by the sharp decline in commodity prices, driven in part by the reduced economic activity, and the general uncertainty related to the pandemic. The reduction and deferral of new projects resulted in delayed subsea project inbound for the industry.

The trajectory and pace of further recovery and expansion in the subsea market is subject to more stringent capital discipline and the allocation of capital our clients dedicate to developing offshore oil and gas fields amongst their entire portfolio of projects. The risk of project sanctioning delays still exists in the current environment; however, innovative approaches to subsea projects, like our unique integrated offering, iEPCI™ (“iEPCI”) solution, have improved project economics, and many offshore discoveries can be developed economically at today’s crude oil prices. In the long-term, deepwater development is expected to remain a significant part of many of our customers’ portfolios.

As the subsea industry continues to evolve, we have taken actions to further streamline our organization, achieve standardization, and reduce cycle times. The rationalization of our global footprint will also further leverage the benefits of our integrated offering. We aim to continuously align our operations with activity levels, while preserving our core capacity in order to deliver current projects in backlog and future order activity.

We have experienced renewed operator confidence in advancing subsea activity as a result of the improved economic outlook, lower market volatility and higher oil price. With crude now trending back above $50 per barrel, the opportunity set of large subsea projects to be sanctioned over the next 24 months has expanded.

Front-end engineering and design (“FEED”) activity is also improving, with solid momentum experienced in the second half of 2020. FEED activity in the current year is expected to return to the more robust levels seen in 2019, which further supports our view of a sustainable recovery for deepwater. We expect at least 60% of the projects undergoing studies in 2021 to include an iEPCI solution, many of which could be directly awarded to our Company upon reaching final investment decision.

TechnipFMC is increasingly less dependent on larger, publicly tendered projects.
•We anticipate that an increasing share of our inbound orders will result from projects that will be directly awarded to our Company, many of which come from our alliance partners;

•We anticipate higher activity in subsea services, with the industry’s largest installed base; and

•We expect a higher mix of iEPCI project awards, demonstrating strong geographic diversity and new adopters of our unique, integrated approach to subsea development.

For 2021, we believe that Subsea inbound orders will meet or exceed the $4 billion achieved in 2020. We expect Brazil to be the most active region of the world for new project orders, driven by continued investment in the pre-salt field discoveries. We anticipate additional market growth potential coming from the North Sea, Asia Pacific and Africa. The strong front end activity we are experiencing today should further support project award momentum into 2022.

Surface Technologies – Surface Technologies’ performance is typically driven by variations in global drilling activity, creating a dynamic environment. Operating results can be further impacted by stimulation activity and the completions intensity of shale applications in the Americas.

The North America shale market is sensitive to oil price fluctuations. The average rig count declined by just over 50 percent in 2020, with drilling and completion spending estimated to have declined by a similar amount. North America activity improved over the second half of the year as the rig count increased following the rising oil price. The rig count exited 2020 below prior year-end levels but has experienced further improvement in the current year.

In 2021, we expect our completions-related revenue to outperform the overall market, driven by increased market adoption of iComplete™ – our fully integrated, digitally-enabled pressure control system. iComplete™ has already achieved significant market penetration since its introduction in the third quarter of 2020, with 10 customers utilizing the new integrated system.

Despite the sequential improvement in market activity, full year revenue for North America is expected to be flat to down modestly versus 2020.

Drilling activity in international markets is less cyclical than North America as most activity is driven by national oil companies, which tend to maintain a longer term view that exhibits less variability in capital spend. Additionally, we continue to benefit from our exposure to the Middle East and Asia Pacific, both of which are being supported by strong gas-related activity.

In recent years, our international revenue has become a greater proportion of total segment revenue. We expect a gradual and steady recovery in well count in 2021 to drive modest international market growth, with spending increases led by national oil companies, particularly in the Middle East.

Our unique capabilities in the international markets, which demand higher specification equipment, global services and local content, provide a platform for us to extend our leadership positions. We remain levered to these more resilient markets where we expect to source approximately 65% of our full year Surface Technologies revenue in 2021.

CONSOLIDATED RESULTS OF OPERATIONS

	Year Ended December 31,			Change
(In millions, except percentages)	2020	2019	2018	2020 vs. 2019		2019 vs. 2018
Revenue	$6,530.6	$6,950.2	$6,271.7	$(419.6)	(6.0)%	$678.5	10.8%

Costs and expenses
Cost of sales	5,835.8	5,892.1	5,127.7	(56.3)	(1.0)%	764.4	14.9%
Selling, general and administrative expense	724.1	795.7	776.6	(71.6)	(9.0)%	19.1	2.5%
Research and development expense	75.3	149.5	157.3	(74.2)	(49.6)%	(7.8)	(5.0)%
Impairment, restructuring and other expense	3,402.0	2,456.7	1,815.4	945.3	38.5%	641.3	35.3%
Merger transaction and integration costs	—	14.2	18.4	(14.2)	(100.0)%	(4.2)	(22.8)%
Total costs and expenses	10,037.2	9,308.2	7,895.4	729.0	7.8%	1,412.8	17.9%

Other income (expense), net	25.1	(181.6)	(67.0)	206.7	113.8%	(114.6)	(171.0)%
Income from equity affiliates	64.6	59.8	80.9	4.8	8.0%	(21.1)	(26.1)%
Net interest expense	(81.8)	(91.3)	(113.4)	9.5	10.4%	22.1	19.5%
Loss before income taxes	(3,498.7)	(2,571.1)	(1,723.2)	(927.6)	(36.1)%	(847.9)	(49.2)%
Provision for income taxes	19.4	79.0	71.3	(59.6)	(75.4)%	7.7	10.8%
Loss from continuing operations	(3,518.1)	(2,650.1)	(1,794.5)	(868.0)	(32.8)%	(855.6)	(47.7)%
(Income) loss from continuing operations attributable to non-controlling interests	(34.5)	4.6	(10.9)	(39.1)	(850.0)%	15.5	142.2%
Loss from continuing operations attributable to TechnipFMC plc	(3,552.6)	(2,645.5)	(1,805.4)	$(907.1)	(34.3)%	$(840.1)	(46.5)%
Income (loss) from discontinued operations	280.2	238.0	(116.3)	42.2	17.7%	354.3	304.6%
(Income) loss from discontinued operations attributable to non-controlling interests	(15.2)	(7.7)	0.1	(7.5)	(97.4)%	(7.8)	(7,800.0)%
Net loss attributable to TechnipFMC plc	$(3,287.6)	$(2,415.2)	$(1,921.6)	$(872.4)	(36.1)%	$(493.6)	(25.7)%

Results of Operations in 2020 Compared to 2019
Revenue
Revenue decreased by $419.6 million in 2020 compared to 2019. Subsea revenue remained flat year-over-year. Surface Technologies revenue decreased, primarily as a result of the significant decline in operator activity in North America, with partial positive impact from order intake timing in international markets. In addition, our consolidated revenues were negatively impacted by operational challenges associated with the COVID-19 related disruptions.
Gross Profit
Gross profit (revenue less cost of sales) as a percentage of sales decreased to 10.6% in 2020 compared to 15.2% in 2019. Subsea gross profit decreased due to a more competitively priced backlog and the negative operational impacts related to COVID-19. Surface Technologies gross profit was negatively impacted by the year-over-year decline in North American drilling and completions activity, which was partially offset by the lower costs from our accelerated cost reduction initiative implemented during 2020.

Selling, General and Administrative Expense
Selling, general and administrative expense decreased by $71.6 million year-over-year, primarily as a result of decreased corporate expenses. During the beginning of 2020, in response to the deteriorated market environment, driven in part by the COVID-19 pandemic, we implemented a series of cost reduction initiatives that resulted in significant savings and extended to both business segments and support functions.
Impairment, Restructuring and Other Expenses
We incurred $3,402.0 million of restructuring, impairment and other expenses in 2020. These charges primarily included $3,083.4 million of goodwill impairment, $190.4 million of long-lived assets impairment, $57.8 million of COVID-19 related expenses, and $70.4 million for restructuring and severance expenses. COVID-19 related expenses represent unplanned, one-off, incremental and non-recoverable costs incurred solely as a result of the COVID-19 pandemic situation, which would not have been incurred otherwise. COVID-19 related expenses primarily included (a) employee payroll and travel, operational disruptions associated with quarantining, personnel travel restrictions to job sites, and shutdown of manufacturing plants and sites; (b) supply chain and related expediting costs of accelerated shipments for previously ordered and undelivered products; (c) costs associated with implementing additional information technology to support remote working environments; and (d) facilities-related expenses to ensure safe working environments. COVID-19 related expenses exclude costs associated with project and/or operational inefficiencies, time delays in performance delivery, indirect costs increases and potentially reimbursable or recoverable expenses. During 2019, we incurred $2,456.7 million of restructuring, impairment and other expenses, which included $1,988.7 million and $491.6 million of goodwill and long-lived assets impairments, respectively. See Note 19 to our consolidated financial statements for further details.
Merger Transaction and Integration Costs
Prior to the initial announcement of the planned Spin-off of Technip Energies in August 2019, we incurred merger transaction and integration costs of $14.2 million during the first half of 2019 relating to the continuation of the integration activities following the merger of equals between FMC Technologies, Inc., a U.S. Delaware corporation and Technip S.A., a French société anonyme, completed on January 16, 2017 (the “Merger”). No such costs were incurred subsequently in 2019 or in 2020.

Other Income (Expense), Net
Other income (expense), net, primarily reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions, gains and losses on sales of property, plant and equipment and other non-operating gains and losses. During 2020, we recognized $25.1 million of other income, which primarily included $23.1 million of gains on sales of property, plant and equipment and other assets. During 2019, we recognized $181.6 million of other expenses, which primarily included $135.5 million of net foreign exchange losses and $33.0 million of legal provision, net of settlements. The change in foreign exchange losses is primarily due to a reduction in foreign exchange losses from unhedged currencies, more favorable hedging costs, and the effects of a weakened U.S. dollar on naturally hedged projects.
Net Interest Expense
Net interest expense decreased $9.5 million in 2020 compared to 2019, primarily as a result of lower outstanding debt balances during 2020.
Provision for Income Taxes
Our provision for income taxes for 2020 and 2019 reflected effective tax rates of (0.6)% and (3.1)%, respectively. The year-over-year change in the effective tax rate was primarily due to the impact of nondeductible goodwill impairments, increase in adjustment on prior year taxes, offset in part by the amount of tax expense associated with movements in valuation allowances.
Our effective tax rate can fluctuate depending on our country mix of earnings, which may change based on changes in the jurisdictions in which we operate.

Results of Operations in 2019 Compared to 2018
Revenue
Revenue increased by $678.5 million in 2019 compared to 2018, primarily as a result of improved project activity. Subsea revenue increased year-over-year with higher project-related activity, including increased revenue from iEPCI and increased demand in subsea services. Surface Technologies revenue increased primarily as a result of improved order backlog from international markets, primarily in the Middle East and Asia Pacific regions.

Gross Profit
Gross profit (revenue less cost of sales) as a percentage of sales decreased to 15.2% in 2019 compared to 18.2% in 2018. Subsea gross profit decreased due to a more competitively priced backlog and Surface Technologies gross profit was negatively impacted by the year-over-year decline in North American drilling and completions activity.
Selling, General and Administrative Expense
Selling, general and administrative expense increased by $19.1 million year-over-year, primarily as a result of increased corporate expense driven largely by accelerated IT spending as well as additional performance incentive compensation awards.

Impairment, Restructuring and Other Expenses
We incurred $2,456.7 million of restructuring, impairment and other expenses in 2019, which included $1,988.7 million and $491.6 million of goodwill and long-lived assets impairments, respectively. See Note 19 to our consolidated financial statements for further details.
Merger Transaction and Integration Costs
Prior to the initial announcement of the planned Spin-off of Technip Energies in August 2019, we incurred merger transaction and integration costs of $14.2 million during the first half of 2019, compared to $18.4 million incurred during 2018, relating to the continuation of the integration activities following the Merger.
Other Income (Expense), Net
Other income (expense), net, primarily reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions, gains and losses on sales of property, plant and equipment and other non-operating gains and losses. During 2019, we recognized $181.6 million of other expenses, which primarily included $135.5 million of net foreign exchange losses. During 2018, we recognized $67.0 million of other expenses, which primarily included $72.0 million of net foreign exchange losses.
Net Interest Expense
Net interest expense decreased $22.1 million in 2019 compared to 2018, primarily as a result of lower outstanding debt balances during 2019.
Provision for Income Taxes
Our provision for income taxes for 2019 and 2018 reflected effective tax rates of (3.1)% and (4.1)%, respectively. The year-over-year change in the effective tax rate was primarily due to the impact of nondeductible goodwill impairments and an increase in the adjustment on prior year taxes, partially offset by the amount of tax expense associated with movements in valuation allowances.
Our effective tax rate can fluctuate depending on our country mix of earnings, which may change based on changes in the jurisdictions in which we operate.

OPERATING RESULTS OF BUSINESS SEGMENTS
Segment operating profit is defined as total segment revenue less segment operating expenses. Certain items have been excluded in computing segment operating profit and are included in corporate items. See Note 7 to our consolidated financial statements for further details.
We report our results of operations in U.S. dollars; however, our earnings are generated in various currencies worldwide. In order to provide worldwide consolidated results, the earnings of subsidiaries functioning in their local currencies are translated into U.S. dollars based upon the average exchange rate during the period. While the U.S. dollar results reported reflect the actual economics of the period reported upon, the variances from prior periods include the impact of translating earnings at different rates.
Subsea

	Year Ended December 31,			Favorable/(Unfavorable)
(In millions, except %)	2020	2019	2018	2020 vs. 2019			2019 vs. 2018
Revenue	$5,471.4	$5,419.5	$4,762.8	$51.9	1.0%		$656.7	13.8%
Operating loss	$(2,815.5)	$(1,442.7)	$(1,540.6)	$(1,372.8)	(95.2)%		$97.9	6.4%

Operating loss as a percentage of revenue	(51.5)%	(26.6)%	(32.3)%		(24.9)	pts.		5.7	pts.

2020 Compared With 2019
Subsea revenue remained flat at $5.5 billion, primarily due to operational challenges driven by the COVID-19 pandemic. However, despite these challenges and related disruptions, we continued to demonstrate strong execution of our backlog.
Subsea operating loss is primarily due to significant impairment and other non-recurring charges. The operating loss included $2,957.5 million of goodwill and long-lived assets impairments, restructuring and other charges and COVID-19 related expenses compared to $1,748.4 million in 2019. Non-recurring charges incurred related to COVID-19 disruptions during 2020 were $50.1 million. See Note 19 to our consolidated financial statements for further details.
2019 Compared With 2018
Subsea revenue increased $656.7 million year-over-year, primarily due to increased project revenue from iEPCI, particularly projects in Asia, the North Sea and the Mediterranean that progressed towards completion, partially offset by decreased activity in Australia. The increase of Subsea Services activity across the globe further added to the year-over-year growth in revenue.

Subsea operating loss improved primarily due to a more competitively priced backlog being executed. This operating loss included $1,748.4 million of asset impairment charges primarily related to the impairment of goodwill and long-lived assets compared to $1,797.6 million in 2018. See Note 19 to our consolidated financial statements for further details.

Refer to “Non-GAAP Measures” for more information regarding our segment operating results.
Surface Technologies

	Year Ended December 31,			Favorable/(Unfavorable)
(In millions, except %)	2020	2019	2018	2020 vs. 2019			2019 vs. 2018
Revenue	$1,059.2	$1,530.7	$1,508.9	$(471.5)	(30.8)%		$21.8	1.4%
Operating profit (loss)	$(429.3)	$(662.7)	$163.2	$233.4	35.2%		$(825.9)	(506.1)%

Operating profit (loss) as a percentage of revenue	(40.5)%	(43.3)%	10.8%		2.8	pts.		(54.1)	pts.

2020 Compared With 2019
Surface Technologies revenue decreased $471.5 million, or 30.8% year-over-year, primarily driven by the significant reduction in operator activity in North America. Revenue outside of North America displayed resilience, with a more modest decline due to reduced activity levels. Nearly 62% of total segment revenue was generated outside of North America in the period.
Surface Technologies operating loss was primarily due to impairment and other non-recurring charges. The operating loss included $440.2 million of goodwill and long-lived assets impairments, restructuring and other charges and COVID-19 related expenses compared to $725.3 million incurred in 2019. Operating loss was also negatively impacted by the reduced demand in North America driven by the significant decline in rig count and completions-related activity, which was partially offset by lower costs from our accelerated cost reduction actions initiated in the first quarter of 2020. Non-recurring charges incurred related to COVID-19 disruptions during the period were $7.7 million. See Note 19 to our consolidated financial statements for further details.
2019 Compared With 2018
Surface Technologies revenue increased $21.8 million year-over-year primarily driven by increased activity in the Middle East & Asia Pacific markets primarily driven by increased demand for drilling and completion and pressure control equipment and services, partially offset by negative drilling and completions market activity in North America as customers curbed capital spending.

Surface Technologies operating profit as a percent of revenue decreased significantly year-over-year. The decrease was primarily due to a $725.3 million charge for impairment and restructuring and other charges, in particular related to goodwill. This compared to a $11.9 million charge in the prior year. See Note 19 to our consolidated financial statements for further details.

Operating profit was also negatively impacted by reduced demand for flowline, hydraulic fracturing services, wellhead systems and pressure control equipment in North America, partially offset by increased demand for products and services in the Middle East and Asia Pacific.

Refer to : “Non-GAAP Measures” for more information regarding our segment operating results.
Corporate Items

	Year Ended December 31,			Favorable/(Unfavorable)
(In millions, except %)	2020	2019	2018	2020 vs. 2019		2019 vs. 2018
Corporate expense	$(131.9)	$(238.9)	$(160.4)	$107.0	44.8%	$(78.5)	(48.9)%

2020 Compared With 2019
Corporate expenses decreased by $107.0 million, or 44.8%, during 2020. The reduction in corporate expenses is primarily due to a $33.0 million decrease in legal provision, net of settlements; a $55.9 million decrease due to lower activity and the impact of cost reductions implemented in 2020 and a $16.6 million decrease in integration expenses.
2019 Compared With 2018
Corporate expenses increased by $78.5 million, or 48.9%, during 2019 primarily as a result of accelerated IT spending as well as additional performance incentive compensation awards.
Refer to “Non-GAAP Measures” for more information regarding our segment operating results.

NON-GAAP MEASURES
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we provide non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) below:
–Income (loss) from continuing operations, excluding charges and credits, as well as measures derived from it (excluding charges and credits);
–Income (loss) before interest income, interest expense and income taxes, excluding charges and credits (“Adjusted Operating profit”);
–Adjusted diluted earnings (loss) per share from continuing operations attributable to TechnipFMC plc;
–Depreciation and amortization, excluding charges and credits (“Adjusted Depreciation and amortization”);
–Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits (“Adjusted EBITDA”);
–Corporate expenses excluding charges and credits;
–Net debt; and
–Free cash flow (deficit) from continuing operations.
Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate our operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Year Ended
	December 31, 2020
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision (benefit) for income taxes	Net interest expense	Loss before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(3,552.6)	$34.5	$19.4	$81.8	$(3,416.9)	$412.1	$(3,004.8)

Charges and (credits):
Impairment and other charges	3,260.4	—	13.4	—	3,273.8	—	3,273.8
Restructuring and other charges	65.4	—	5.0	—	70.4	—	70.4
Direct COVID-19 expenses	51.6	—	6.2	—	57.8	—	57.8
Purchase price accounting adjustment	6.6	—	1.9	—	8.5	(8.5)	—
Adjusted financial measures	$(168.6)	$34.5	$45.9	$81.8	$(6.4)	$403.6	$397.2

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(7.92)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.38)

	Year Ended
	December 31, 2019
	Loss from continuing operations attributable to TechnipFMC plc	Loss attributable to non-controlling interests from continuing operations	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(2,645.5)	$(4.6)	$79.0	$91.3	$(2,479.8)	$467.7	$(2,012.1)

Charges and (credits):
Impairment and other charges	2,361.6	—	118.7	—	2,480.3	—	2,480.3
Restructuring and other charges	(0.7)	—	(1.8)	—	(2.5)	—	(2.5)
Merger transaction and integration costs	10.3	—	3.9	—	14.2	—	14.2
Legal provisions, net	24.7	—	8.3	—	33.0	—	33.0
Purchase price accounting adjustment	26.0	—	8.0	—	34.0	(34.0)	—
Adjusted financial measures	$(223.6)	$(4.6)	$216.1	$91.3	$79.2	$433.7	$512.9

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(5.91)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.50)

	Year Ended
	December 31, 2018
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(1,805.4)	$10.9	$71.3	$113.4	$(1,609.8)	$515.2	$(1,094.6)

Charges and (credits):
Impairment and other charges	1,688.6	—	93.9	—	1,782.5	—	1,782.5
Restructuring and other charges	27.9	—	5.0	—	32.9	—	32.9
Integration costs	14.3	—	4.1	—	18.4	—	18.4
Gain on divestitures	(2.0)	—	(1.3)	—	(3.3)	—	(3.3)
Legal provision, net	20.0		—		20.0	—	20.0
Purchase price accounting adjustments	67.9	—	20.9	—	88.8	(88.8)	—
Adjusted financial measures	$11.3	$10.9	$193.9	$113.4	$329.5	$426.4	$755.9

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(3.94)
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$0.02

	Year Ended
	December 31, 2020
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$5,471.4	$1,059.2	$—	$—	$6,530.6

Operating loss, as reported (pre-tax)	$(2,815.5)	$(429.3)	$(131.9)	$(40.2)	$(3,416.9)

Charges and (credits):
Impairment and other charges	2,854.5	419.3	—	—	3,273.8
Restructuring and other charges*	52.9	13.2	4.3	—	70.4
Direct COVID-19 expenses	50.1	7.7	—	—	57.8
Purchase price accounting adjustments	8.5	—	—	—	8.5
Subtotal	2,966.0	440.2	4.3	—	3,410.5

Adjusted Operating profit (loss)	150.5	10.9	(127.6)	(40.2)	(6.4)

Adjusted Depreciation and amortization	316.4	70.1	17.1	—	403.6

Adjusted EBITDA	$466.9	$81.0	$(110.5)	$(40.2)	$397.2

Operating profit margin, as reported	(51.5)%	(40.5)%			(52.3)%

Adjusted Operating profit margin	2.8%	1.0%			-0.1%

Adjusted EBITDA margin	8.5%	7.6%			6.1%
*On December 30, 2019, we completed the acquisition of the remaining 50% of Technip Odebrecht PLSV CV. A $7.3 million gain was recorded within restructuring and other charges in the Subsea segment during 2020.

	Year Ended
	December 31, 2019
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$5,419.5	$1,530.7	$—	$—	$6,950.2

Operating loss, as reported (pre-tax)	$(1,442.7)	$(662.7)	$(238.9)	$(135.5)	$(2,479.8)

Charges and (credits):
Impairment and other charges*	1,794.8	685.5	—	—	2,480.3
Restructuring and other charges*	(46.4)	39.8	4.1	—	(2.5)
Merger transaction and integration costs	—	—	14.2	—	14.2
Legal provision, net	—	—	33.0	—	33.0
Purchase price accounting adjustments	34.0	—	—	—	34.0
Subtotal	1,782.4	725.3	51.3	—	2,559.0

Adjusted Operating profit (loss)	339.7	62.6	(187.6)	(135.5)	79.2

Adjusted Depreciation and amortization	311.2	106.9	15.6	—	433.7

Adjusted EBITDA	$650.9	$169.5	$(172.0)	$(135.5)	$512.9

Operating profit margin, as reported	(26.6)%	(43.3)%			(35.7)%

Adjusted Operating profit margin	6.3%	4.1%			1.1%

Adjusted EBITDA margin	12.0%	11.1%			7.4%
*On December 30, 2019, we completed the acquisition of the remaining 50 percent of Technip Odebrecht PLSV CV, which resulted in a net loss of $0.9 million that was recorded in the Subsea segment. The net loss was comprised of an impairment charge of $84.2 million included within impairment and other charges and a gain on bargain purchase of $83.3 million included within restructuring and other charges.

	Year Ended
	December 31, 2018
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$4,762.8	$1,508.9	$—	$—	$6,271.7

Operating loss, as reported (pre-tax)	$(1,540.6)	$163.2	$(160.4)	$(72.0)	$(1,609.8)

Charges and (credits):
Impairment and other charges	1,779.9	2.6	—	—	1,782.5
Restructuring and other charges	17.7	9.3	5.9	—	32.9
Integration costs	—	—	18.4	—	18.4
Gain on divestitures	(3.3)	—	—	—	(3.3)
Legal provision, net	—	—	20.0	—	20.0
Purchase price accounting adjustments	81.9	7.1	(0.2)	—	88.8
Subtotal	1,876.2	19.0	44.1	—	1,939.3

Adjusted Operating profit (loss)	335.6	182.2	(116.3)	(72.0)	329.5

Adjusted Depreciation and amortization	357.8	58.6	10.0	—	426.4

Adjusted EBITDA	$693.4	$240.8	$(106.3)	$(72.0)	$755.9

Operating profit margin, as reported	(32.3)%	10.8%			(25.7)%

Adjusted Operating profit margin	7.0%	12.1%			5.3%

Adjusted EBITDA margin	14.6%	16.0%			12.1%

INBOUND ORDERS AND ORDER BACKLOG
Inbound orders - Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period. The significant decline in commodity prices, due in part to the lower demand resulting from COVID-19 contributed to the decrease in the inbound orders during 2020.

	Inbound Orders Year Ended December 31,
(In millions)	2020	2019
Subsea	$4,003.0	$7,992.6
Surface Technologies	1,061.2	1,619.9
Total inbound orders	$5,064.2	$9,612.5
Order backlog - Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date. Backlog reflects the current expectations for the timing of project execution. The scheduling of some future work included in our order backlog has been impacted by COVID-19 related disruptions and remains subject to future adjustment. See Note 6 to our consolidated financial statements for further details.

	Order Backlog December 31,
(In millions)	2020	2019
Subsea	$6,876.0	$8,472.8
Surface Technologies	413.5	412.5
Total order backlog	$7,289.5	$8,885.3
Subsea - Order backlog for Subsea as of December 31, 2020, decreased by $1.6 billion from December 31, 2019. Subsea backlog of $6.9 billion as of December 31, 2020, was composed of various subsea projects, including Total Mozambique LNG; Eni Coral and Merakes; Petrobras Mero I and Mero II; Energean Karish; ExxonMobil Payara; Reliance MJ-1; Equinor Johan Sverdrup Phase 2; Husky West White Rose; BP Platina; Chevron Gorgon Stage 2; and Woodside Pyxis and Lambert Deep.
Surface Technologies - Order backlog for Surface Technologies as of December 31, 2020, increased by $1.0 million compared to December 31, 2019. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within twelve months.
Non-consolidated backlog - As of December 31, 2020, we had $640.2 million of non-consolidated order backlog in our Subsea segment. Non-consolidated order backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

LIQUIDITY AND CAPITAL RESOURCES
Most of our cash is managed centrally and flows through centralized bank accounts controlled and maintained by TechnipFMC globally and in many operating jurisdictions to best meet the liquidity needs of our global operations.
Net Debt - Net debt, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net debt should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with GAAP or as an indicator of our operating performance or liquidity.
The following table provides a reconciliation of our cash and cash equivalents to net debt, utilizing details of classifications from our consolidated balance sheets.

(In millions)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$1,269.2	$1,563.1
Short-term debt and current portion of long-term debt	(624.7)	(491.6)
Long-term debt, less current portion	(2,835.5)	(3,328.6)
Net debt	$(2,191.0)	$(2,257.1)
Cash Flows
Cash flows for the years ended December 31, 2020, 2019 and 2018 were as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Cash provided by operating activities from continuing operations	$772.4	$357.7	$56.2
Cash required by investing activities from continuing operations	(120.8)	(378.5)	(446.5)
Cash required by financing activities from continuing operations	(651.9)	(165.6)	(115.0)
Effect of exchange rate changes on cash and cash equivalents	223.5	5.9	(106.9)
Decrease in cash and cash equivalents	$223.2	$(180.5)	$(612.2)

Working capital	$717.7	$91.0	$(332.5)

Free cash flow (deficit) from continuing operations	$516.3	$(55.0)	$(298.9)
2020 Compared With 2019
Operating cash flows from continuing operations - During 2020 and 2019, we generated $772.4 million and $357.7 million, respectively, in operating cash flows from continuing operations. The increase of $414.7 million in cash generated by operating activities from continuing operations in 2020 as compared to 2019 was primarily due to timing differences on project milestones and vendor payments.
Investing cash flows from continuing operations - Investing activities from continuing operations used $120.8 million and $378.5 million of cash in 2020 and 2019, respectively. The decrease in cash used by investing activities during 2020 was primarily due to decreased capital expenditures, decreased payments to acquire debt securities and increased proceeds from the sale of assets. In 2019, we purchased a deepwater dive support vessel, Deep Discoverer for $116.8 million, that was subsequently funded through a sale-leaseback transaction.
Financing cash flows from continuing operations - Financing activities from continuing operations used $651.9 million and $165.6 million in 2020 and 2019, respectively. The increase of $486.3 million in cash used for financing activities was due primarily to the increased debt pay down activity during 2020 of $796.7 million, partially offset by our efforts and commitment to preserve cash, which included reduction in cash dividends of $173.6 million and reduction in share repurchases of $92.7 million.

2019 Compared With 2018
Operating cash flows from continuing operations - During 2019 and 2018, we generated $357.7 million and $56.2 million, respectively, in operating cash flows from continuing operations. The increase of $301.5 million in cash generated by operating activities from continuing operations was primarily due to timing differences on project milestones and vendor payments.
Investing cash flows from continuing operations - Investing activities from continuing operations used $378.5 million and $446.5 million of cash in 2019 and 2018, respectively. The decrease in cash used by investing activities during 2019 was primarily due to decrease in cash used for business acquisitions.
Financing cash flows from continuing operations - Financing activities from continuing operations used $165.6 million and $115.0 million in 2019 and 2018, respectively. The increase of $50.6 million in cash used for financing activities was due primarily to the increased commercial paper pay down activity during 2019.
Working capital represents total changes in operating current assets and liabilities.
Free cash flow (deficit) from continuing operations is defined as operating cash flows from continuing operations less capital expenditures. The following table reconciles cash provided by operating activities from continuing operations, which is the most directly comparable financial measure determined in accordance with GAAP, to free cash flow (non-GAAP measure).

	Year Ended December 31,
(In millions)	2020	2019	2018
Cash provided by operating activities from continuing operations	$772.4	$357.7	$56.2
Capital expenditures	(256.1)	(412.7)	(355.1)
Free cash flow (deficit) from continuing operations	$516.3	$(55.0)	$(298.9)

Debt and Liquidity

Significant Funding and Liquidity Activities - During 2020, we completed the following transactions in order to enhance our total liquidity position:
•Repaid $233.9 million of 5.00% 2010 private placement notes;
•Repaid the remaining outstanding balance of $190.0 million of the term loan assumed in connection with the acquisition of the remaining 50% interest in TOP CV.
•Issued €200 million aggregate principal amount of 4.500% Private Placement Notes due June 30, 2025. Within three months of the effective date of the Spin-off of Technip Energies, if there is a downgrade by a nationally recognized rating agency of the corporate rating of TechnipFMC from an investment grade to a non-investment grade rating or a withdrawal of any such rating, the interest rate applicable to the Private Placement Notes will be increased to 5.75%;
•Entered into a new, six-month €500 million senior unsecured revolving credit facility agreement, which may be extended for two additional three-month periods (the “Euro Facility”); and
•Entered into the Bank of England’s COVID Corporate Financing Facility program (the “CCFF Program”), which allows us to issue up to £600 million of unsecured commercial paper notes.

Total borrowings as of December 31, 2020 and 2019 were as follows:

(In millions)	December 31,
	2020	2019
Commercial paper	$1,043.7	$1,315.6
Synthetic bonds due 2021	551.2	492.9
3.45% Senior Notes due 2022	500.0	500.0
5.00% Notes due 2020	—	224.6
3.40% Notes due 2022	184.0	168.5
3.15% Notes due 2023	159.5	146.0
3.15% Notes due 2023	153.4	140.4
4.50% Notes due 2025	245.4	—
4.00% Notes due 2027	92.0	84.2
4.00% Notes due 2032	122.7	112.3
3.75% Notes due 2033	122.7	112.3
Bank borrowings and Other	298.4	532.5
Unamortized debt issuance costs and discounts	(12.8)	(9.1)
Total borrowings	$3,460.2	$3,820.2

Credit Facilities - The following is a summary of our credit facilities as of December 31, 2020:

(In millions) Description	Amount	Debt Outstanding	Commercial Paper Outstanding (a)	Letters of Credit	Unused Capacity	Maturity
Revolving credit facility	$2,500.0	$—	$225.8	$—	$2,274.2	January 2023
CCFF Program	£600.0	£—	£600.0	£—	£—	March 2021
Euro Facility	€500.0	€—	€—	€—	€500.0	February 2021
Bilateral credit facility	€100.0	€—	€—	€—	€100.0	May 2021
(a)Under our commercial paper program, we have the ability to access up to $1.5 billion and €1.0 billion of financing through our commercial paper dealers. Our available capacity under our revolving credit facility is reduced by any outstanding commercial paper.
Committed credit available under our revolving credit facilities provides the ability to issue our commercial paper obligations on a long-term basis. We had $225.8 million of commercial paper issued under our facilities as of December 31, 2020. In addition, we had $817.9 million of Notes outstanding under the CCFF Program. When we have both the ability and intent to refinance certain obligations on a long-term basis, the obligations are classified as long-term, as such, the commercial paper borrowings were classified as long-term debt in our consolidated balance sheet as of December 31, 2020.
On June 12, 2020, we entered into Amendment No. 1 to the Facility Agreement and into an Amendment and Restatement Agreement to our Euro Facility. The amendments, which are effective through the respective expirations of the Facility Agreement and Euro Facility, permit us to include the gross book value of $3.2 billion of goodwill (fully impaired in the quarter ended March 31, 2020) in the calculation of consolidated net worth, which is used in the calculation of our quarterly compliance with the total capitalization ratio under the Facility Agreement and Euro Facility.
The amended and restated Facility Agreement and Euro Facility contain usual and customary covenants, representations and warranties, and events of default for credit facilities of this type, including financial covenants requiring that our total capitalization ratio not exceed 60% at the end of any financial quarter. The Facility Agreement and Euro Facility also contain covenants restricting our ability and our subsidiaries’ ability to incur additional liens and indebtedness, enter into asset sales, or make certain investments.
As of December 31, 2020, we were in compliance with all restrictive covenants under our credit facilities.
Refer to Note 24 to our consolidated financial statements for further information related to credit risk.

Credit Ratings - As of February 25, 2021, our credit ratings with Standard and Poor’s (S&P) are BB+ for our long-term unsecured debt and B for commercial paper program. Our credit ratings with Moody’s are Ba1 for our long-term unsecured debt.
Credit Risk Analysis
For the purposes of mitigating the effect of the changes in exchange rates, we hold derivative financial instruments. Valuations of derivative assets and liabilities reflect the fair value of the instruments, including the values associated with counterparty risk. These values must also take into account our credit standing, thus including the valuation of the derivative instrument and the value of the net credit differential between the counterparties to the derivative contract. Adjustments to our derivative assets and liabilities related to credit risk were not material for any period presented.
The income approach was used as the valuation technique to measure the fair value of foreign currency derivative instruments on a recurring basis. This approach calculates the present value of the future cash flow by measuring the change from the derivative contract rate and the published market indicative currency rate, multiplied by the contract notional values. Credit risk is then incorporated by reducing the derivative’s fair value in asset positions by the result of multiplying the present value of the portfolio by the counterparty’s published credit spread. Portfolios in a liability position are adjusted by the same calculation; however, a spread representing our credit spread is used.
Our credit spread, and the credit spread of other counterparties not publicly available, are approximated using the spread of similar companies in the same industry, of similar size, and with the same credit rating. See Notes 23 and 24 to our consolidated financial statements for further details.

At this time, we have no credit-risk-related contingent features in our agreements with the financial institutions that would require us to post collateral for derivative positions in a liability position.
Financial Position Outlook
Overview
We are committed to a strong balance sheet and ample liquidity that that will enable us to avoid distress in cyclical troughs and access capital markets throughout the cycle. We believe our liquidity has and continues to exceed the level required to achieve this goal.
Our objective in financing our business is to maintain sufficient liquidity, adequate financial resources and financial flexibility in order to fund the requirements of our business. Our capital expenditures can be adjusted and managed to match market demand and activity levels. Based on current market conditions and our future expectations, our capital expenditures for 2021 are estimated to be approximately $250.0 million. Projected capital expenditures do not include any contingent capital that may be needed to respond to a contract award.
Spin-off
In connection with the Spin-off, we executed a series of refinancing transactions, in order to provide a capital structure with sufficient cash resources to support future operating and investment plans.
Debt Issuance
On February 16, 2021, we entered into a Revolving Credit Facility that provides for aggregate revolving capacity of up to $1.0 billion. Availability of borrowings under the Revolving Credit Facility is reduced by any outstanding letters of credit issued against the facility. At February 25, 2021, there were no outstanding letters of credit and availability of borrowings under the Revolving Credit Facility was $800 million.
On January 29, 2021, we issued $1.0 billion of 6.5% senior notes due 2026 (the “2021 Notes”). The interest on the 2021 Notes is paid semi-annually on February 1 and August 1 of each year, beginning on August 1, 2021. The 2021 Notes are senior unsecured obligations and are guaranteed on a senior unsecured basis by substantially all of our wholly-owned U.S. subsidiaries and non-U.S. subsidiaries in Brazil, the Netherlands, Norway, Singapore and the United Kingdom.
Repayment of Debt

The proceeds from the debt issuance described above along with the available cash on hand were used to fund:

•The repayment of all $522.8 million of the outstanding Synthetic Convertible Bonds that matured in January 2021.
•The repayment of all $500.0 million aggregate principal amount of outstanding 3.45% Senior Notes due 2022.
•The termination of the $2.5 billion senior unsecured revolving credit facility we entered into on January 17, 2017; the termination of the €500.0 million Euro Facility entered into on May 19, 2020; and the termination of CCFF Program entered into on May 19, 2020. In connection with the termination of these credit facilities, we repaid most of the outstanding commercial paper borrowings, which were $1,525.9 million as of December 31, 2020.
We will continue to be strategically focused on cash and liquidity preservation. Subsequent to the completion of the Spin-off and sale of shares to BPI, we owned 45.7% of the outstanding shares of Technip Energies. We intend to conduct an orderly sale of our remaining stake in Technip Energies over time and will use the proceeds (net of broker fees and discounts) from future sales to further reduce our net leverage, see Note 25 to our consolidated financial statements for further details.

CONTRACTUAL OBLIGATIONS
The following is a summary of our contractual obligations as of December 31, 2020:

	Payments Due by Period
(In millions)	Total payments	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt (a)	$3,460.2	$636.2	$2,095.4	$294.0	$434.6
Interest on debt (a)	242.3	58.1	69.3	42.9	72.0
Operating leases (b)	828.3	94.3	233.8	138.8	361.4
Purchase obligations (c)	1,094.8	958.6	136.2	—	—
Pension and other post-retirement benefits (d)	7.1	7.1	—	—	—
Unrecognized tax benefits (e)	28.4	(1.3)	0.6	29.1	—
Total contractual obligations	$5,661.1	$1,753.0	$2,535.3	$504.8	$868.0
(a)Our available debt is dependent upon our compliance with covenants, including negative covenants related to liens and our total capitalization ratio. Any violation of covenants or other events of default, which are not waived or cured, or changes in our credit rating could have a material impact on our ability to maintain our committed financing arrangements.
Due to our intent and ability to refinance commercial paper obligations on a long-term basis under our revolving credit facility and the variable interest rates associated with these debt instruments, only interest on our Senior Notes is included in the table. During 2020, we paid $96.0 million for interest charges, net of interest capitalized.
(b)We lease office space, manufacturing facilities and various types of manufacturing and data processing equipment. Leases of real estate generally provide for payment of property taxes, insurance and repairs by us. Substantially all of our leases are classified as operating leases.
(c)In the normal course of business, we enter into agreements with our suppliers to purchase raw materials or services. These agreements include a requirement that our supplier provide products or services to our specifications and require us to make a firm purchase commitment to our supplier. As substantially all of these commitments are associated with purchases made to fulfill our customers’ orders, the costs associated with these agreements will ultimately be reflected in cost of sales in our consolidated statements of income.
(d)We expect to contribute approximately $18.9 million to our international pension plans during 2021. Required contributions for future years depend on factors that cannot be determined at this time. Additionally, we expect to pay directly to beneficiaries approximately $2.4 million for our international unfunded pension plan and $4.7 million for our U.S. Non-Qualified unfunded pension plan during 2021.
(e)It is reasonably possible that $1.3 million of assets for unrecognized tax benefits will be settled during 2021, and this amount is reflected in income taxes payable in our consolidated balance sheet as of December 31, 2020. Although unrecognized tax benefits are not contractual obligations, they are presented in this table because they represent demands on our liquidity.

OTHER OFF-BALANCE SHEET ARRANGEMENTS
The following is a summary of other off-balance sheet arrangements for our consolidated subsidiaries as of December 31, 2020:

	Amount of Commitment Expiration per Period
(In millions)	Total amount	Less than 1 year	1-3 years	3-5 years	After 5 years
Financial guarantees (a)	$104.9	$3.9	$58.3	$23.4	$19.3
Performance guarantees (b)	1,353.9	110.1	948.8	277.9	17.1
Total other off-balance sheet arrangements	$1,458.8	$114.0	$1,007.1	$301.3	$36.4
(a)Financial guarantees represent contracts that contingently require a guarantor to make payments to a guaranteed party based on changes in an underlying agreement that is related to an asset, a liability or an equity security of the guaranteed party. These tend to be drawn down only if there is a failure to fulfill our financial obligations.
(b)Performance guarantees represent contracts that contingently require a guarantor to make payments to a guaranteed party based on another entity's failure to perform under a nonfinancial obligating agreement. Events that trigger payment are performance-related, such as failure to ship a product or provide a service.
CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions about future events that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenue and expenses during the periods presented and the related disclosures in the accompanying notes to the financial statements. Management has reviewed these critical accounting estimates with the Audit Committee of our Board of Directors. We believe the following critical accounting estimates used in preparing our financial statements address all important accounting areas where the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change. See Note 1 to our consolidated financial statements for further details.
Revenue Recognition
The majority of our revenue is derived from long-term contracts that can span several years. We account for revenue in accordance with Accounting Standard Codification (“ASC”) Topic 606, Revenues from Contracts with Customers. The unit of account in ASC Topic 606 is a performance obligation. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our performance obligations are satisfied over time as work progresses or at a point in time.
A significant portion of our total revenue recognized over time relates to our Subsea segment, primarily for the subsea exploration and production equipment projects that involve the design, engineering, manufacturing, construction, and assembly of complex, customer-specific systems. Because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We generally use the cost-to-cost measure of progress for our contracts because it best depicts the transfer of control to the customer that occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred.
Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables, and requires significant judgment. It is common for our long-term contracts to contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. We include estimated amounts in the transaction price when we believe we have an enforceable right to the modification, the amount can be estimated reliably, and its realization is probable. The estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

We execute contracts with our customers that clearly describe the equipment, systems, and/or services. After analyzing the drawings and specifications of the contract requirements, our project engineers estimate total contract costs based on their experience with similar projects and then adjust these estimates for specific risks associated with each project, such as technical risks associated with a new design. Costs associated with specific risks are estimated by assessing the probability that conditions arising from these specific risks will affect our total cost to complete the project. After work on a project begins, assumptions that form the basis for our calculation of total project cost are examined on a regular basis and our estimates are updated to reflect the most current information and management’s best judgment.
Adjustments to estimates of contract revenue, total contract cost, or extent of progress toward completion are often required as work progresses under the contract and as experience is gained, even though the scope of work required under the contract may not change. The nature of accounting for long-term contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Consequently, the amount of revenue recognized over time is sensitive to changes in our estimates of total contract costs. There are many factors, including, but not limited to, the ability to properly execute the engineering and design phases consistent with our customers’ expectations, the availability and costs of labor and material resources, productivity, and weather, all of which can affect the accuracy of our cost estimates, and ultimately, our future profitability.
Our operating loss for the year ended December 31, 2020 was negatively impacted by approximately $(61.6) million, as a result of changes in contract estimates related to projects that were in progress as of December 31, 2019. During the year ended December 31, 2020, we recognized changes in our estimates that had an impact on our margin in the amounts of $(56.5) million and $(5.1) million in our Subsea and Surface Technologies segments, respectively. The changes in contract estimates are attributed to better than expected performance throughout our execution of our projects.
Our operating loss for the year ended December 31, 2019 was positively impacted by approximately $317.1 million, as a result of changes in contract estimates related to projects that were in progress as of December 31, 2018. During the year ended December 31, 2019, we recognized changes in our estimates that had an impact on our margin in the amounts of $324.7 million and $(7.6) million in our Subsea and Surface Technologies segments, respectively. The changes in contract estimates are attributed to better than expected performance throughout our execution of our projects.
Our operating profit for the year ended December 31, 2018 was positively impacted by approximately $174.2 million, as a result of changes in contract estimates related to projects that were in progress as of December 31, 2017. During the year ended December 31, 2018, we recognized changes in our estimates that had an impact on our margin in the amounts of $169.9 million and $4.3 million in our Subsea and Surface technologies segments, respectively. The changes in contract estimates are attributed to better than expected performance throughout our execution of our projects.
Accounting for Income Taxes
Our income tax expense, deferred tax assets and liabilities, and reserves for uncertain tax positions reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in the United Kingdom and numerous foreign jurisdictions. Significant judgments and estimates are required in determining our consolidated income tax expense.
In determining our current income tax provision, we assess temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in our consolidated balance sheets. When we maintain deferred tax assets, we must assess the likelihood that these assets will be recovered through adjustments to future taxable income. To the extent, we believe recovery is not likely, we establish a valuation allowance. We record a valuation allowance to reduce the asset to a value we believe will be recoverable based on our expectation of future taxable income. We believe the accounting estimate related to the valuation allowance is a critical accounting estimate because it is highly susceptible to change from period to period, requires management to make assumptions about our future income over the lives of the deferred tax assets, and finally, the impact of increasing or decreasing the valuation allowance is potentially material to our results of operations.

Forecasting future income requires us to use a significant amount of judgment. In estimating future income, we use our internal operating budgets and long-range planning projections. We develop our budgets and long-range projections based on recent results, trends, economic and industry forecasts influencing our segments’ performance, our backlog, planned timing of new product launches and customer sales commitments. Significant changes in our judgment related to the expected realizability of a deferred tax asset results in an adjustment to the associated valuation allowance.
As of December 31, 2020, we have provided a valuation allowance against the related deferred tax assets where we believe it is not more likely than not that we will generate future taxable income sufficient to realize such assets.
The calculation of our income tax expense involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions in which we operate. We recognize tax benefits related to uncertain tax positions when, in our judgment, it is more likely than not that such positions will be sustained on examination, including resolutions of any related appeals or litigation, based on the technical merits. We adjust our liabilities for uncertain tax positions when our judgment changes as a result of new information previously unavailable. Due to the complexity of some of these uncertainties, their ultimate resolution may result in payments that are materially different from our current estimates. Any such differences will be reflected as adjustments to income tax expense in the periods in which they are determined.
Accounting for Pension and Other Post-retirement Benefit Plans
The determination of the projected benefit obligations of our pension and other post-retirement benefit plans are important to the recorded amounts of such obligations in our consolidated balance sheets and to the amount of pension expense in our consolidated statements of income. In order to measure the obligations and expense associated with our pension benefits, management must make a variety of estimates, including discount rates used to value certain liabilities, expected return on plan assets set aside to fund these costs, rate of compensation increase, employee turnover rates, retirement rates, mortality rates and other factors. We update these estimates on an annual basis or more frequently upon the occurrence of significant events. These accounting estimates bear the risk of change due to the uncertainty and difficulty in estimating these measures. Different estimates used by management could result in our recognition of different amounts of expense over different periods of time.
Due to the specialized and statistical nature of these calculations which attempt to anticipate future events, we engage third-party specialists to assist management in evaluating our assumptions as well as appropriately measuring the costs and obligations associated with these pension benefits. The discount rate and expected long-term rate of return on plan assets are primarily based on investment yields available and the historical performance of our plan assets, respectively. The timing and amount of cash outflows related to the bonds included in the indices matches estimated defined benefits payments. These measures are critical accounting estimates because they are subject to management’s judgment and can materially affect net income.
The actuarial assumptions and estimates made by management in determining our pension benefit obligations may materially differ from actual results as a result of changing market and economic conditions and changes in plan participant assumptions. While we believe the assumptions and estimates used are appropriate, differences in actual experience or changes in plan participant assumptions may materially affect our financial position or results of operations.
The following table illustrates the sensitivity of changes in the discount rate and expected long-term return on plan assets on pension expense and the projected benefit obligation:

(In millions, except basis points)	Increase (Decrease) in 2020 Pension Expense Before Income Taxes	Increase (Decrease) in Projected Benefit Obligation as of December 31, 2020
25 basis point decrease in discount rate	$3.3	$53.1
25 basis point increase in discount rate	$(3.3)	$(56.1)
25 basis point decrease in expected long-term rate of return on plan assets	$2.6	N/A
25 basis point increase in expected long-term rate of return on plan assets	$(2.6)	N/A

Determination of Fair Value in Business Combinations
Accounting for the acquisition of a business requires the allocation of the purchase price to the various assets acquired and liabilities assumed at their respective fair values. The determination of fair value requires the use of significant estimates and assumptions, and in making these determinations, management uses all available information. If necessary, we have up to one year after the acquisition closing date to finalize these fair value determinations. For tangible and identifiable intangible assets acquired in a business combination, the determination of fair value utilizes several valuation methodologies including discounted cash flows which has assumptions with respect to the timing and amount of future revenue and expenses associated with an asset. The assumptions made in performing these valuations include, but are not limited to, discount rates, future revenues and operating costs, projections of capital costs, and other assumptions believed to be consistent with those used by principal market participants. Due to the specialized nature of these calculations, we engage third-party specialists to assist management in evaluating our assumptions as well as appropriately measuring the fair value of assets acquired and liabilities assumed. See Note 3 to our consolidated financial statements for further details.
Impairment of Long-Lived and Intangible Assets
Long-lived assets, including vessels, property, plant and equipment, identifiable intangible assets being amortized and capitalized software costs are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the long-lived asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. The determination of future cash flows as well as the estimated fair value of long-lived assets involves significant estimates on the part of management. Because there usually is a lack of quoted market prices for long-lived assets, fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flows validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of revenue, forecasted utilization, operating costs and capital decisions and all available information at the date of review. If future market conditions deteriorate beyond our current expectations and assumptions, impairments of long-lived assets may be identified if we conclude that the carrying amounts are no longer recoverable.
Impairment of Goodwill
Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. Goodwill is not subject to amortization but is tested for impairment at a reporting unit level on an annual basis, or more frequently if impairment indicators arise. We have established October 31 as the date of our annual test for impairment of goodwill. We identify a potential impairment by comparing the fair value of the applicable reporting unit to its net book value, including goodwill. If the net book value exceeds the fair value of the reporting unit, we measure the impairment by comparing the carrying value of the reporting unit to its fair value. Reporting units with goodwill are tested for impairment using a quantitative impairment test.
When using the quantitative impairment test, determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. We estimate the fair value of our reporting units using a discounted future cash flow model. The majority of the estimates and assumptions used in a discounted future cash flow model involve unobservable inputs reflecting management’s own assumptions about the assumptions market participants would use in estimating the fair value of a business. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates and future economic and market conditions. Our estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and do not reflect unanticipated events and circumstances that may occur.

The income approach estimates fair value by discounting each reporting unit’s estimated future cash flows using a weighted-average cost of capital that reflects current market conditions and the risk profile of the reporting unit. To arrive at our future cash flows, we use estimates of economic and market assumptions, including growth rates in revenues, costs, estimates of future expected changes in operating margins, tax rates and cash expenditures. Future revenues are also adjusted to match changes in our business strategy. We believe this approach is an appropriate valuation method. Under the market multiple approach, we determine the estimated fair value of each of our reporting units by applying transaction multiples to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using either a one, two or three year average. Our reporting unit valuations were determined primarily by utilizing the income approach, with a lesser weighting attributed the market multiple approach.
During the first quarter of 2020 a severe decline in the Company’s market capitalization, significant decline in crude oil prices and the growing pandemic caused by COVID-19 triggered the need for an impairment test at March 31, 2020. We utilized a market approach to measure the fair value of our reporting units as of March 31, 2020. In measuring a fair value of the Company we used the Company’s market capitalization. An appropriate control premium was considered for each of the reporting units and applied to the output of the market approach. An interim impairment test during the first quarter of 2020 resulted in $2,747.5 million and $335.9 million of goodwill impairment charges recorded in our Subsea and Surface Technologies segments, respectively. As a result of the impairment assessment during the first quarter of 2020 the goodwill in our Subsea and Surface Technologies segments was fully impaired as of March 31, 2020.
During our 2019 and 2018 annual impairment test the following significant estimates were used by management in determining the fair values of our reporting units in order to test the remaining goodwill at October 31:

	2019	2018
Year of cash flows before terminal value	4	5
Discount rates	12.5% to 15.0%	12.5% to 13.0%
EBITDA multiples	7.0 - 8.5x	8.5 - 11.5x
During the year ended December 31, 2019, we recorded $1,321.9 million and $666.8 million of goodwill impairment charges in our Subsea and Surface Technologies segments, respectively.
During the year ended December 31, 2018, we recorded $1,383.0 million of goodwill impairment charges in our Subsea segment.
See Notes 15 and 19 to our consolidated financial statements for further details.
OTHER MATTERS
On March 28, 2016, FMC Technologies received an inquiry from the U.S. Department of Justice (“DOJ”) related to the DOJ's investigation of whether certain services Unaoil S.A.M. provided to its clients, including FMC Technologies, violated the FCPA. On March 29, 2016, Technip S.A. also received an inquiry from the DOJ related to Unaoil. We cooperated with the DOJ's investigations and, with regard to FMC Technologies, a related investigation by the SEC.
In late 2016, Technip S.A. was contacted by the DOJ regarding its investigation of offshore platform projects awarded between 2003 and 2007, performed in Brazil by a joint venture company in which Technip S.A. was a minority participant, and we have also raised with DOJ certain other projects performed by Technip S.A. subsidiaries in Brazil between 2002 and 2013. The DOJ has also inquired about projects in Ghana and Equatorial Guinea that were awarded to Technip S.A. subsidiaries in 2008 and 2009, respectively. We cooperated with the DOJ in its investigation into potential violations of the FCPA in connection with these projects. We contacted and cooperated with the Brazilian authorities (Federal Prosecution Service (“MPF”), the Comptroller General of Brazil (“CGU”) and the Attorney General of Brazil (“AGU”)) with their investigation concerning the projects in Brazil and have also contacted and are cooperating with French authorities (the Parquet National Financier (“PNF”)) about these existing matters.
On June 25, 2019, we announced a global resolution to pay a total of $301.3 million to the DOJ, the SEC, the MPF, and the CGU/AGU to resolve these anti-corruption investigations. We will not be required to have a monitor and will, instead, provide reports on our anti-corruption program to the Brazilian and U.S. authorities for two and three years, respectively.
As part of this resolution, we entered into a three-year Deferred Prosecution Agreement (“DPA”) with the DOJ related to charges of conspiracy to violate the FCPA related to conduct in Brazil and with Unaoil. In addition, Technip USA, Inc., a U.S. subsidiary, pled guilty to one count of conspiracy to violate the FCPA related to conduct in Brazil. We will also provide the DOJ reports on our anti-corruption program during the term of the DPA.
In Brazil, our subsidiaries Technip Brasil - Engenharia, Instalações E Apoio Marítimo Ltda. and Flexibrás Tubos Flexíveis Ltda. entered into leniency agreements with both the MPF and the CGU/AGU. We have committed, as part of those agreements, to make certain enhancements to their compliance programs in Brazil during a two-year self-reporting period, which aligns with our commitment to cooperation and transparency with the compliance community in Brazil and globally.
In September 2019, the SEC approved our previously disclosed agreement in principle with the SEC Staff and issued an Administrative Order, pursuant to which we paid the SEC $5.1 million, which was included in the global resolution of $301.3 million.
To date, the investigation by PNF related to historical projects in Equatorial Guinea and Ghana has not reached resolution. We remain committed to finding a resolution with the PNF and will maintain a $70.0 million provision related to this investigation. As we continue to progress our discussions with PNF towards resolution, the amount of a settlement could exceed this provision.
There is no certainty that a settlement with PNF will be reached or that the settlement will not exceed current accruals. The PNF has a broad range of potential sanctions under anti-corruption laws and regulations that it may seek to impose in appropriate circumstances including, but not limited to, fines, penalties, and modifications to business practices and compliance programs. Any of these measures, if applicable to us, as well as potential customer reaction to such measures, could have a material adverse impact on our business, results of operations, and financial condition. If we cannot reach a resolution with the PNF, we could be subject to criminal proceedings in France, the outcome of which cannot be predicted.
RECENTLY ISSUED ACCOUNTING STANDARDS
See Note 4 to our consolidated financial statements for further details.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are subject to financial market risks, including fluctuations in foreign currency exchange rates and interest rates. In order to manage and mitigate our exposure to these risks, we may use derivative financial instruments in accordance with established policies and procedures. We do not use derivative financial instruments where the objective is to generate profits solely from trading activities. As of December 31, 2020 and 2019, substantially all of our derivative holdings consisted of foreign currency forward contracts and foreign currency instruments embedded in purchase and sale contracts.
These forward-looking disclosures only address potential impacts from market risks as they affect our financial instruments and do not include other potential effects that could impact our business as a result of changes in foreign currency exchange rates, interest rates, commodity prices or equity prices.
Foreign Currency Exchange Rate Risk
We conduct operations around the world in a number of different currencies. Many of our significant foreign subsidiaries have designated the local currency as their functional currency. Our earnings are therefore subject to change due to fluctuations in foreign currency exchange rates when the earnings in foreign currencies are translated into U.S. dollars. We do not hedge this translation impact on earnings. A 10% increase or decrease in the average exchange rates of all foreign currencies as of December 31, 2020, would have changed our revenue and income before income taxes attributable to TechnipFMC by approximately $326.7 million and $24.1 million, respectively.
When transactions are denominated in currencies other than our subsidiaries’ respective functional currencies, we manage these exposures through the use of derivative instruments. We primarily use foreign currency forward contracts to hedge the foreign currency fluctuation associated with firmly committed and forecasted foreign currency denominated payments and receipts. The derivative instruments associated with these anticipated transactions are usually designated and qualify as cash flow hedges, and as such the gains and losses associated with these instruments are recorded in other comprehensive income until such time that the underlying transactions are recognized. Unless these cash flow contracts are deemed to be ineffective or are not designated as cash flow hedges at inception, changes in the derivative fair value will not have an immediate impact on our results of operations since the gains and losses associated with these instruments are recorded in other comprehensive income. When the anticipated transactions occur, these changes in value of derivative instrument positions will be offset against changes in the value of the underlying transaction. When an anticipated transaction in a currency other than the functional currency of an entity is recognized as an asset or liability on the balance sheet, we also hedge the foreign currency fluctuation of these assets and liabilities with derivative instruments after netting our exposures worldwide. These derivative instruments do not qualify as cash flow hedges.
Occasionally, we enter into contracts or other arrangements containing terms and conditions that qualify as embedded derivative instruments and are subject to fluctuations in foreign exchange rates. In those situations, we enter into derivative foreign exchange contracts that hedge the price or cost fluctuations due to movements in the foreign exchange rates. These derivative instruments are not designated as cash flow hedges.
For our foreign currency forward contracts hedging anticipated transactions that are accounted for as cash flow hedges, a 10% increase in the value of the U.S. dollar would have resulted in an additional loss of $68.4 million in the net fair value of cash flow hedges reflected in our consolidated balance sheet as of December 31, 2020.
Interest Rate Risk
As of December 31, 2020, we had commercial paper of approximately $1.0 billion with a weighted average interest rate of 0.41%. Using sensitivity analysis to measure the impact of a 10% adverse movement in the interest rate, or three basis points, would result in an increase to interest expense of $0.4 million.

We assess effectiveness of forward foreign currency contracts designated as cash flow hedges based on changes in fair value attributable to changes in spot rates. We exclude the impact attributable to changes in the difference between the spot rate and the forward rate for the assessment of hedge effectiveness and recognize the change in fair value of this component immediately in earnings. Considering that the difference between the spot rate and the forward rate is proportional to the differences in the interest rates of the countries of the currencies being traded, we do not have significant exposure in the unrealized valuation of our forward foreign currency contracts to relative changes in interest rates between countries in our results of operations. To the extent any one interest rate increases by 10% across all tenors and other countries’ interest rates remain fixed, and assuming no change in discount rates, we would expect to recognize a decrease of $1.5 million in unrealized earnings in the period of change. Based on our portfolio as of December 31, 2020, we have material positions with exposure to interest rates in the United States, Canada, Australia, Brazil, the United Kingdom, Singapore, the European Community, and Norway.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of TechnipFMC plc

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of TechnipFMC plc and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income, of comprehensive income, of changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2020 appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2020 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition - Determination of Estimated Costs to Complete for Long-Term Contracts

As described in Note 6 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2020 Annual Report on Form 10-K, approximately 86% of the total revenue of $13.1 billion for the year ended December 31, 2020 is generated from long-term contracts. As disclosed by management, for the Company’s long-term contracts, because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. The Company generally uses the cost-to-cost measure of progress for its contracts because it best depicts the transfer of control to the customer which occurs as the Company incurs costs on the contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Due to the nature of the work required to be performed on many of the performance obligations, management’s estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. There are many factors, including, but not limited to, the ability to properly execute the engineering and design phases consistent with customers’ expectations, the availability and costs of labor and materials resources, productivity and weather, all of which can affect the accuracy of cost estimates, and ultimately, future profitability. On February 16, 2021, the Company completed the separation of the Technip Energies business segment. As a result, Technip Energies is presented as discontinued operations in the consolidated statements of income for all periods presented. Therefore, the Company’s revenue of $13.1 billion for the year ended December 31, 2020 is comprised of $6.53 billion from continuing operations and $6.52 billion from discontinued operations.

The principal considerations for our determination that performing procedures relating to revenue recognition - determination of estimated costs to complete for long-term contracts is a critical audit matter are the significant judgment by management when determining the estimated costs to complete for long-term contracts, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to the estimates of costs to complete.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the revenue recognition process, including controls over the determination of estimated costs to complete for long-term contracts. These procedures also included, among others, testing management’s process for determining the estimated costs to complete for a selection of long-term contracts by (i) obtaining executed purchase orders and agreements, (ii) evaluating the appropriateness of the method to measure progress towards completion, (iii) testing the completeness and accuracy of the underlying data used by management, and (iv) evaluating the reasonableness of significant assumptions related to the estimates of costs to complete. Evaluating the reasonableness of significant assumptions involved assessing management’s ability to reasonably estimate costs to complete long-term contracts, as applicable, by (i) performing procedures to assess the reasonableness of estimated costs to complete, (ii) testing management’s process to evaluate the timely identification of circumstances which may warrant a modification to a previous cost estimate, (iii) testing management’s process to evaluate contract contingencies relative to the contractual terms and actual progress of contracts, and (iv) performing procedures to assess the reasonableness of changes in life of project margin.

Long-Lived Asset Impairments - Certain Asset Groups in the Subsea and Surface Segments

As described in Notes 1, 2, 14, and 19 to the consolidated financial statements, the Company’s consolidated net property, plant and equipment was $2,861.8 million as of December 31, 2020 (comprised of $2,756.2 million in continuing operations and $105.6 million in discontinued operations). For the year ended December 31, 2020, the Company recorded impairment charges in relation to certain asset groups in the Subsea and Surface segments in the amount of $88.4 million and $82.0 million, respectively. Management conducts impairment tests on long-lived assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of an asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the impairment loss is measured as the amount by which the carrying value of the long-lived asset exceeds its fair value. Due to the substantial decline in global demand for oil caused by the COVID-19 pandemic, management reviewed the corresponding impact on the asset group’s service potential and determined the carrying amount of the asset groups exceeded their fair value. As disclosed by management, the determination of future cash flows as well as the estimated fair value of long-lived assets involves significant estimates on the part of management. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future revenue, forecasted utilization, operating costs, and capital decisions and all available information at the date of review.

The principal considerations for our determination that performing procedures relating to the long-lived asset impairments – certain asset groups in the Subsea and Surface segments is a critical audit matter are the significant judgment by management when determining the fair value estimates, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to future revenue for certain asset groups in the Subsea segment and future revenue and operating costs for certain asset groups in the Surface segment.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s long-lived assets impairment assessments, including controls over management’s determination of the fair value of certain asset groups in the Subsea and Surface segments. These procedures also included, among others testing management’s process for developing the fair value estimates by (i) evaluating the appropriateness of the method used; (ii) testing the completeness and accuracy of the underlying data used in estimating the net future cash flows; and (iii) evaluating the reasonableness of significant assumptions related to future revenue for certain asset groups in the Subsea segment and future revenue and operating costs for certain asset groups in the Surface segment. Evaluating management’s significant assumptions involved evaluating whether the significant assumptions used by management were reasonable considering the current and past performance of the business in which the assets operate in and whether they were consistent with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 5, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2, as to which the date is September 8, 2021.

We have served as the Company’s auditor since 2017.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
(In millions, except per share data)	2020	2019	2018
Revenue
Service revenue	$3,266.8	$3,412.0	$2,856.7
Product revenue	3,121.8	3,271.7	3,192.3
Lease revenue	142.0	266.5	222.7
Total revenue	6,530.6	6,950.2	6,271.7

Costs and expenses
Cost of service revenue	2,946.9	2,769.5	2,365.4
Cost of product revenue	2,772.2	2,954.7	2,618.9
Cost of lease revenue	116.7	167.9	143.4
Selling, general and administrative expense	724.1	795.7	776.6
Research and development expense	75.3	149.5	157.3
Impairment, restructuring and other expense (Note 19)	3,402.0	2,456.7	1,815.4
Merger transaction and integration costs	—	14.2	18.4
Total costs and expenses	10,037.2	9,308.2	7,895.4

Other income (expense), net	25.1	(181.6)	(67.0)
Income from equity affiliates (Note 12)	64.6	59.8	80.9
Loss before interest income, interest expense and income taxes	(3,416.9)	(2,479.8)	(1,609.8)
Interest income	52.3	43.6	34.3
Interest expense	(134.1)	(134.9)	(147.7)
Loss before income taxes	(3,498.7)	(2,571.1)	(1,723.2)
Provision for income taxes (Note 21)	19.4	79.0	71.3
Loss from continuing operations	(3,518.1)	(2,650.1)	(1,794.5)
(Income) loss from continuing operations attributable to non-controlling interests	(34.5)	4.6	(10.9)
Loss from continuing operations attributable to TechnipFMC plc	(3,552.6)	(2,645.5)	(1,805.4)
Income (loss) from discontinued operations	280.2	238.0	(116.3)
(Income) loss from discontinued operations attributable to non-controlling interests	(15.2)	(7.7)	0.1
Net loss attributable to TechnipFMC plc	$(3,287.6)	$(2,415.2)	$(1,921.6)

Loss per share from continuing operations attributable to TechnipFMC plc
Basic and diluted	$(7.92)	$(5.91)	$(3.94)

Earnings (loss) per share from discontinued operations attributable to TechnipFMC plc
Basic and diluted	$0.59	$0.51	$(0.25)

Total loss per share attributable to TechnipFMC plc
Basic and diluted	$(7.33)	$(5.39)	$(4.20)

Weighted average shares outstanding (Note 8)
Basic and diluted	448.7	448.0	458.0
The accompanying notes are an integral part of the consolidated financial statements.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
(In millions)	2020	2019	2018
Net loss attributable to TechnipFMC plc	$(3,287.6)	$(2,415.2)	$(1,921.6)
(Income) loss from continuing operations attributable to non-controlling interests	(34.5)	4.6	(10.9)
(Income) loss from discontinued operations attributable to non-controlling interests	(15.2)	(7.7)	0.1
Net loss attributable to TechnipFMC plc, including non-controlling interests	(3,237.9)	(2,412.1)	(1,910.8)

Foreign currency translation adjustments
Net gains (losses) arising during the period	(169.1)	15.6	(183.3)
Reclassification adjustment for net gains included in net loss	—	(12.0)	(41.1)
Foreign currency translation adjustments(a)	(169.1)	3.6	(224.4)

Net gains (losses) on hedging instruments
Net gains (losses) arising during the period	25.4	8.9	(58.7)
Reclassification adjustment for net losses (gains) included in net income	13.0	18.2	(2.0)
Net gains (losses) on hedging instruments (b)	38.4	27.1	(60.7)

Pension and other post-retirement benefits
Net losses arising during the period	(88.3)	(81.5)	(72.4)
Prior service cost arising during the period	(4.6)	(0.7)	(2.1)
Reclassification adjustment for settlement losses (gains) included in net income	1.4	0.2	(2.5)
Reclassification adjustment for amortization of prior service cost included in net income	0.9	2.0	1.2
Reclassification adjustment for amortization of net actuarial loss included in net income	6.9	0.8	0.3
Net pension and other post-retirement benefits (c)	(83.7)	(79.2)	(75.5)
Other comprehensive loss, net of tax	(214.4)	(48.5)	(360.6)
Comprehensive loss	(3,452.3)	(2,460.6)	(2,271.4)
Comprehensive income attributable to non-controlling interests	(50.3)	(2.4)	(6.3)
Comprehensive loss attributable to TechnipFMC plc	$(3,502.6)	$(2,463.0)	$(2,277.7)
(a)Net of income tax (expense) benefit of nil, $7.9 and $3.6 for the years ended December 31, 2020, 2019 and 2018, respectively.
(b)Net of income tax (expense) benefit of $(9.7), $(6.9) and $16.6 for the years ended December 31, 2020, 2019 and 2018, respectively.
(c)Net of income tax (expense) benefit of $25.5, $20.3 and $15.5 for the years ended December 31, 2020, 2019 and 2018, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
(In millions, except par value data)	December 31,
Assets	2020	2019
Cash and cash equivalents	$1,269.2	$1,563.1
Trade receivables, net of allowances of $40.2 in 2020 and $57.4 in 2019	987.7	1,242.1
Contract assets, net of allowances of $2.4 in 2020 and $2.5 in 2019	886.8	1,082.8
Inventories, net (Note 9)	1,252.8	1,406.1
Derivative financial instruments (Note 23)	268.7	85.1
Income taxes receivable	274.7	223.5
Advances paid to suppliers	96.3	99.4
Other current assets (Note 10)	683.4	622.6
Current assets of discontinued operations	5,725.1	5,561.7
Total current assets	11,444.7	11,886.4
Investments in equity affiliates (Note 12)	305.5	240.8
Property, plant and equipment, net (Note 14)	2,756.2	3,040.3
Operating lease right-of-use assets (Note 5)	784.9	628.8
Finance lease right-of-use assets (Note 5)	27.5	—
Goodwill (Note 15)	—	3,128.5
Intangible assets, net (Note 15)	851.3	958.5
Deferred income taxes (Note 21)	34.2	53.4
Derivative financial instruments (Note 23)	29.2	37.9
Other assets	175.6	239.7
Non-current assets of discontinued operations	3,283.5	3,304.5
Total assets	$19,692.6	$23,518.8
Liabilities and equity
Short-term debt and current portion of long-term debt (Note 16)	$624.7	$491.6
Operating lease liabilities (Note 5)	195.5	198.4
Finance lease liabilities (Note 5)	26.9	—
Accounts payable, trade	1,201.0	1,327.9
Contract liabilities	1,046.8	979.2
Accrued payroll	186.8	183.2
Derivative financial instruments (Note 23)	157.5	93.9
Income taxes payable	61.2	56.9
Other current liabilities (Note 10)	818.3	938.7
Current liabilities of discontinued operations	6,096.5	5,868.6
Total current liabilities	10,415.2	10,138.4
Long-term debt, less current portion (Note 16)	2,835.5	3,328.6
Operating lease liabilities, less current portion (Note 5)	632.8	438.7
Deferred income taxes (Note 21)	79.3	133.1
Accrued pension and other post-retirement benefits, less current portion (Note 22)	268.4	217.3
Derivative financial instruments (Note 23)	18.8	37.3
Other liabilities	103.3	235.7
Non-current liabilities of discontinued operations	1,081.3	1,260.5
Total liabilities	15,434.6	15,789.6
Commitments and contingent liabilities (Note 20)
Mezzanine equity
Redeemable non-controlling interest	43.7	41.1
Stockholders’ equity (Note 17)
Ordinary shares, $1 par value; 618.3 shares authorized in 2020 and 2019; 449.5 shares and 447.1 shares issued and outstanding in 2020 and 2019, respectively; nil and 4.0 shares canceled in 2020 and 2019, respectively	449.5	447.1
Capital in excess of par value of ordinary shares	10,242.4	10,182.8
Accumulated deficit	(4,915.2)	(1,563.1)
Accumulated other comprehensive loss	(1,622.5)	(1,407.5)
Total TechnipFMC plc stockholders’ equity	4,154.2	7,659.3
Non-controlling interests	40.4	40.0
Non-controlling interests of discontinued operations	19.7	(11.2)
Total equity	4,214.3	7,688.1
Total liabilities and equity	$19,692.6	$23,518.8
The accompanying notes are an integral part of the consolidated financial statements.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2020	2019	2018
Cash provided (required) by operating activities
Net loss from continuing operations	$(3,518.1)	$(2,650.1)	$(1,794.5)
Adjustments to reconcile net loss to cash provided (required) by operating activities
Depreciation	308.7	363.0	348.7
Amortization	103.4	104.7	166.5
Impairments (Note 19)	3,273.8	2,480.3	1,782.5
Employee benefit plan and share-based compensation costs	36.4	48.6	10.7
Deferred income tax provision (benefit), net	(31.8)	27.9	10.1
Unrealized loss (gain) on derivative instruments and foreign exchange	(13.3)	22.4	74.1
Income from equity affiliates, net of dividends received	(58.2)	(58.9)	(76.9)
Other	(32.7)	(97.1)	(7.5)
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	433.4	(142.5)	(311.8)
Inventories, net	87.4	(173.3)	(340.6)
Accounts payable, trade	(236.4)	(56.1)	(313.5)
Contract liabilities	(61.8)	352.0	322.4
Income taxes payable (receivable), net	(56.1)	(31.1)	(198.0)
Other current assets and liabilities, net	551.2	142.0	509.0
Other non-current assets and liabilities, net	(13.5)	25.9	(125.0)
Cash provided by operating activities from continuing operations	772.4	357.7	56.2
Cash provided (required) by operating activities from discontinued operations	(115.5)	490.8	(241.7)
Cash provided (required) by operating activities	656.9	848.5	(185.5)

Cash required by investing activities
Capital expenditures	(256.1)	(412.7)	(355.1)
Payment to acquire debt securities	(3.9)	(71.6)	—
Proceeds from sale of debt securities	51.5	18.9	—
Acquisitions, net of cash acquired	—	16.0	(116.0)
Cash received from (used by) divestitures	8.8	(2.1)	7.5
Proceeds from sale of assets	45.5	7.4	17.1
Proceeds from repayment of advance to joint venture	26.7	62.0	—
Other	6.7	3.6	—
Cash required by investing activities from continuing operations	(120.8)	(378.5)	(446.5)
Cash required by investing activities from discontinued operations	(59.8)	(41.3)	(13.7)
Cash required by investing activities	(180.6)	(419.8)	(460.2)

Cash required by financing activities
Net decrease in short-term debt	(31.9)	(49.6)	(34.9)
Net increase (decrease) in commercial paper	(340.9)	113.3	600.6
Proceeds from issuance of long-term debt	223.2	96.2	—
Repayments of long-term debt	(423.9)	—	—
Purchase of ordinary shares	—	(92.7)	(442.6)
Dividends paid	(59.2)	(232.8)	(238.1)
Payments related to taxes withheld on share-based compensation	(7.4)	—	—
Acquisition of non-controlling interest	(11.8)	—	—
Cash required by financing activities from continuing operations	(651.9)	(165.6)	(115.0)
Cash required by financing activities from discontinued operations	(430.3)	(618.8)	(329.8)
Cash required by financing activities	(1,082.2)	(784.4)	(444.8)
Effect of changes in foreign exchange rates on cash and cash equivalents	223.5	5.9	(106.9)
Decrease in cash and cash equivalents	(382.4)	(349.8)	(1,197.4)
Cash and cash equivalents in the statement of cash flows, beginning of year	5,190.2	5,540.0	6,737.4
Cash and cash equivalents in the statement of cash flows, end of year	$4,807.8	$5,190.2	$5,540.0

	Year Ended December 31,
(In millions)	2020	2019	2018
Supplemental disclosures of cash flow information attributable to continuing operations
Cash paid for interest (net of interest capitalized)	$96.0	$91.5	$98.3
Cash paid for income taxes (net of refunds received)	$107.8	$104.2	$139.9

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheets to the total of the amounts in the Consolidated Statements of Cash Flows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Cash and cash equivalents	$1,269.2	$1,563.1	$1,713.4
Cash and cash equivalents attributable to discontinued operations	3,538.6	3,627.1	3,826.6
Total cash and cash equivalents in the statement of cash flows	$4,807.8	$5,190.2	$5,540.0
The accompanying notes are an integral part of the consolidated financial statements.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions)	Ordinary Shares	Ordinary Shares Held in Treasury and Employee Benefit Trust	Capital in Excess of Par Value of Ordinary Shares	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Stockholders’ Equity
Balance as of December 31, 2017	$465.1	$(4.8)	$10,483.3	$3,406.0	$(1,003.7)	$21.5	$13,367.4
Adoption of accounting standards (Note 6)	—	—	—	(91.5)	—	0.1	(91.4)
Net income (loss)	—	—	—	(1,921.6)	—	10.8	(1,910.8)
Other comprehensive loss	—	—	—	—	(356.0)	(4.6)	(360.6)
Cancellation of treasury shares (Note 17)	(14.8)	—	(333.5)	(94.5)	—	—	(442.8)
Issuance of ordinary shares	0.2	—	—	—	—	—	0.2
Net sales of ordinary shares for employee benefit trust	—	2.4	—	—	—	—	2.4
Cash dividends declared ($0.52 per share) (Note 17)	—	—	—	(238.1)	—	—	(238.1)
Share-based compensation (Note 18)	—	—	49.1	—	—	—	49.1
Other	—	—	(1.9)	11.9	—	3.5	13.5
Balance as of December 31, 2018	$450.5	$(2.4)	$10,197.0	$1,072.2	$(1,359.7)	$31.3	$10,388.9
Adoption of accounting standards (Note 5)	—	—	—	1.8	—	—	1.8
Net income (loss)	—	—	—	(2,415.2)	—	3.1	(2,412.1)
Other comprehensive loss	—	—	—	—	(47.8)	(0.7)	(48.5)
Cancellation of treasury shares (Note 17)	(4.0)	—	(88.7)	—	—	—	(92.7)
Issuance of ordinary shares	0.6	—	—	—	—	—	0.6
Net sales of ordinary shares for employee benefit trust	—	2.4	—	—	—	—	2.4
Cash dividends declared ($0.52 per share) (Note 17)	—	—	—	(232.8)	—	—	(232.8)
Share-based compensation (Note 18)	—	—	74.5	—	—	—	74.5
Other	—	—	—	10.9	—	(4.9)	6.0
Balance as of December 31, 2019	$447.1	$—	$10,182.8	$(1,563.1)	$(1,407.5)	$28.8	$7,688.1
Adoption of accounting standards (Note 4)	—	—	—	(7.8)	—	—	(7.8)
Net income (loss)	—	—	—	(3,287.6)	—	49.7	(3,237.9)
Other comprehensive loss	—	—	—	—	(215.0)	0.6	(214.4)
Issuance of ordinary shares	2.4	—	(9.4)	—	—	—	(7.0)
Cash dividends declared ($0.13 per share) (Note 17)	—	—	—	(59.2)	—	—	(59.2)
Share-based compensation (Note 18)	—	—	69.0	—	—	—	69.0
Acquisition of non-controlling interest	—	—	—	(9.4)	—	(2.1)	(11.5)
Other	—	—	—	11.9	—	(16.9)	(5.0)
Balance as of December 31, 2020	$449.5	$—	$10,242.4	$(4,915.2)	$(1,622.5)	$60.1	$4,214.3
The accompanying notes are an integral part of the consolidated financial statements.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of operations - TechnipFMC plc and consolidated subsidiaries (“TechnipFMC,” “we,” “us” or “our”) is a global leader in oil and gas projects, technologies, systems and services through our business segments: Subsea and Surface Technologies. We have manufacturing operations worldwide, strategically located to facilitate delivery of our products, systems and services to our customers.
Basis of presentation - Our consolidated financial statements were prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and rules and regulations of the Securities and Exchange Commission (“SEC”) pertaining to annual financial information. The preparation of financial statements in conformity with these accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Ultimate results could differ from our estimates.
Principles of consolidation - The consolidated financial statements include the accounts of TechnipFMC and its majority-owned subsidiaries and affiliates. Intercompany accounts and transactions are eliminated in consolidation.
Use of estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include, but are not limited to, estimates of total contract profit or loss on long-term construction-type contracts; estimated realizable value on excess and obsolete inventory; estimates related to pension accounting; estimates related to fair value for purposes of assessing goodwill, long-lived assets and intangible assets for impairment; estimates of fair value in business combinations and estimates related to income taxes.
Investments in the common stock of unconsolidated affiliates - The equity method of accounting is used to account for investments in unconsolidated affiliates where we have the ability to exert significant influence over the affiliates’ operating and financial policies. We measure equity investments not accounted for under the equity method at fair value and recognize any changes in fair value in net income. For certain construction joint ventures, we use the proportionate consolidation method, whereby our proportionate share of each entity’s assets, liabilities, revenues and expenses are included in the appropriate classifications in the consolidated financial statements. Intercompany balances and transactions have been eliminated in preparing the consolidated financial statements.
Investments in unconsolidated affiliates are assessed for impairment whenever events or changes in facts and circumstances indicate the carrying value of the investments may not be fully recoverable. When such a condition is subjectively determined to be other than temporary, the carrying value of the investment is written down to fair value. Management’s assessment as to whether any decline in value is other than temporary is based on our ability and intent to hold the investment and whether evidence indicating the carrying value of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. Management generally considers our investments in equity method investees to be strategic, long-term investments and completes its assessments for impairment with a long-term viewpoint.
Investments in which ownership is less than 20% or that do not represent significant investments are reported in other assets in the consolidated balance sheets. Where no active market exists and where no other valuation method can be used, these financial assets are maintained at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
We determine whether investments involve a variable interest entity (“VIE”) based on the characteristics of the subject entity. If the entity is determined to be a VIE, then management determines if we are the primary beneficiary of the entity and whether or not consolidation of the VIE is required. The primary beneficiary consolidating the VIE must normally have both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb significant losses of or the right to receive significant benefits from the VIE. If we are deemed to be the primary beneficiary, the VIE is consolidated and the other party’s equity interest in the VIE is accounted for as a non-controlling interest. Our unconsolidated VIEs are accounted for using the equity method of accounting.

Business combinations - Business combinations are accounted for using the acquisition method of accounting. Under the acquisition method, assets acquired and liabilities assumed are recorded at their respective fair values as of the acquisition date. Determining the fair value of assets and liabilities involves significant judgment regarding methods and assumptions used to calculate estimated fair values. The purchase price is allocated to the acquired assets, assumed liabilities and identifiable intangible assets based on their estimated fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction related costs are expensed as incurred.
Leases - The majority of our leases are operating leases. We account for leases in accordance with Accounting Standard Codification (“ASC”)Topic 842, Leases, which we adopted on January 1, 2019 using the modified retrospective method. See Note 5 for further details.
Revenue recognition - The majority of our revenue is derived from long-term contracts that can span several years. We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which we adopted on January 1, 2018, using the modified retrospective method. See Note 6 for further details.
Contract costs to obtain a contract - Our incremental direct costs of obtaining a contract are deferred and amortized over the period of contract performance or a longer period, generally the estimated life of the customer relationship, if renewals are expected and the renewal commission is not commensurate with the initial commission. We classify deferred commissions as current or non-current based on the timing of when we expect to recognize the expense. The current and non-current portions of deferred commissions are included in other current assets and other assets, respectively, in our consolidated balance sheets.
Amortization of deferred commissions is included in selling, general and administrative expenses in our consolidated statements of income.
Cash equivalents - Cash equivalents are highly-liquid, short-term investments with original maturities of three months or less from their date of purchase.
Trade receivables, net of allowances - An allowance for doubtful accounts is provided on receivables equal to the estimated uncollectible amounts and is calculated based on loss rates from historical data. We develop loss-rate statistics on the basis of the amount written off over the life of the receivable and adjust these historical credit loss trends for forward-looking factors specific to the debtors and the economic environment to determine lifetime expected losses.
Inventories - Inventories are stated at the lower of cost or net realizable value, except as it relates to inventory measured using the last-in, first-out (“LIFO”) method, for which the inventories are stated at the lower of cost or market. Inventory costs include those costs directly attributable to products, including all manufacturing overhead, but excluding costs to distribute. Cost for a significant portion of the U.S. domiciled inventories is determined on the LIFO method. The first-in, first-out (“FIFO”) or weighted average methods are used to determine the cost for the remaining inventories. Write-down of inventories is recorded when the net realizable value of inventories is lower than their net book value.
Property, plant and equipment - Property, plant, and equipment is recorded at cost. Depreciation is principally provided on the straight-line basis over the estimated useful lives of the assets (vessels - 10 to 30 years; buildings - 10 to 50 years; and machinery and equipment - 3 to 20 years). Gains and losses are realized upon the sale or retirement of assets and are recorded in other income (expense), net on our consolidated statements of income. Maintenance and repair costs are expensed as incurred. Expenditures that extend the useful lives of property, plant and equipment are capitalized and depreciated over the estimated new remaining life of the asset.
Impairment of property, plant and equipment - Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the long-lived asset may not be recoverable. The carrying value of an asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the impairment loss is measured as the amount by which the carrying value of the long-lived asset exceeds its fair value.
Long-lived assets classified as held for sale are reported at the lower of carrying value or fair value less cost to sell.

Goodwill - Goodwill is not subject to amortization but is tested for impairment on an annual basis (or more frequently if impairment indicators arise) by comparing the estimated fair value of each reporting unit to its carrying value, including goodwill. A reporting unit is defined as an operating segment or one level below the operating segment. We have established October 31 as the date of our annual test for impairment of goodwill. Reporting units with goodwill are tested for impairment using a quantitative impairment test known as the income approach, which estimates fair value by discounting each reporting unit’s estimated future cash flows using a weighted-average cost of capital that reflects current market conditions and the risk profile of the reporting unit. To arrive at our future cash flows, we use estimates of economic and market assumptions, including growth rates in revenues, costs, estimates of future expected changes in operating margins, tax rates and cash expenditures. Future revenues are also adjusted to match changes in our business strategy. If the fair value of the reporting unit is less than its carrying amount as a result of this method, then an impairment loss is recorded.
A lower fair value estimate in the future for any of our reporting units could result in goodwill impairments. Factors that could trigger a lower fair value estimate include sustained price declines of the reporting unit’s products and services, cost increases, regulatory or political environment changes, changes in customer demand, and other changes in market conditions, which may affect certain market participant assumptions used in the discounted future cash flow model.
Intangible assets - Our acquired intangible assets are generally amortized on a straight-line basis over their estimated useful lives, which generally range from 2 to 20 years. Our acquired intangible assets do not have indefinite lives. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible asset may not be recoverable. The carrying amount of an intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the intangible asset exceeds its fair value.
Capitalized software costs are recorded at cost. Capitalized software costs include purchases of software and internal and external costs incurred during the application development stage of software projects. These costs are amortized on a straight-line basis over the estimated useful lives. For internal use software, the useful lives range from 3 to 10 years. For Internet website costs, the estimated useful lives do not exceed 3 years.
Research and development expense is expensed as incurred. Research and development expense includes improvement of existing products and services, design and development of new products and services and test of new technologies.
Debt instruments - Debt instruments include synthetic bonds, senior and private placement notes and other borrowings. Issuance fees and redemption premium on debt instruments are included in the cost of debt in the consolidated balance sheets, as an adjustment to the nominal amount of the debt. Loan origination costs for revolving credit facilities are recorded as an asset and amortized over the life of the underlying debt.
Fair value measurements - Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The fair value framework requires the categorization of assets and liabilities measured at fair value into three levels based upon the assumptions (inputs) used to price the assets or liabilities, with the exception of certain assets and liabilities measured using the net asset value practical expedient, which are not required to be leveled. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:
•Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.
•Level 2: Observable inputs other than quoted prices included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
•Level 3: Unobservable inputs reflecting management’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Income taxes - Current income taxes are provided on income reported for financial statement purposes, adjusted for transactions that do not enter into the computation of income taxes payable in the same year. Deferred tax assets and liabilities are measured using enacted tax rates for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established whenever management believes that it is more likely than not that deferred tax assets may not be realizable.
Income taxes are not provided on our equity in undistributed earnings of foreign subsidiaries or affiliates to the extent we have determined that the earnings are indefinitely reinvested. Income taxes are provided on such earnings in the period in which we can no longer support that such earnings are indefinitely reinvested.
Tax benefits related to uncertain tax positions are recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination.
We classify interest expense and penalties recognized on underpayments of income taxes as income tax expense.
Share-based compensation - The measurement of share-based compensation expense on restricted share awards and performance share awards is based on the market price at the grant date and the number of shares awarded. We use Black-Scholes options pricing model to measure the fair value of stock options granted on or after January 1, 2017. The stock-based compensation expense for each award is recognized ratably over the applicable service period or the period beginning at the start of the service period and ending when an employee becomes eligible for retirement, after taking into account estimated forfeitures.
Earnings per ordinary share (“EPS”) - Basic EPS is computed using the weighted-average number of ordinary shares outstanding during the year. We use the treasury stock method to compute diluted EPS which gives effect to the potential dilution of earnings that could have occurred if additional shares were issued for awards granted under our incentive compensation and stock plan. The treasury stock method assumes proceeds that would be obtained upon exercise of awards granted under our incentive compensation and stock plan are used to purchase outstanding ordinary shares at the average market price during the period.
Foreign currency - Financial statements of operations for which the U.S. dollar is not the functional currency, and which are located in non-highly inflationary countries, are translated into U.S. dollars prior to consolidation. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date, while income statement accounts are translated at the average exchange rate for each period. For these operations, translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity until the foreign entity is sold or liquidated. For operations in highly inflationary countries and where the local currency is not the functional currency, inventories, property, plant and equipment, and other non-current assets are converted to U.S. dollars at historical exchange rates, and all gains or losses from conversion are included in net income. Foreign currency effects on cash, cash equivalents and debt in highly inflationary economies are included in interest income or expense.
For certain committed and anticipated future cash flows and recognized assets and liabilities which are denominated in a foreign currency, we may choose to manage our risk against changes in the exchange rates, when compared against the functional currency, through the economic netting of exposures instead of derivative instruments. Cash outflows or liabilities in a foreign currency are matched against cash inflows or assets in the same currency, such that movements in exchange rates will result in offsetting gains or losses. Due to the inherent unpredictability of the timing of cash flows, gains and losses in the current period may be economically offset by gains and losses in a future period. All gains and losses are recorded in our consolidated statements of income in the period in which they are incurred. Gains and losses from the remeasurement of assets and liabilities are recognized in other income (expense), net.
During 2018, Argentina’s three year cumulative inflation rate exceeded 100% based on published inflation data, and effective July 1, 2018, Argentina’s currency was considered highly inflationary. Our local operations in Argentina use U.S. dollars as the functional currency and both monetary and non-monetary assets and liabilities denominated in Argentina pesos were remeasured into U.S. dollars with gains and losses resulting from foreign currency transactions included in current results of operations. This event did not have a material impact on TechnipFMC’s consolidated financial statements.

Derivative instruments - Derivatives are recognized on the consolidated balance sheets at fair value, with classification as current or non-current based upon the maturity of the derivative instrument. Changes in the fair value of derivative instruments are recorded in current earnings or deferred in accumulated other comprehensive income (loss), depending on the type of hedging transaction and whether a derivative is designated as, and is effective as, a hedge. Each instrument is accounted for individually and assets and liabilities are not offset.
Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in anticipated cash flows of the hedged item or transaction. Changes in fair value of derivatives that are designated as cash flow hedges are deferred in accumulated other comprehensive income (loss) until the underlying transactions are recognized in earnings. At such time, related deferred hedging gains or losses are recorded in earnings on the same line as the hedged item. Effectiveness is assessed at the inception of the hedge and on a quarterly basis. Effectiveness of forward contract cash flow hedges are assessed based solely on changes in fair value attributable to the change in the spot rate. The change in the fair value of the contract related to the change in forward rates is excluded from the assessment of hedge effectiveness. Changes in this excluded component of the derivative instrument, along with any ineffectiveness identified, are recorded in earnings as incurred. We document our risk management strategy and hedge effectiveness at the inception of, and during the term of, each hedge.
We also use forward contracts to hedge foreign currency assets and liabilities, for which we do not apply hedge accounting. The changes in fair value of these contracts are recognized in other income (expense), net on our consolidated statements of income, as they occur and offset gains or losses on the remeasurement of the related asset or liability.
Reclassifications - Certain prior-year amounts have been reclassified to conform to the current year’s presentation.

NOTE 2. DISCONTINUED OPERATIONS
The Spin-off
On August 26, 2019, we announced our intention to separate into two diversified pure-play market leaders – TechnipFMC, focused on subsea and surface hydrocarbon production, and Technip Energies, focused on downstream engineering, procurement, and construction project execution. Due to the COVID-19 pandemic, a significant decline in commodity prices, and the heightened volatility in global equity markets, on March 15, 2020, we announced the postponement of the completion of the transaction until the markets sufficiently recover. On January 7, 2021, we announced the resumption of activity toward completion of the transaction based on increased clarity in the market outlook and our demonstrated ability to successfully execute projects.
On February 16, 2021, we completed the separation of the Technip Energies business segment. The transaction was structured as a spin-off (the “Spin-off”), which occurred by way of a pro rata dividend (the “Distribution”) to our shareholders of 50.1 percent of the outstanding shares of Technip Energies N.V. Each of our shareholders received one ordinary share of Technip Energies N.V. for every five ordinary shares of TechnipFMC held at 5:00 p.m., New York City time on the record date, February 17, 2021. Technip Energies N.V. is now an independent public company and its shares trade under the ticker symbol “TE” on the Euronext Paris stock exchange.
In connection with the Spin-off, TechnipFMC and Technip Energies entered into a separation and distribution agreement, as well as various other agreements, including among others a tax matters agreement, an employee matters agreement and a transition services agreement and certain agreements relating to intellectual property. These agreements provide for the allocation between TechnipFMC and Technip Energies of assets, employees, liabilities and obligations attributable to periods prior to, at and after the Spin-off.
Immediately following the completion of the Spin-off, we owned 49.9% of the outstanding shares of Technip Energies. At the Spin-off date, on initial recognition of the investment, we elected to account for our investment in Technip Energies at fair value with all subsequent changes in fair value for the investment reported in our consolidated statement of income.
Discontinued Operations
The Spin-off represented a strategic shift that will have a major impact to our operations and consolidated financial statements. Accordingly Technip Energies has been presented as discontinued operations in our consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows for the years ended December 31, 2020, 2019 and 2018. Our consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows and notes to the consolidated financial statements have been updated to reflect continuing operations only.
The following table summarizes the components of income from discontinued operations, net of tax:

	Year Ended
(In millions)	2020	2019	2018
Revenue	$6,520.0	$6,458.9	$6,281.2
Costs and expenses	(5,899.0)	(5,627.6)	(5,575.1)
Other income and (expense), net	(206.8)	(396.0)	(471.0)
Income from discontinued operations before income taxes	$414.2	$435.3	$235.1
Income (loss) from discontinued operations, net of income taxes	$280.2	$238.0	$(116.3)
Supplemental information:

	Year Ended
(In millions)	2020	2019	2018
Capital expenditures	$35.7	$41.7	$13.0
Depreciation and amortization expense	35.1	41.9	35.2
Research and development expense	44.5	13.4	31.9
Share-based compensation expense	30.7	30.1	26.2
Assets and liabilities of discontinued operations are summarized below:

	December 31,
(In millions)	2020	2019
Assets
Cash and cash equivalents	$3,538.6	$3,627.1
Trade receivables, net of allowances	1,302.1	1,045.0
Contract assets	380.8	437.2
Other current assets	503.6	452.4
Total current assets of discontinued operations	5,725.1	5,561.7
Property, plant and equipment, net of accumulated depreciation	105.6	121.7
Goodwill	2,512.5	2,469.8
Other assets	665.4	713.0
Total non-current assets of discontinued operations	3,283.5	3,304.5
Total assets of discontinued operations	$9,008.6	$8,866.2

Liabilities
Accounts payable, trade	$1,539.5	$1,331.9
Contract liabilities	3,689.3	3,605.9
Other current liabilities	867.7	930.9
Total current liabilities of discontinued operations	6,096.5	5,868.7
Long-term debt, less current portion	482.2	651.4
Operating lease liabilities	248.2	243.0
Other liabilities	350.9	366.2
Total non-current liabilities of discontinued operations	1,081.3	1,260.6
Total liabilities of discontinued operations	$7,177.8	$7,129.3

NOTE 3. BUSINESS COMBINATION AND OTHER TRANSACTIONS
On December 30, 2019, we completed the acquisition of the remaining 50% interest in Technip Odebrecht PLSV CV (“TOP CV”). TOP CV was formed as a joint venture between Technip SA and Ocyan SA to provide pipeline installation ships to Petroleo Brasileiro SA (“Petrobras”) for their work in oil and gas fields offshore Brazil with results reported in our Subsea segment using the equity method of accounting. Subsequent to this transaction the investment became a fully consolidated entity. In connection with the acquisition, we acquired $391.0 million in assets, including two vessels valued at $335.2 million. In addition, we assumed $239.9 million of liabilities, including a $203.1 million term loan. As a result of the acquisition, we recorded a net loss of $0.9 million. The net loss on acquisition was comprised of the impairment charge of $84.2 million and a gain on bargain purchase of $83.3 million included within restructuring and other charges in our consolidated statement of income.
In February 2018, we signed an agreement with the Island Offshore Group to acquire a 51% stake in Island Offshore’s wholly-owned subsidiary, Island Offshore Subsea AS. Island Offshore Subsea AS provides RLWI project management and engineering services for plug and abandonment (“P&A”), riserless coiled tubing, and well completion operations. In connection with the acquisition of the controlling interest, TechnipFMC and Island Offshore entered into a strategic cooperation agreement to deliver RLWI services on a worldwide basis, which also include TechnipFMC’s RLWI capabilities. Island Offshore Subsea AS has been rebranded to TIOS AS and is now the operating unit for TechnipFMC’s RLWI activities worldwide. The acquisition was completed on April 18, 2018 for total cash consideration of $42.4 million. As a result of the acquisition, we recorded a redeemable financial liability equal to the fair value of a written put option and a goodwill of $85.0 million.
Additional acquisitions, including purchased interests in equity method investments, during 2018 totaled $73.6 million in consideration paid.

NOTE 4. NEW ACCOUNTING STANDARDS
Recently Adopted Accounting Standards under GAAP
Effective January 1, 2020, we adopted Accounting Standards Update (“ASU”) No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” This update modifies the disclosure requirement on fair value measurements in Topic 820. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively. The adoption of this update concerns presentation and disclosure only as it relates to our consolidated financial statements. See Note 24 for our fair value measurements disclosure.
Effective January 1, 2020, we adopted ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” This update requires that the implementation costs incurred in a cloud computing arrangement under a service contract are deferred, not capitalized. The adoption of this update did not have a material impact on our consolidated financial statements.
Effective January 1, 2020, we adopted ASU No. 2018-18, “Collaborative Arrangements (Topic 808)—Clarifying the Interaction between Topic 808 and Topic 606.” This update clarifies the interaction between the guidance for certain collaborative arrangements and the Revenue Recognition financial accounting and reporting standard. The adoption of this update concerns presentation and disclosure only with no material impact to our consolidated financial statements.
Effective January 1, 2020, we adopted ASU No. 2019-04, “Codification Improvements to
•Topic 326, Financial Instruments—Credit Losses;
•Topic 815, Derivatives and Hedging; and
• Topic 825, Financial Instruments.”
The update clarifies and improves areas of guidance related to the recently issued standards including

• ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities”;
• ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”; and
• ASU No. 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.”
The adoption of this update concerns presentation and disclosure only with no material impact to our consolidated financial statements.
Adoption of ASU No. 2016-13 “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
Effective January 1, 2020, we adopted ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This ASU introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance applies to (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued an update of the ASU to provide a practical expedient for transition and targeted improvements.
We adopted Topic 326 using a modified retrospective transition method through a cumulative-effect adjustment to beginning retained earnings in the period of adoption. The total effect of adopting Topic 326, including both continuing and discontinued operations, was an increase in accumulated deficit of $7.8 million, which includes a $2.1 million increase in non-current deferred tax assets, with a corresponding decrease in trade receivables, loans, and debt notes receivable.
Financial assets at amortized cost include trade receivables, loans issued to third or related parties, and held to maturity debt securities. These financial assets were presented under other current assets or other assets, as applicable. Contract assets are subject to the credit losses standard per revenue recognition standard.
Trade receivables and contract assets constitute a homogeneous portfolio, and therefore, to measure the expected credit losses, trade receivables and contract assets have been grouped together. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. We have therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.
The following table summarizes the balances of financial assets and non-financial assets at amortized cost as of January 1, 2020:

(In millions)	As reported as of December 31, 2019	Impact of ASC 326	Balance as of January 1, 2020
Trade receivables, net	$1,242.1	$(2.0)	$1,240.1
Loans receivable, net	132.5	(1.5)	131.0
Security deposits and other, net	22.8	(0.7)	22.1
Held-to-maturity
Debt securities at amortized cost	71.9	(1.1)	70.8
Total financial assets	$1,469.3	$(5.3)	$1,464.0

Non-financial assets
Contract assets, net	$1,082.8	$(1.9)	$1,080.9
We manage our receivables portfolios using published default risk as a key credit quality indicator for our loans and receivables. Our loans receivable and security deposits were related to sales of long-lived assets or businesses, loans to related parties for capital expenditure purposes, or security deposits for lease arrangements.

We manage our held-to-maturity debt securities using published credit ratings as a key credit quality indicator as our held-to-maturity debt securities consist of government bonds.
The table below summarizes the amortized cost basis of financial assets by years of origination and credit quality. The key credit quality indicator is updated as of December 31, 2020.

(In millions)	Year of origination	Balance as of December 31, 2020
Loans receivables, security deposits and other
Moody’s rating Ba2	2019	$107.6

Debt securities at amortized cost
Moody’s rating B3	2019	23.7
Total financial assets		$131.3
Credit Losses
For contract assets and trade receivables, we have elected to calculate an expected credit loss based on loss rates from historical data. We develop loss-rate statistics on the basis of the amount written off over the life of the financial assets and contract assets and adjust these historical credit loss trends for forward-looking factors specific to the debtors and the economic environment to determine lifetime expected losses. For short-term notes receivable an expected credit loss is calculated assuming the maximum possible loss in the event of a default (that is, the loan is fully drawn and no amount is recovered). Management established a probability of default based on the counterparty’s credit risk as determined by external credit rating agencies and the maximum loss given default (average recovery rate of sovereign bond issuers as published by credit rating agencies). Based on these factors we determine the expected credit loss for our short-term loans receivable.

For held-to-maturity debt securities at amortized cost, we evaluate whether the debt securities are considered to have low credit risk at the reporting date using available, reasonable, and supportable information.

The table below shows the roll-forward of allowance for credit losses for the year ended December 31, 2020.

	Balance as of December 31, 2020
(In millions)	Trade receivables	Contract assets	Loans receivable	Security deposit and other	Held-to-maturity debt securities
Beginning balance in allowance for credit losses	$59.4	$4.5	$9.5	$0.7	$1.1
Current period provision (release) for expected credit losses	27.2	0.5	(0.2)	(0.3)	(0.6)
Write-offs charged against the allowance	(43.0)	—	—	—	—
Recoveries	(3.4)	(2.6)	(1.8)	—	—
Ending balance in the allowance for credit losses	$40.2	$2.4	$7.5	$0.4	$0.5
Other than certain trade receivables due in one year or less, we do not have any financial assets that are past due or are on non-accrual status.
Recently Issued Accounting Standards under GAAP
In August 2018, the FASB issued ASU No. 2018-14, “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans.” This update amends ASC 715 to add, remove, and clarify disclosure requirements related to defined benefit pension and other post-retirement plans. The amendments in this update are required to be adopted retrospectively. We adopted this amendment as of January 1, 2021. The adoption of this update did not have a material impact on our consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes to Topic 740—Simplifying the Accounting for Income Taxes.” The amendments simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. This update also improves and simplifies areas of generally accepted accounting principles (GAAP) for which costs and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. We adopted this amendment as of January 1, 2021. The adoption of this update did not have a material impact on our consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, "Investments—Equity Securities (Topic 321),” “Investments—Equity Method and Joint Ventures (Topic 323),” and “Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815,”and made targeted improvements to address certain aspects of accounting for financial instruments. This update clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under Topic 323, Investments—Equity Method and Joint Ventures, for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The new ASU also clarifies that, when determining the accounting for certain forward contracts and purchased options, a company should not consider whether underlying securities would be accounted for under the equity method or fair value option upon settlement or exercise. We adopted this amendment as of January 1, 2021. The adoption of this update did not have a material impact on our consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, “Facilitation of the Effects of Reference Rate Reform on Financial Reporting (Topic 848),” The amendments in this update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this update are effective as of March 12, 2020 through December 31, 2022. The adoption of this update is not expected to have a material impact on our consolidated financial statements.

NOTE 5. LEASES
Lessee Arrangements
We lease real estate, including land, buildings and warehouses, machinery/equipment, vessels, vehicles, and various types of manufacturing and data processing equipment, from a lessee perspective. Leases of real estate generally provide for payment of property taxes, insurance, and repairs by us. Substantially all our leases are classified as operating leases.
We determine if an arrangement is a lease at inception by assessing whether an identified asset exists and if we have the right to control the use of the identified asset. Operating leases are included in Operating lease right-of-use assets, Operating lease liabilities (current), and Operating lease liabilities (non-current) in our consolidated balance sheets. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of the remaining lease payments over the lease term. With the exception of rare cases in which the implicit rate is readily determinable, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Operating lease right-of-use assets also includes any lease prepayments made and excludes lease incentives we received from the lessor. Lease cost for lease payments is recognized on a straight-line basis over the lease term. Several of our leases provide for certain guarantees of residual value. We estimate and include in the determination of lease payments any amount probable of being owed under these residual value guarantees.
Lease terms within our lessee arrangements may include options to extend/renew or terminate the lease and/or purchase the underlying asset when it is reasonably certain that we will exercise that option. TechnipFMC applies a portfolio approach by asset class to determine lease term renewals. The leases within these portfolios are categorized by asset class and have initial lease terms that vary depending on the asset class. The renewal terms range from 60 days to 5 years for asset classes such as temporary residential housing, forklifts, vehicles, vessels, office and IT equipment, and tool rentals, and up to 15 years or more for commercial real estate. Short-term leases with an initial term of 12 months or less that do not include a purchase option are not recorded on the balance sheet. Lease costs for short-term leases are recognized on a straight-line basis over the lease term and amounts related to short-term leases are disclosed within our financial statements.
TechnipFMC has variable lease payments, including adjustments to lease payments based on an index or rate (such as the Consumer Price Index), fair value adjustments to lease payments, and common area maintenance, real estate taxes, and insurance payments in triple-net real estate leases. Variable lease payments that depend on an index or a rate (such as the Consumer Price Index or a market interest rate) are included when measuring consideration within our lease arrangements using the payments’ base rate or index. Variable payments that do not depend on an index or rate are recognized in the consolidated income statements and are disclosed as “variable lease costs” in the period they are incurred.
We adopted the practical expedient to not separate lease and non-lease components for all asset classes except for vessels, which have significant non-lease components.
TechnipFMC currently subleases certain of its leased real estate and vessels to third parties.
The following table is a summary of the Company’s components of net lease cost for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
(In millions)	2020	2019
Operating lease costs including variable costs	$195.6	$204.3
Short-term lease costs	11.0	16.0
Less: sublease income	2.8	3.5
Net lease cost	$203.8	$216.8

Supplemental cash flow information related to leases for the years ended December 31, 2020 and 2019 is as follows:

	Year Ended December 31,
(In millions)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$206.5	$211.2

Right-of-use assets obtained in exchange for lease liabilities
Operating leases	$421.3	$81.8
Finance leases	$26.9	$—

Supplemental balance sheet information related to leases as of December 31, 2020 and 2019 is as follows:

	December 31,
(In millions, except lease term and discount rate)	2020	2019
Weighted average remaining lease term
Operating leases	13.6 years	8.4 years
Finance leases	0.6 years	$—

Weighted average discount rate
Operating leases	5.35%	4.5%
Finance leases	2.1%	—%

Maturities of operating lease liabilities as of December 31, 2020 are as follows:

(In millions)	Operating Leases
2021	$182.7
2022	140.2
2023	93.6
2024	78.5
2025	60.3
Thereafter	361.4
Total lease payments	916.7
Less: Imputed interest (a)	88.4
Total lease liabilities (b)	$828.3
Note: For leases that commenced prior to 2019, minimum lease payments exclude payments to landlords for real estate taxes and common area maintenance.
(a)Calculated using the interest rate for each lease.
(b)Includes the current portion of $195.5 million for operating leases.
In December 2020, TechnipFMC sold its leased office building at Gremp Campus in Houston, Texas on behalf of the existing lessor to Oak Street Real Estate Capital, LLC (“New Lessor”). TechnipFMC also sold the underlying land at Gremp Campus, which the Company owned, to the New Lessor. TechnipFMC concurrently executed a new lease agreement for both the land and the office building (collectively, “Gremp Campus Properties”) with New Lessor.
The new lease agreement of Gremp Campus Properties commenced on December 11, 2020 and the initial term ends on December 31, 2042. TechnipFMC has 4 renewal periods of 10 years each after the expiration of the initial term. At inception of the new lease agreement, TechnipFMC did not consider any renewal period as probable of being exercised.
TechnipFMC paid net cash of $1.8 million in connection with the new lease agreement, and recognized a loss of $3.1 million from derecognition of the existing lease. There was no gain or loss from the sale of the land at Gremp Campus.
Lessor Arrangements
We lease real estate including land, buildings and warehouses, machinery/equipment, and vessels from a lessor perspective. We determine if an arrangement is a lease at inception by assessing whether an identified asset exists and if the customer has the right to control the use of the identified asset. We use our implicit rate for our lessor arrangements. We have elected the practical expedient available for lessors to not separate lease and non-lease components for vessels. If the non-lease component is predominant in our contracts, we account for the contracts under the revenue recognition guidance in ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606). If the lease component is predominant in our contracts, we account for the contracts under the lease guidance in Topic 842. We estimate the amount we expect to derive from the underlying asset following the end of the lease term based on remaining economic life. Our lessor arrangements generally do not include any residual value guarantees. We recognize lessee payments of lessor costs such as taxes and insurance on a net basis when the lessee pays those costs directly to a third party or when the amount paid by the lessee is not readily determinable.
The following table is a summary of components of lease revenue for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
(In millions)	2020	2019
Operating lease revenue including variable revenue	$142.0	$266.5

The following table is a summary of the maturity analysis of the undiscounted cash flows to be received on an annual basis for each of the first five years, and a total of the amounts for the remaining years:

(In millions)	Operating Leases
2021	$21.4
2022	14.3
2023	1.0
2024	—
2025	—
Thereafter	—
Total undiscounted cash flows	$36.7

NOTE 6. REVENUE
The majority of our revenue is from long-term contracts associated with designing and manufacturing products and systems and providing services to customers involved in exploration and production of crude oil and natural gas. On January 1, 2018, we adopted Topic 606 of GAAP using the modified retrospective method applied to those contracts that were not completed as of January 1, 2018 resulting in a $91.5 million reduction to retained earnings.
Significant Revenue Recognition Criteria Explained
Allocation of transaction price to performance obligations - A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, when, or as, the performance obligation is satisfied. To determine the proper revenue recognition method, we evaluate whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment; some of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct.
Variable consideration - Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. It is common for our long-term contracts to contain variable considerations that can either increase or decrease the transaction price. Variability in the transaction price arises primarily due to liquidated damages. We consider our experience with similar transactions and expectations regarding the contract in estimating the amount of variable consideration to which we will be entitled, and determining whether the estimated variable consideration should be constrained. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us.
Payment terms - Progress billings are generally issued upon completion of certain phases of the work as stipulated in the contract. Payment terms may either be fixed, lump-sum or driven by time and materials (e.g., daily or hourly rates, plus materials). Because typically the customer retains a small portion of the contract price until completion of the contract, our contracts generally result in revenue recognized in excess of billings which we present as contract assets on the balance sheet. Amounts billed and due from our customers are classified as receivables in the consolidated balance sheets. The portion of the payments retained by the customer until final contract settlement is not considered a significant financing component because the intent is to protect the customer. For some contracts, we may be entitled to receive an advance payment. We recognize a liability for these advance payments in excess of revenue recognized and present it as contract liabilities in the consolidated balance sheets. The advance payment typically is not considered a significant financing component because it is used to meet working capital demands that can be higher in the early stages of a contract and to protect us from the other party failing to adequately complete some or all of its obligations under the contract.
Warranty - Certain contracts include an assurance-type warranty clause, typically between 18 to 36 months, to guarantee that the products comply with agreed specifications. A service-type warranty may also be provided to the customer; in such a case, management allocates a portion of the transaction price to the warranty based on the estimated stand-alone selling price of the service-type warranty.

Revenue recognized over time - Our performance obligations are satisfied over time as work progresses or at a point in time. Revenue from products and services transferred to customers over time accounted for approximately 72.1%, 67.5% and 68.7% of our revenue for the years ended December 31, 2020, 2019 and 2018, respectively. Typically, revenue is recognized over time using an input measure (e.g., costs incurred to date relative to total estimated costs at completion) to measure progress.
Cost-to-cost method - For our long-term contracts, because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. We generally use the cost-to-cost measure of progress for our contracts because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Any expected losses on construction-type contracts in progress are charged to earnings, in total, in the period the losses are identified.
Right to invoice practical expedient - The right-to-invoice practical expedient can be applied to a performance obligation satisfied over time if we have a right to invoice the customer for an amount that corresponds directly with the value transferred to the customer for our performance completed to date. When this practical expedient is used, we do not estimate variable consideration at the inception of the contract to determine the transaction price or for disclosure purposes. We have contracts which have payment terms dictated by daily or hourly rates where some contracts may have mixed pricing terms which include a fixed fee portion. For contracts in which we charge the customer a fixed rate based on the time or materials spent during the project that correspond to the value transferred to the customer, we recognize revenue in the amount to which we have the right to invoice.
Contract modifications - Contracts are often modified to account for changes in contract specifications and requirements. We consider contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Most of our contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis.
Revenue Recognition by Segment
The following is a description of principal activities separated by reportable segments from which TechnipFMC generates its revenue. See Note 7 for more detailed information about reportable segments.
Subsea
Our Subsea segment manufactures and designs products and systems, performs engineering, procurement and project management and provides services used by oil and gas companies involved in offshore exploration and production of crude oil and natural gas. Systems and services may be sold separately or as combined integrated systems and services offered within one contract. Many of the systems and products TechnipFMC supplies for subsea applications are highly engineered to meet the unique demands of our customers’ field properties and are typically ordered one to two years prior to installation. We often receive advance payments and progress billings from our customers in order to fund initial development and working capital requirements.
Under Subsea engineering, procurement, construction and installation contracts, revenue is principally generated from long-term contracts with customers. We have determined these contracts generally have one performance obligation as the delivered product is highly customized to customer and field specifications. We generally recognize revenue over time for such contracts as the customized products do not have an alternative use for TechnipFMC and we have an enforceable right to payment plus a reasonable profit for performance completed to date.
Our Subsea segment also performs an array of subsea services including (i) installation services, (ii) asset management services (iii) product optimization, (iv) inspection, maintenance and repair services, and (v) well access and intervention services, where revenue is generally earned through the execution of either installation-type or maintenance-type contracts. For either contract-type, management has determined that the performance of the service generally represents one single performance obligation. We have determined that revenue from these contracts is recognized over time as the customer simultaneously receives and consumes the benefit of the services.

Surface Technologies
Our Surface Technologies segment designs, manufactures and supplies technologically advanced wellhead systems and high pressure valves and pumps used in stimulation activities for oilfield service companies and provides installation, flowback and other services for exploration and production companies.
We provide a full range of drilling, completion and production wellhead systems for both standard and custom-engineered applications. Under pressure control product contracts, we design and manufacture flowline products, under the Weco®/Chiksan® trademarks, articulating frac arm manifold trailers, well service pumps, compact valves and reciprocating pumps used in well completion and stimulation activities by major oilfield service companies. Performance obligations within these systems are satisfied either through delivery of a standardized product or equipment or the delivery of a customized product or equipment.
For contracts with a standardized product or equipment performance obligation, management has determined that because there is limited customization to products sold within such contracts and the asset delivered can be resold to another customer, revenue should be recognized as of a point in time, upon transfer of control to the customer and after the customer acceptance provisions have been met.
For contracts with a customized product or equipment performance obligation, the revenue is recognized over time, as the manufacturing of our product does not create an asset with an alternative use for us.
This segment also designs, manufactures and services measurement products globally. Contract-types include standard product or equipment and maintenance-type services where we have determined that each contract under this product line represents one performance obligation.
Revenue from standard measurement equipment contracts is recognized at a point in time, while maintenance-type contracts are typically priced at a daily or hourly rate. We have determined that revenue for these contracts is recognized over time because the customer simultaneously receives and consumes the benefit of the services.
Disaggregation of Revenue
We disaggregate revenue by geographic location and contract type. The following table presents products and services revenue by geography for each reportable segment for the years ended December 31, 2020, 2019 and 2018:

	Reportable Segments
	Year Ended December 31,
	2020		2019		2018
(In millions)	Subsea	Surface Technologies	Subsea	Surface Technologies	Subsea	Surface Technologies
Europe, Russia, Central Asia	$1,641.9	$188.2	$1,635.0	$150.1	$1,456.8	$144.4
Americas	1,957.7	373.1	1,770.0	732.1	1,721.5	865.5
Asia Pacific	753.2	123.4	667.1	189.3	525.7	123.2
Africa	893.9	45.8	824.3	61.1	759.4	57.9
Middle East	169.8	241.6	407.1	247.6	181.2	213.4
Total products and services revenue	$5,416.5	$972.1	$5,303.5	$1,380.2	$4,644.6	$1,404.4

The following table represents revenue by contract type for each reportable segment for the years ended December 31, 2020, 2019 and 2018:

	Reportable Segments
	Year Ended December 31,
	2020		2019		2018
(In millions)	Subsea	Surface Technologies	Subsea	Surface Technologies	Subsea	Surface Technologies
Services	$3,121.1	$150.2	$3,141.0	$271.0	$2,609.9	$246.8
Products	2,295.4	821.9	2,162.5	1,109.2	2,034.7	1,157.6
Total products and services revenue	5,416.5	972.1	5,303.5	1,380.2	4,644.6	1,404.4
Lease and other(a)	54.9	87.1	116.0	150.5	118.2	104.5
Total revenue	$5,471.4	$1,059.2	$5,419.5	$1,530.7	$4,762.8	$1,508.9
(a)Represents revenue not subject to ASC Topic 606.
Contract Balances
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts (contract assets), and billings in excess of costs and estimated earnings on uncompleted contracts (contract liabilities) in the consolidated balance sheets.
Contract Assets - Contract Assets include unbilled amounts typically resulting from sales under long-term contracts when revenue is recognized over time and revenue recognized exceeds the amount billed to the customer, and right to payment is not just subject to the passage of time. Amounts may not exceed their net realizable value. Costs and estimated earnings in excess of billings on uncompleted contracts are generally classified as current.
Contract Liabilities - We sometimes receive advances or deposits from our customers, before revenue is recognized, resulting in contract liabilities.
The following table provides information about net contract assets (liabilities) as of December 31, 2020 and 2019:

	December 31,
(In millions)	2020	2019	$ change	% change
Contract assets	$886.8	$1,082.8	$(196.0)	(18.1)
Contract (liabilities)	(1,046.8)	(979.2)	(67.6)	(6.9)
Net contract assets (liabilities)	$(160.0)	$103.6	$(263.6)	(254.4)
The decrease in our contract assets from December 31, 2019 to December 31, 2020 was primarily due to the timing of project milestones.
The increase in our contract liabilities was primarily due to additional cash received, excluding amounts recognized as revenue during the period.
In order to determine revenue recognized in the period from contract liabilities, we first allocate revenue to the individual contract liability balance outstanding at the beginning of the period until the revenue exceeds that balance. Any subsequent revenue we recognize increases contract asset balance. Revenue recognized for the years ended December 31, 2020 and 2019 that were included in the contract liabilities balance as of December 31, 2019 and 2018 was $484.3 million and $455.4 million, respectively.
In addition, net revenue recognized for the years ended December 31, 2020 and 2019 from our performance obligations satisfied in previous periods had unfavorable and favorable impacts of $(21.7) million and $362.5 million, respectively. This primarily relates to the changes in the estimate of the stage of completion that impacted revenue.

Transaction Price Allocated to the Remaining Unsatisfied Performance Obligations
Remaining unsatisfied performance obligations (“RUPO” or “order backlog”) represent the transaction price for products and services for which we have a material right, but work has not been performed. Transaction price of the order backlog includes the base transaction price, variable consideration and changes in transaction price. The order backlog table does not include contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. The transaction price of order backlog related to unfilled, confirmed customer orders is estimated at each reporting date. As of December 31, 2020, the aggregate amount of the transaction price allocated to order backlog was $7,289.5 million. TechnipFMC expects to recognize revenue on approximately 53.9% of the order backlog through 2021 and 46.1% thereafter.
The following table details the order backlog for each business segment as of December 31, 2020:

(In millions)	2021	2022	Thereafter
Subsea	$3,585.4	$2,217.2	$1,073.4
Surface Technologies	343.6	69.4	0.5
Total remaining unsatisfied performance obligations	$3,929.0	$2,286.6	$1,073.9

NOTE 7. BUSINESS SEGMENTS
Management’s determination of our reporting segments was made on the basis of our strategic priorities within each segment and the differences in the products and services we provide, which corresponds to the manner in which our Chairman and Chief Executive Officer, as our chief operating decision maker, reviews and evaluates operating performance to make decisions about resources to be allocated to the segment. We now operate under two reportable segments: Subsea and Surface Technologies.
•Subsea - designs and manufactures products and systems, performs engineering, procurement and project management, and provides services used by oil and gas companies involved in offshore exploration and production of crude oil and natural gas.
•Surface Technologies - designs and manufactures products and systems and provides services used by oil and gas companies involved in land and shallow water exploration and production of crude oil and natural gas; designs, manufactures, and supplies technologically advanced high-pressure valves and fittings for oilfield service companies; and also provides flowback and well testing services.
Segment operating profit (loss) is defined as total segment revenue less segment operating expenses. Income (loss) from equity method investments is included in computing segment operating profit. The following items have been excluded in computing segment operating profit (loss): corporate staff expense, net interest income (expense) associated with corporate debt facilities, income taxes, and other revenue and other expense, net.

Information by business segment
Segment revenue and segment operating profit (loss) were as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Segment revenue
Subsea	$5,471.4	$5,419.5	$4,762.8
Surface Technologies	1,059.2	1,530.7	1,508.9
Total revenue	$6,530.6	$6,950.2	$6,271.7

Segment operating profit (loss)
Subsea	$(2,815.5)	$(1,442.7)	$(1,540.6)
Surface Technologies	(429.3)	(662.7)	163.2
Total segment operating loss	(3,244.8)	(2,105.4)	(1,377.4)

Corporate items
Impairment, restructuring and other expenses	(4.3)	(4.1)	(5.9)
Merger transaction and integration costs	—	(14.2)	(18.4)
Legal expenses	—	(33.0)	(20.0)
Other corporate expenses (a)	(127.6)	(187.6)	(116.1)
Corporate expense	(131.9)	(238.9)	(160.4)
Interest income	52.3	43.6	34.3
Interest expense	(134.1)	(134.9)	(147.7)
Foreign exchange losses	(40.2)	(135.5)	(72.0)
Total corporate items	(253.9)	(465.7)	(345.8)
Loss before income taxes (b)	$(3,498.7)	$(2,571.1)	$(1,723.2)
(a)Other corporate expenses primarily include corporate staff expenses, share-based compensation expenses, and other employee benefits.
(b)Includes amounts attributable to non-controlling interests.
Segment assets were as follows:

	December 31,
(In millions)	2020	2019
Segment assets
Subsea	$6,796.6	$10,796.0
Surface Technologies	1,758.3	2,245.8
Total segment assets	8,554.9	13,041.8
Corporate (a)	2,129.1	1,610.8
Assets from discontinued operations	9,008.6	8,866.2
Total assets	$19,692.6	$23,518.8
(a)Corporate includes cash, LIFO adjustments, deferred income tax balances, property, plant and equipment and intercompany eliminations not associated with a specific segment, pension assets and the fair value of derivative financial instruments.

Other business segment information is as follows:

	Capital Expenditures			Depreciation and Amortization			Research and Development Expense
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(In millions)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Subsea	$213.6	$287.5	$220.4	$324.9	$345.0	$439.7	$66.5	$134.2	$143.0
Surface Technologies	38.5	96.0	111.6	70.1	107.1	65.7	8.8	15.3	14.3
Corporate	4.0	29.2	23.1	17.1	15.6	9.8	—	—	—
Total	$256.1	$412.7	$355.1	$412.1	$467.7	$515.2	$75.3	$149.5	$157.3
Information by geography
Revenue by geography was identified based on the country where our products and services were delivered, and is as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Revenue
United States	$1,320.1	$1,458.6	$998.1
Norway	1,216.6	1,352.6	1,105.7
Brazil	600.6	1,086.2	1,471.3
United Kingdom	489.0	535.8	420.8
Angola	482.8	498.1	356.0
Guyana	330.1	7.2	7.7
Mozambique	320.4	80.0	13.1
Indonesia	280.0	262.6	114.6
Singapore	219.9	190.5	4.9
Malaysia	190.0	197.2	139.8
Israel	179.3	319.6	114.3
Vietnam	137.1	2.1	11.0
Australia	122.5	133.4	268.2
Trinidad	106.3	42.8	1.0
All other countries	535.9	783.5	1,245.2
Total revenue	$6,530.6	$6,950.2	$6,271.7

Long-lived assets by geography represent property, plant and equipment, net, and are as follows:

	December 31,
(In millions)	2020	2019
Long-lived assets
United Kingdom	$928.8	$951.9
United States	439.1	543.2
Netherlands	417.6	491.9
Norway	312.1	334.3
Brazil	259.9	313.2
All other countries	398.7	405.8
Total long-lived assets	$2,756.2	$3,040.3

NOTE 8. EARNINGS (LOSS) PER SHARE
A reconciliation of the number of shares used for the basic and diluted earnings (loss) per share calculation was as follows:

	Year Ended December 31,
(In millions, except per share data)	2020	2019	2018
Loss from continuing operations attributable to TechnipFMC plc	$(3,552.6)	$(2,645.5)	$(1,805.4)
Income (loss) from discontinued operations attributable to TechnipFMC plc	265.0	230.3	(116.2)
Net loss attributable to TechnipFMC plc	$(3,287.6)	$(2,415.2)	$(1,921.6)

Weighted average number of shares outstanding	448.7	448.0	458.0
Dilutive effect of restricted stock units	—	—	—
Total shares and dilutive securities	448.7	448.0	458.0

Basic and diluted earnings (loss) per share attributable to TechnipFMC plc:
Loss per share from continuing operations attributable to TechnipFMC plc
Basic and diluted	$(7.92)	$(5.91)	$(3.94)

Earnings (loss) per share from discontinued operations attributable to TechnipFMC plc
Basic and diluted	$0.59	$0.51	$(0.25)

Total loss per share attributable to TechnipFMC plc
Basic and diluted	$(7.33)	$(5.39)	$(4.20)

For the years ended December 31, 2020, 2019 and 2018, we incurred net losses; therefore, the impact of any incremental shares from our share-based compensation awards would be anti-dilutive. For the years ended December 31, 2020, 2019 and 2018, 3.8 million shares, 4.3 million shares and 2.7 million shares, respectively, were anti-dilutive due to a net loss position.
Weighted average shares of the following share-based compensation awards were excluded from the calculation of diluted weighted average number of shares where the assumed proceeds exceed the average market price from the calculation of diluted weighted average number of shares, because their effect would be anti-dilutive:

	Year Ended December 31,
(millions of shares)	2020	2019	2018
Share option awards	4.6	4.0	3.5
Restricted share units	1.8	—	—
Performance shares	1.9	1.6	—
Total	8.3	5.6	3.5

NOTE 9. INVENTORIES
Inventories consisted of the following:

	December 31,
(In millions)	2020	2019
Raw materials	$270.3	$345.3
Work in process	242.7	288.2
Finished goods	739.8	772.6
Inventories, net	$1,252.8	$1,406.1
All amounts in the table above are reported net of obsolescence reserves of $155.7 million and $129.1 million as of December 31, 2020 and 2019, respectively.
Net inventories accounted for under the LIFO method totaled $408.5 million and $386.6 million as of December 31, 2020 and 2019, respectively. The current replacement costs of LIFO inventories exceeded their recorded values by $11.6 million and $10.9 million as of December 31, 2020 and 2019, respectively. There was no reduction to the base LIFO inventory in 2020.

NOTE 10. OTHER CURRENT ASSETS & OTHER CURRENT LIABILITIES
Other current assets consisted of the following:

	December 31,
(In millions)	2020	2019
Value - added tax receivables	$256.9	$252.8
Sundry receivables	138.4	37.5
Prepaid expenses	78.1	35.7
Other taxes receivables	73.8	88.6
Assets held for sale	47.3	25.8
Current financial assets at amortized cost	40.6	42.0
Held-to-maturity investments	24.2	49.7
Other	24.1	90.5
Total other current assets	$683.4	$622.6
Other current liabilities consisted of the following:

	December 31,
(In millions)	2020	2019
Warranty accruals and project contingencies	$168.8	$194.4
Legal provisions	127.6	138.9
Value - added tax and other taxes payable	109.6	147.2
Social security liability	67.9	75.1
Compensation accrual	54.3	79.3
Provisions	53.0	73.0
Current portion of accrued pension and other post-retirement benefits	6.9	6.5
Liabilities classified as held for sale	—	9.3
Other accrued liabilities	230.2	215.0
Total other current liabilities	$818.3	$938.7

NOTE 11. WARRANTY OBLIGATIONS
Warranty obligations are included within “Other current liabilities” in our consolidated balance sheets as of December 31, 2020 and 2019. A reconciliation of warranty obligations for the years ended December 31, 2020 and 2019 is as follows:

	Year Ended December 31,
(In millions)	2020	2019
Balance at beginning of period	$121.7	$110.8
Warranty expenses	52.0	43.6
Adjustment to existing accruals	(48.2)	12.1
Claims paid	(15.9)	(44.8)
Balance at end of period	$109.6	$121.7
NOTE 12. EQUITY METHOD INVESTMENTS
The equity method of accounting is used to account for investments in unconsolidated affiliates where we can have the ability to exert significant influence over the affiliates operating and financial policies.
Our equity investments were as follows as of December 31, 2020 and 2019:

		December 31,
		2020	2019
(In millions, except %)	Percentage Owned	Carrying Value
Dofcon Brasil AS	50.0%	234.7	167.4
Magma Global Limited	25.0%	51.4	50.2
Serimax Holdings SAS	20.0%	18.8	21.5
Other		0.6	1.7
Investments in equity affiliates		$305.5	$240.8
Our major equity method investments are as follows:
Dofcon Brasil AS (“Dofcon”) - is an affiliated company in the form of a joint venture between TechnipFMC and DOF Subsea and was founded in 2006. Dofcon provides Pipe-Laying Support Vessels (PLSVs) for work in oil and gas fields offshore Brazil. Dofcon is considered a VIE because it does not have sufficient equity to finance its activities without additional subordinated financial support from other parties. We are not the primary beneficiary of the VIE. As such, we have accounted for our 50% investment using the equity method of accounting with results reported in our Subsea segment.
Magma Global Limited (“Magma Global”) - is an affiliated company in the form of a collaborative agreement signed in 2018 between Technip-Coflexip UK Holdings Limited and Magma Global to develop hybrid flexible pipe for use in offshore applications. As part of the collaboration, TechnipFMC holds a minority stake. We have accounted for our 25% investment using the equity method investment of accounting with results reported in our Subsea segment.
Serimax Holdings SAS (“Serimax”) - is an affiliated company in the form of a joint venture between TechnipFMC and Vallourec SA and was founded in 2016. Serimax is headquartered in Paris, France and provides rigid pipes welding services for work in oil and gas fields around the world. We have accounted for our 20% investment using the equity method of accounting with results reported in our Subsea segment.
Our income from equity affiliates during for the years ended December 31, 2020, 2019 and 2018, was $64.6 million, $59.8 million and $80.9 million, respectively and included within our Subsea segment.

NOTE 13. RELATED PARTY TRANSACTIONS

Receivables, payables, revenues and expenses which are included in our consolidated financial statements for all transactions with related parties, defined as entities related to our directors and main shareholders as well as the partners of our consolidated joint ventures, were as follows.
Receivables consisted of receivables due from following related parties:

	December 31,
(In millions)	2020	2019
Equinor ASA	$24.1	$—
Dofcon Navegacao	4.2	—
Techdof Brasil AS	8.0	4.3
Storengy	0.1	0.8
Others	1.6	2.0
Total trade receivables	$38.0	$7.1
Techdof Brasil AS is a wholly owned subsidiary of Dofcon Brasil AS, our equity method affiliate. A member of our Board of Directors serves on the Board of Directors for Storengy. In October 2020, we added a new member to our Board of Directors who is an executive of Equinor ASA.
Payables consisted of payables due to following related parties:

	December 31,
(In millions)	2020	2019
Dofcon Navegacao	1.5	2.1
Others	3.1	1.3
Total trade payables	$4.6	$3.4
A member of our Board of Directors served as an executive officer of IFP Energies nouvelles until June 2020.
Additionally, we have a note receivable balance of $37.6 million and $62.5 million with Dofcon Brasil AS as of December 31, 2020 and 2019, respectively. Dofcon Brasil AS is a VIE and accounted for as an equity method affiliate. These are included in other assets in our consolidated balance sheets.
Revenue consisted of amount from following related parties:

	Year Ended December 31,
(In millions)	2020	2019	2018
Equinor ASA	$81.1	$—	$—
Equinor Brasil	38.5	—	—
Anadarko Petroleum Company	—	67.1	124.8
TOP CV	—	11.9	7.2
Storengy	1.1	0.8	0.1
Dofcon Navegacao	3.4	8.4	2.9
Techdof Brasil AS	11.2	8.3	7.0
Others	17.4	13.6	14.1
Total revenue	$152.7	$110.1	$156.1
A member of our Board of Directors (the “Director”) served on the Board of Directors of Anadarko Petroleum Company (“Anadarko”) until August 2019. In August 2019, Anadarko was acquired by Occidental Petroleum Corporation (“Occidental”). As a result, the Director no longer serves as a member of the Board of Directors of Anadarko. The Director is not an officer or director of Occidental.
TOP CV was previously an equity method affiliate that became a fully consolidated subsidiary on December 30, 2019. See Note 3 for further details.
Equinor Brasil is a subsidiary of Equinor ASA in Brazil.
Expenses consisted of amounts to following related parties:

	Year Ended December 31,
(In millions)	2020	2019	2018
Arkema S.A.	$1.5	$3.8	$—
Serimax Holdings SAS	0.4	17.7	0.1
Magma Global Limited	14.0	7.3	3.0
Jumbo Shipping	16.0	4.5	—
Dofcon Navegacao	24.0	1.8	—
Others	21.2	19.6	5.0
Total expenses	$77.1	$54.7	$8.1
Serimax Holdings SAS and Magma Global Limited are equity method affiliates. Members of our Board of Directors serve on the Board of Directors for Arkema S.A. and Jumbo Shipping.

NOTE 14. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consisted of the following:

	December 31,
(In millions)	2020	2019
Land and land improvements	$80.0	$99.8
Buildings	514.6	512.1
Vessels	1,968.1	2,091.9
Machinery and equipment	1,871.8	1,892.3
Office fixtures and furniture	125.4	124.0
Construction in process	147.3	124.3
Other	203.2	254.8
	4,910.4	5,099.2
Accumulated depreciation	(2,154.2)	(2,058.9)
Property, plant and equipment, net	$2,756.2	$3,040.3
Depreciation expense was $308.7 million, $363.0 million and $348.7 million in 2020, 2019 and 2018, respectively. The amount of interest cost capitalized was not material for the years presented.
During 2020 and 2019, we determined the carrying amount of certain of our long-lived assets exceeded their fair value and recorded an impairment. See Note 19 for further details.
In December 2020, we declared our intent to sell our G1200 vessel as part of our overall strategy to optimize the profile and size of our subsea fleet and classified it as an asset held for sale in other current assets in our consolidated balance sheet. We also evaluated the vessel’s book value and recorded an impairment charge of $8.3 million within impairment, restructuring and other expenses in our consolidated statement of income for the year ended December 31, 2020. We completed the sale in the second quarter of 2021. See Note 25 for further details.
In December 2019, we completed the sale of our G1201 vessel as part of our overall strategy to optimize the profile and size of our subsea fleet. We recorded a net loss of $7.1 million, which is included in other income (expense), net in our consolidated statements of income.

NOTE 15. GOODWILL AND INTANGIBLE ASSETS
Goodwill - We record goodwill as the excess of the purchase price over the fair value of the net assets acquired in acquisitions accounted for under the purchase method of accounting. We test goodwill for impairment annually as of October 31 of each year, or more frequently if circumstances indicate possible impairment. We identify a potential impairment by comparing the fair value of the applicable reporting unit (which is consistent with our business segments) to its net book value, including goodwill. If the net book value exceeds the fair value of the reporting unit, we measure the impairment by comparing the carrying value of the reporting unit to its fair value.

We test our goodwill for impairment by comparing the fair value of each of our reporting units to their net carrying value. Our impairment analysis is quantitative; however, it includes subjective estimates based on assumptions regarding future growth rates, interest rates and operating expenses.
The income approach estimates fair value by discounting each reporting unit’s estimated future cash flows using a weighted-average cost of capital that reflects current market conditions and the risk profile of the reporting unit. To arrive at our future cash flows, we use estimates of economic and market assumptions, including growth rates in revenues, costs, estimates of future expected changes in operating margins, tax rates and cash expenditures. Future revenues are also adjusted to match changes in our business strategy. We believe this approach is an appropriate valuation method. Under the market multiple approach, we determine the estimated fair value of each of our reporting units by applying transaction multiples to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using either a one, two or three year average. Our reporting unit valuations were determined primarily by utilizing the income approach and the market multiple approach.
During the first quarter of 2020, triggering events were identified which led to performing interim goodwill impairment testing in our reporting units as of March 31, 2020. These events included the COVID-19 pandemic breakout, commodity price declines, and a significant decrease in our market capitalization as well as those of our peers and customers. The fair value for our reporting units for the interim testing was valued using a market approach. An appropriate control premium was considered for each of the reporting units and applied to the output of the market approach. An interim impairment test during the first quarter of 2020 resulted in $2,747.5 million and $335.9 million of goodwill impairment charges recorded in our Subsea and Surface Technologies segments, respectively. As a result of the impairment assessment during the first quarter of 2020, the goodwill in our Subsea and Surface Technologies segments was fully impaired as of March 31, 2020.
During our 2019 and 2018 annual impairment tests the following significant estimates were used by management in determining the fair values of reporting units in order to test the goodwill at October 31:

	2019	2018
Year of cash flows before terminal value	4	5
Discount rates	12.5% to 15.0%	12.5% to 13.0%
EBITDA multiples	7.0 - 8.5x	8.5 - 11.5x
During the year ended December 31, 2019, we recorded $1,321.9 million and $666.8 million of goodwill impairment charges in our Subsea and Surface Technologies reporting units, respectively. See Note 19 for further details.

The carrying amount of goodwill by reporting segment was as follows:

(In millions)	Subsea	Surface Technologies	Total
December 31, 2018	4,121.2	992.6	5,113.8
Impairments	(1,321.9)	(666.8)	(1,988.7)
Purchase accounting adjustment	—	9.9	9.9
Translation	(6.5)	—	(6.5)
December 31, 2019	2,792.8	335.7	3,128.5
Impairments	(2,747.5)	(335.9)	(3,083.4)
Translation	(45.3)	0.2	(45.1)
December 31, 2020	$—	$—	$—
As of December 31, 2020 and 2019, accumulated goodwill impairment was $6,455.1 million and $3,371.7 million, respectively.
Intangible assets - The components of intangible assets were as follows:

	December 31,
	2020		2019
(In millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired technology	$247.1	$98.1	$246.7	$73.6
Backlog	—	—	173.8	173.8
Customer relationships	285.3	114.4	285.4	85.9
Licenses, patents and trademarks	690.3	189.3	693.4	158.9
Software	111.3	81.1	113.2	66.1
Other	10.4	10.2	13.9	9.6
Total intangible assets	$1,344.4	$493.1	$1,526.4	$567.9
We recorded $103.4 million, $104.7 million and $166.5 million in amortization expense related to intangible assets during the years ended December 31, 2020, 2019 and 2018, respectively. During the years 2021 through 2025, annual amortization expense is expected to be as follows: $97 million in 2021, $93 million in 2022, $90 million in 2023, $88 million in 2024, $87 million in 2025 and $398 million thereafter.

NOTE 16. DEBT
Overview
Short-term debt and current portion of long-term debt - Short-term debt and current portion of long-term debt consisted of the following:

	December 31,
(In millions)	2020	2019
Bank borrowings and other	$73.5	$267.0
Synthetic bonds due 2021	551.2	—
5.00% 2010 Private placement notes due 2020	—	224.6
Total short-term debt and current portion of long-term debt	$624.7	$491.6
Long-term debt consisted of the following:

	December 31,
(In millions)	2020	2019
Commercial paper	$1,043.7	$1,315.6
Synthetic bonds due 2021	551.2	492.9
3.45% Senior Notes due 2022	500.0	500.0
5.00% 2010 Private placement notes due 2020	—	224.6
3.40% 2012 Private placement notes due 2022	184.0	168.5
3.15% 2013 Private placement notes due 2023	159.5	146.0
3.15% 2013 Private placement notes due 2023	153.4	140.4
4.50% 2020 Private placement notes due 2025	245.4	—
4.00% 2012 Private placement notes due 2027	92.0	84.2
4.00% 2012 Private placement notes due 2032	122.7	112.3
3.75% 2013 Private placement notes due 2033	122.7	112.3
Bank borrowings and other	298.4	532.5
Unamortized debt issuance costs and discounts	(12.8)	(9.1)
Total debt	3,460.2	3,820.2
Less: current borrowings	624.7	491.6
Long-term debt	$2,835.5	$3,328.6

Debt maturities as of December 31, 2020, are as follows:

	Payments Due by Period
(In millions)	Total payments	Less than 1 year	1-3 years	3-5 years	After 5 years
Total debt	$3,460.2	$636.2	$2,095.4	$294.0	$434.6

Significant Funding and Liquidity Activities
During 2020, we completed the following transactions in order to enhance our total liquidity position:
•Repaid $233.9 million of 5.00% 2010 private placement notes;
•Repaid the remaining outstanding balance of $190.0 million of the term loan assumed in connection with the acquisition of the remaining 50% interest in TOP CV.
•Issued €200 million aggregate principal amount of 4.500% 2020 Private Placement Notes due June 30, 2025. Within three months of the effective date of the Spin-off of Technip Energies, if there is a downgrade by a nationally recognized rating agency of the corporate rating of TechnipFMC from an investment grade to a non-investment grade rating or a withdrawal of any such rating, the interest rate applicable to the 2020 Private Placement Notes will be increased to 5.75%;
•Entered into a new, six-month €500 million senior unsecured revolving credit facility agreement, which may be extended for two additional three-month periods (the “Euro Facility”); and
•Entered into the Bank of England’s COVID Corporate Financing Facility program (the “CCFF Program”), which allows us to issue up to £600 million of unsecured commercial paper notes.
Credit Facilities and Debt
Revolving credit facility - On January 17, 2017, we acceded to a new $2.5 billion senior unsecured revolving credit facility agreement (“Facility Agreement”) between FMC Technologies, Inc., Technip Eurocash SNC (the “Borrowers”), and TechnipFMC plc (the “Additional Borrower”) with JPMorgan Chase Bank, National Association (“JPMorgan”), as agent and an arranger, SG Americas Securities LLC as an arranger, and the lenders party thereto.

The Facility Agreement provides for the establishment of a multicurrency, revolving credit facility, which includes a $1.5 billion letter of credit sub-facility. Subject to certain conditions, the Borrowers may request the aggregate commitments under the facility agreement be increased by an additional $500.0 million. On November 26, 2018, we entered into an extension which extends the expiration date to January 2023.
Borrowings under the facility agreement bear interest at the following rates, plus an applicable margin, depending on currency:
•U.S. dollar-denominated loans bear interest, at the Borrowers’ option, at a base rate or an adjusted rate linked to the London interbank offered rate (“Adjusted LIBOR”);
•sterling-denominated loans bear interest at Adjusted LIBOR; and
•euro-denominated loans bear interest at the Euro interbank offered rate (“EURIBOR”).
Depending on the credit rating of TechnipFMC, the applicable margin for revolving loans varies (i) in the case of Adjusted LIBOR and EURIBOR loans, from 0.820% to 1.300% and (ii) in the case of base rate loans, from 0.000% to 0.300%. The “base rate” is the highest of (a) the prime rate announced by JPMorgan, (b) the greater of the Federal Funds Rate and the Overnight Bank Funding Rate plus 0.5% or (c) one-month Adjusted LIBOR plus 1.0%. As of December 31, 2020, there were no outstanding borrowings under our revolving credit facility.
Euro Facility – On May 19, 2020, we entered into the Euro Facility with HSBC France, as agent, and the lenders party thereto, which provides for the establishment of a six-month revolving credit facility denominated in Euros with total commitments of €500 million, which may be extended by us for two additional three-month periods. Borrowings under the Euro Facility bear interest at the Euro interbank offered rate for a period equal in length to the interest period of a given loan (which may be three or six months), plus an applicable margin. As of December 31, 2020, there were no outstanding borrowings under Euro Facility.
On June 12, 2020, we entered into Amendment No. 1 to the Facility Agreement and into an Amendment and Restatement Agreement to our Euro Facility. The amendments, which are effective through the respective expirations of the Facility Agreement and Euro Facility, permit us to include the gross book value of $3.2 billion of goodwill (fully impaired in the quarter ended March 31, 2020) in the calculation of consolidated net worth, which is used in the calculation of our quarterly compliance with the total capitalization ratio under the Facility Agreement and Euro Facility.
The Facility Agreement and Euro Facility contain usual and customary covenants, representations and warranties, and events of default for credit facilities of this type, including financial covenants requiring that our total capitalization ratio not exceed 60% at the end of any financial quarter. The Facility Agreement and Euro Facility also contain covenants restricting our ability and our subsidiaries’ ability to incur additional liens and indebtedness, enter into asset sales, or make certain investments.
As of December 31, 2020, we were in compliance with all restrictive covenants under our credit facilities.
CCFF Program - On May 19, 2020, we entered into a dealer agreement (the “Dealer Agreement”) with Bank of America Merrill Lynch International DAC (the “Dealer”) and an Issuing and Paying Agency Agreement (the “Agency Agreement”, and together with the Dealer Agreement, the “Agreements”) with Bank of America, National Association, London Branch, relating to the European commercial paper program established under the CCFF Program as a source of additional liquidity.
The Agreements provide the terms under which we may issue, and the Dealer will arrange for, the sale of short-term, unsecured commercial paper notes (the “Notes”) to reduce existing debt or decrease overall borrowing costs. The Notes contain customary representations, warranties, covenants, defaults, and indemnification provisions, and will be sold at such discounts from their face amounts as shall be agreed between us and the Dealer. The Notes will be fully payable at maturity, and the maturities of the Notes will vary but may not exceed 364 days. The principal amount of outstanding Notes may not exceed £600 million. The Agency Agreement provides for the terms of issuance and payment of the Notes. As of December 31, 2020, our commercial paper borrowings under the CCFF Program had a weighted average interest rate of 0.43%. As of December 31, 2020, we had $817.9 million of Notes outstanding and recorded as long-term borrowings under the CCFF Program. When we have both the ability and intent to refinance certain obligations on a long-term basis, the obligations are classified as long-term, as such, the outstanding borrowings of the CCFF Program were classified as long-term debt in our consolidated balance sheet as of December 31, 2020.

Bilateral credit facility - We have access to a €100.0 million bilateral credit facility expiring in May 2021.
The bilateral credit facility contains usual and customary covenants, representations and warranties and events of default for credit facilities of this type.
As of December 31, 2020, there were no outstanding borrowings under our bilateral credit facility.
Commercial paper - Under our commercial paper program, we have the ability to access $1.5 billion of short-term financing through our commercial paper dealers, subject to the limit of unused capacity of our facility agreement. When we have both the ability and intent to refinance certain obligations on a long-term basis, the obligations are classified as long-term, as such, the commercial paper borrowings were classified as long-term debt in our consolidated balance sheets as of December 31, 2020 and 2019. Commercial paper borrowings are issued at market interest rates. As of December 31, 2020, our commercial paper borrowings had a weighted average interest rate of 0.34% on the U.S. dollar denominated borrowings. As of December 31, 2020, we had $225.8 million of outstanding commercial paper borrowings under this program.
Synthetic bonds - On January 25, 2016, we issued €375.0 million principal amount of 0.875% convertible bonds with a maturity date of January 25, 2021 and a redemption at par of the bonds which have not been converted. On March 3, 2016, we issued additional convertible bonds for a principal amount of €75.0 million issued on the same terms, fully fungible with and assimilated to the bonds issued on January 25, 2016. The issuance of these non-dilutive cash-settled convertible bonds (“Synthetic Bonds”), which are linked to our ordinary shares were backed simultaneously by the purchase of cash-settled equity call options in order to hedge our economic exposure to the potential exercise of the conversion rights embedded in the Synthetic Bonds. As the Synthetic Bonds could only be cash settled, they did not result in the issuance of new ordinary shares or the delivery of existing ordinary shares upon conversion. Interest on the Synthetic Bonds is payable semi-annually in arrears on January 25 and July 25 of each year, beginning July 26, 2016. The synthetic bonds were repaid during the first quarter of 2021.

Senior Notes - We have outstanding 3.45% $500.0 million senior notes due October 1, 2022 (the “Senior Notes”). The terms of the Senior Notes are governed by the indenture, dated as of March 29, 2017 between TechnipFMC and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture between TechnipFMC and the Trustee (the “First Supplemental Indenture”) relating to the issuance of the 2017 Notes and the Second Supplemental Indenture between TechnipFMC and the Trustee (the “Second Supplemental Indenture”) relating to the issuance of the 2022 Notes.
At any time prior to July 1, 2022, in the case of the 2022 Notes, we may redeem some or all of the Senior Notes at the redemption prices specified in the First Supplemental Indenture and Second Supplemental Indenture, respectively. At any time on or after July 1, 2022, we may redeem the 2022 Notes at the redemption price equal to 100% of the principal amount of the 2022 Notes redeemed. The Senior Notes are our senior unsecured obligations. The Senior Notes will rank equally in right of payment with all of our existing and future unsubordinated debt, and will rank senior in right of payment to all of our future subordinated debt.
Private Placement Notes
2020 Issuance:
During 2020, we completed the private placement of €200 million aggregate principal amount of the 2020 Private Placement Notes. The 2020 Private Placement Notes bear interest of 4.50% and are due June 2025. Interest on the notes is payable annually in arrears on June 30 of each year beginning June 30, 2020. The 2020 Private Placement Notes contain usual and customary covenants and events of default for notes of this type. In addition, within three months of the effective date of the Spin-off of Technip Energies, if there is a downgrade by a nationally recognized rating agency of the corporate rating of TechnipFMC from an investment grade to a non-investment grade rating or a withdrawal of any such rating, the interest rate applicable to the 2020 Private Placement Notes will be increased to 5.75%.

2013 Issuances:

In October 2013, we completed the private placement of €355.0 million aggregate principal amount of senior notes. The notes were issued in three tranches with €100.0 million bearing interest at 3.75% and due October 2033 (the “Tranche A 2033 Notes”), €130.0 million bearing interest of 3.15% and due October 2023 (the “Tranche B 2023 Notes) and €125.0 million bearing interest of 3.15% and due October 2023 (the “Tranche C 2023 Notes” and, collectively with the “Tranche A 2033 Notes and the “Tranche B 2023 Notes”, the “2013 Private Placement Notes”).

Interest on the Tranche A 2033 Notes is payable annually in arrears on October 7 each year, beginning October 7, 2014. Interest on the Tranche B 2023 Notes is payable annually in arrears on October 16 of each year beginning October 16, 2014. Interest on the Tranche C 2023 Notes is payable annually in arrears on October 18 of each year, beginning October 18, 2014.

2012 Issuances:

In June 2012, we completed the private placement of €325.0 million aggregate principal amount of notes. The notes were issued in three tranches with €150.0 million bearing interest at 3.40% and due June 2022 (the “Tranche A 2022 Notes”), €75.0 million bearing interest of 4.0% and due June 2027 (the “Tranche B 2027 Notes”) and €100.0 million bearing interest of 4.0% and due June 2032 (the “Tranche C 2032 Notes” and, collectively with the “Tranche A 2022 Notes and the “Tranche B 2027 Notes,” the “2012 Private Placement Notes”). Interest on the Tranche A 2022 Notes and the Tranche C 2032 Notes is payable annually in arrears on June 14 of each year beginning June 14, 2013. Interest on the Tranche B 2027 Notes is payable annually in arrears on June 15 of each year, beginning June 15, 2013.
The 2013 and 2012 Private Placement Notes contain usual and customary covenants and events of default for notes of this type. In the event of a change of control resulting in a downgrade in the rating of the notes below BBB-, the 2013 and 2012 Private Placement Notes may be redeemed early at the request of any bondholder, at its sole discretion. The 2013 and 2012 Private Placement Notes are our unsecured obligations. The 2013 and 2012 Private Placement Notes will rank equally in right of payment with all of our existing and future unsubordinated debt.
Term loan - In December 2016, we entered into a £160.0 million term loan agreement to finance the Deep Explorer, a diving support vessel (“DSV”), maturing December 2028. Under the loan agreement, interest accrues at an annual rate of 2.813%. This loan agreement contains usual and customary covenants and events of default for loans of this type.
Bank borrowings - In January 2019, we executed a sale-leaseback transaction to finance the purchase of a deepwater dive support vessel, Deep Discoverer (the “Vessel”) for the full transaction price of $116.8 million. The sale-leaseback agreement (“Charter”) was entered into with a French joint-stock company, owned by Credit Industrial et Commercial (“CIC”) which was formed for the sole purpose to purchase and act as the lessor of the Vessel. It is a variable interest entity, which is fully consolidated in our condensed consolidated financial statements. The transaction was funded through debt of $96.2 million which is primarily long-term, expiring on January 8, 2031.
Foreign committed credit - We have committed credit lines at many of our international subsidiaries for immaterial amounts. We utilize these facilities for asset financing and to provide a more efficient daily source of liquidity. The effective interest rates depend upon the local national market.

NOTE 17. STOCKHOLDERS’ EQUITY
Cash dividends paid during the years ended December 31, 2020, 2019 and 2018 were $59.2 million, $232.8 million and $238.1 million, respectively. In April 2020, our Board of Directors announced its decision to lower the annual dividend by 75% to $0.13 per share.

As an English public limited company, we are required under U.K. law to have available “distributable reserves” to conduct share repurchases or pay dividends to shareholders. Distributable reserves are a statutory requirement and are not linked to a GAAP reported amount (e.g. retained earnings). The declaration and payment of dividends require the authorization of our Board of Directors, provided that such dividends on issued share capital may be paid only out of our “distributable reserves” on our statutory balance sheet. Therefore, we are not permitted to pay dividends out of share capital, which includes share premium. On November 27, 2019, we redeemed 50,000 redeemable shares of £1 each and cancelled one deferred ordinary share of £1 in the capital of TechnipFMC.
The following is a summary of our capital stock activity for the years ended December 31, 2020, 2019 and 2018:

(Number of shares in millions)	Ordinary Shares Issued	Ordinary Shares Held in Employee Benefit Trust	Treasury Stock
December 31, 2017	465.1	—	—
Stock awards	0.2	—	—
Treasury stock purchases	—	—	14.8
Treasury stock cancellation	(14.8)	—	(14.8)
Net stock purchased for employee benefit trust	—	0.1	—
December 31, 2018	450.5	0.1	—
Stock awards	0.6	—	—
Treasury stock purchases	—	—	4.0
Treasury stock cancellation	(4.0)	—	(4.0)
Net stock purchased for employee benefit trust	—	(0.1)	—
December 31, 2019	447.1	—	—
Stock awards	2.4	—	—
December 31, 2020	449.5	—	—

In 2017, the Board of Directors authorized a share repurchase program of up to $500.0 million in ordinary shares. In December 2018, the Board of Directors authorized an extension of the share repurchase program of up to $300.0 million of additional shares. During the years ended December 31, 2020, 2019 and 2018, we repurchased $0.0 million, $92.7 million and $442.8 million of shares, respectively. As of December 31, 2020, we had $207.8 million of shares authorized for repurchase. Repurchased shares are canceled and not held in treasury. Canceled treasury shares are accounted for using the constructive retirement method.

Accumulated other comprehensive income (loss) - Accumulated other comprehensive income (loss) consisted of the following:

(In millions)	Foreign Currency Translation	Hedging	Defined Pension and Other Post-Retirement Benefits	Accumulated Other Comprehensive Loss Attributable to TechnipFMC plc	Accumulated Other Comprehensive Loss Attributable to Non-Controlling Interest
December 31, 2018	$(1,234.4)	$(32.9)	$(92.4)	$(1,359.7)	$(4.0)
Other comprehensive income (loss) before reclassifications, net of tax	16.3	8.9	(82.2)	(57.0)	(0.7)
Reclassification adjustment for net (gains) losses included in net income, net of tax	(12.0)	18.2	3.0	9.2	—
Other comprehensive income (loss), net of tax	4.3	27.1	(79.2)	(47.8)	(0.7)
December 31, 2019	(1,230.1)	(5.8)	(171.6)	(1,407.5)	(4.7)
Other comprehensive income (loss) before reclassifications, net of tax	(171.1)	26.8	(92.9)	(237.2)	0.6
Reclassification adjustment for net (gains) losses included in net income, net of tax	—	13.0	9.2	22.2	—
Other comprehensive income (loss), net of tax	(171.1)	39.8	(83.7)	(215.0)	0.6
December 31, 2020	$(1,401.2)	$34.0	$(255.3)	$(1,622.5)	$(4.1)
Reclassifications out of accumulated other comprehensive income (loss) - Reclassifications out of accumulated other comprehensive income (loss) consisted of the following:

	Year Ended December 31,
(In millions)	2020	2019	2018
Details about Accumulated Other Comprehensive Loss Components	Amount Reclassified out of Accumulated Other Comprehensive Loss			Affected Line Item in the Consolidated Statement of Income
Gains on foreign currency translation	$—	$12.0	$41.1	Other income (expense), net

Gains (losses) on hedging instruments
Foreign exchange contracts	$(83.7)	$(26.6)	$(2.4)	Revenue
	68.5	12.0	3.4	Costs of sales
	(0.4)	—	(0.1)	Selling, general and administrative expense
	(4.4)	(9.1)	1.0	Other Income (expense), net
	(20.0)	(23.7)	1.9	Income (loss) before income taxes
	(7.0)	(5.5)	(0.1)	Provision (benefit) for income taxes
	$(13.0)	$(18.2)	$2.0	Net income (loss)

Pension and other post-retirement benefits
Settlements and curtailments	(2.2)	(0.3)	3.0	(a)
Amortization of actuarial gain (loss)	(9.0)	(2.5)	(0.6)	(a)
Amortization of prior service credit (cost)	(1.2)	(1.0)	(1.3)	(a)
	(12.4)	(3.8)	1.1	Income (loss) before income taxes
	(3.2)	(0.8)	0.1	Provision (benefit) for income taxes
	$(9.2)	$(3.0)	$1.0	Net income (loss)
(a)    These accumulated other comprehensive income components are included in the computation of net periodic pension cost (See Note 22 for further details).

NOTE 18. SHARE-BASED COMPENSATION
Incentive compensation and award plan - On January 11, 2017, we adopted the TechnipFMC plc Incentive Award Plan (the “Plan”). The Plan provides certain incentives and awards to officers, employees, non-employee directors and consultants of TechnipFMC and its subsidiaries. The Plan allows our Board of Directors to make various types of awards to non-employee directors and the Compensation Committee (the “Committee”) of the Board of Directors to make various types of awards to other eligible individuals. Awards may include share options, share appreciation rights, performance share units, restricted share units, restricted shares or other awards authorized under the Plan. All awards are subject to the Plan’s provisions, including all share-based grants previously issued prior to consummation of the merger of FMC Technologies and Technip S.A. (the “Merger”). Under the Plan, 24.1 million ordinary shares were authorized for awards. As of December 31, 2020, 8.5 million ordinary shares were available for future grant.
The exercise price for options is determined by the Committee but cannot be less than the fair market value of our ordinary shares at the grant date. Restricted share and performance share unit grants generally vest after three years of service.
Under the Plan, our Board of Directors has the authority to grant non-employee directors share options, restricted shares, restricted share units and performance shares. Unless otherwise determined by our Board of Directors, awards to non-employee directors generally vest one year from the date of grant. All restricted share units awarded prior to 2020 will be settled when a non-executive director ceases services on the Board of Directors. Beginning with the 2020 equity award, non-executive directors now have the opportunity to elect the year in which they will take receipt of the equity grants from either (a) a period of 1 to 10 years from the grant date or (b) upon their separation from Board service. The elections are made prior to the beginning of the grant year and are irrevocable after December 31 of the year prior to grant. Restricted share units are settled when a director ceases services to the Board of Directors. As of December 31, 2020, outstanding awards to active and retired non-employee directors included 254.3 thousand of share units.
The measurement of share-based compensation expense on restricted share awards is based on the market price and fair value at the grant date and the number of shares awarded. The fair value of performance shares is estimated using a combination of the closing stock price on the grant date and the Monte Carlo simulation model. We use Black-Scholes options pricing model to measure the fair value of stock options granted on or after January 1, 2017.
The share-based compensation expense for each award is recognized ratably over the applicable service period or the period beginning at the start of the service period and ending when an employee becomes eligible for retirement (currently age 62 under the Plan), after taking into account estimated forfeitures.
We recognize compensation expense and the corresponding tax benefits for awards under the Plan. The compensation expense under the Plan for continuing operations was as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Share-based compensation expense	$38.3	$44.4	$22.9
Income tax benefits related to share-based compensation expense	10.3	12.0	6.2
As of December 31, 2020, the portion of share-based compensation expense related to outstanding awards to be recognized in future periods is as follows:

December 31, 2020
Share-based compensation expense not yet recognized (in millions)	$68.1
Weighted-average recognition period (in years)	1.8
Restricted Share Units
A summary of the non-vested restricted share units’ activity is as follows:

(Shares in thousands)	Shares	Weighted-Average Grant Date Fair Value
Non-vested as of December 31, 2019	4,525.9	$27.44
Granted	3,836.0	$9.27
Vested	(1,909.1)	$27.16
Cancelled/forfeited	(330.9)	$15.71
Non-vested as of December 31, 2020	6,121.9	$18.43
The total grant date fair value of restricted stock share units vested during the years ended December 31, 2020 and 2019 was $51.8 million and $10.2 million, respectively.
Performance Share Units
The Board of Directors has granted certain employees, senior executives and directors performance share units that vest subject to achieving satisfactory performances. For performance share units issued on or after January 1, 2017, performance is based on results of return on invested capital and total shareholder return (“TSR”).
For the performance share units which vest based on TSR, the fair value of performance shares is estimated using a combination of the closing stock price on the grant date and the Monte Carlo simulation model. The weighted-average fair value and the assumptions used to measure the fair value of performance share units subject to performance-adjusted vesting conditions in the Monte Carlo simulation model were as follows:

	Year Ended December 31,
	2020	2019	2018
Weighted-average fair value (a)	$10.02	$29.04	$41.97
Expected volatility (b)	38.30%	34.00%	34.00%
Risk-free interest rate (c)	0.40%	2.42%	2.37%
Expected performance period in years (d)	3.0	3.0	3.0
(a) The weighted-average fair value was based on performance share units granted during the period.
(b) Expected volatility is based on normalized historical volatility of our shares over a preceding period commensurate with the expected term of the performance share units.
(c) The risk-free rate for the expected term of the performance share units is based on the U.S. Treasury yield curve in effect at the time of grant.
(d) For awards subject to service-based vesting, due to the lack of historical exercise and post-vesting termination patterns of the post-Merger employee base, the expected term was estimated using a simplified method for all awards granted in 2020, 2019 and 2018.
A summary of the non-vested performance share units’ activity is as follows:

(Shares in thousands)	Shares	Weighted-Average Grant Date Fair Value
Non-vested as of December 31, 2019	3,817.7	$28.52
Granted	2,828.4	$10.02
Vested	(1,364.4)	$31.65
Cancelled/forfeited	(441.0)	$20.62
Non-vested as of December 31, 2020	4,840.7	$17.55
The total grant date fair value of performance share units vested during years ended December 31, 2020, 2019 and 2018 was $43.2 million, $13.3 million and $7.0 million, respectively.
Share Option Awards
The fair value of each share option award is estimated as of the date of grant using the Black-Scholes options pricing model.
Share options awarded prior to 2017 were granted subject to performance criteria based upon certain targets, such as TSR, return on capital employed, and operating income from recurring activities. Subsequent share options granted are time-based awards vesting over three years.

The weighted-average fair value and the assumptions used to measure fair value are as follows:

	Year Ended December 31,
	2020	2019	2018
Weighted-average fair value (a)	$—	$5.64	$9.07
Expected volatility (b)	—%	32.5%	32.5%
Risk-free interest rate (c)	—%	2.5%	2.7%
Expected dividend yield (d)	—%	2.6%	2.0%
Expected term in years (e)	0	6.5	6.5
(a)The weighted-average fair value was based on stock options granted during the period.
(b)Expected volatility is based on normalized historical volatility of our shares over a preceding period commensurate with the expected term of the option.
(c)The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
(d)There were no share options awarded in 2020. Share options awarded in 2019 and 2018 were valued using an expected dividend yield of 2.6% and 2.0%, respectively.
(e)For awards subject to service-based vesting, due to the lack of historical exercise and post-vesting termination patterns of the post-Merger employee base, the expected term was estimated using a simplified method for all awards granted in 2020, 2019 and 2018.
The following is a summary of share option transactions during the year ended December 31, 2020:

	Number of Shares	Weighted average exercise price	Weighted average remaining life (in years)
Balance as of December 31, 2019	4,842.4	$29.68	5.3
Granted	—	$—
Exercised	—	$—
Cancelled	(244.0)	$28.08
Balance as of December 31, 2020	4,598.4	$29.77	4.2
Exercisable as of December 31, 2020	3,460.8	$31.47	3.0

The aggregate intrinsic value of stock options outstanding and stock options exercisable as of December 31, 2020 was nil and nil, respectively.
Cash received from the share option exercises was nil, during each of the years ended December 31, 2020, 2019 and 2018. The total intrinsic value of share options exercised during each of the years ended December 31, 2020, 2019 and 2018 was nil. To exercise share options, an employee may choose (1) to pay, either directly or by way of the group savings plan, the share option strike price to obtain shares, or (2) to sell the shares immediately after having exercised the share option (in this case, the employee does not pay the strike price but instead receives the intrinsic value of the share options in cash).
The following summarizes significant ranges of outstanding and exercisable share options as of December 31, 2020:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number of options (in thousands)	Weighted average remaining life (in years)	Weighted average exercise price	Number of options (in thousands)	Weighted average exercise price
$20.00-$33.00	4,087.2	4.6	$26.68	2,949.5	$26.90
$45.00-$51.00	33.0	1.0	$45.49	33.0	$45.49
$55.00-$57.00	478.2	0.4	$56.93	478.3	$56.93
Total	4,598.4	4.2	$29.77	3,460.8	$31.47

NOTE 19. IMPAIRMENT, RESTRUCTURING AND OTHER EXPENSES
Impairment, restructuring and other expenses were as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Subsea	$2,957.5	$1,748.4	$1,797.6
Surface Technologies	440.2	704.2	11.9
Corporate and other	4.3	4.1	5.9
Total impairment, restructuring and other expenses	$3,402.0	$2,456.7	$1,815.4
Goodwill and Long-Lived Assets Impairments
Goodwill and long-lived assets impairments were as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
Subsea	$2,854.5	$1,794.8	$1,779.9
Surface Technologies	419.3	685.5	2.6
Total impairments	$3,273.8	$2,480.3	$1,782.5

Due to the substantial decline in global demand for oil caused by the COVID-19 pandemic in 2020 we reviewed the future utilization of our vessels and service potential of our subsea service and surface equipment and determined that the carrying amount of our goodwill and some of our long-lived assets exceeded their respective fair values. We recorded $3,083.4 million and $190.4 million, respectively, related to goodwill and long-lived assets impairments. The $190.4 million of long-lived asset impairments during the year ended December 31, 2020 consisted of $88.4 million attributable to plant, equipment and various machinery infrastructure in our Subsea operating segment; $82.0 million mainly related to building and surface equipment in our Surface reportable segment; and $20.0 million of operating lease right-of-use assets impairments.
The prolonged downturn in the energy market and its corresponding impact on our business outlook in 2019 led us to conclude the carrying amount of certain of our assets in our Subsea and Surface Technologies segments exceeded their fair value as of December 31, 2019. During the 2019 year we recorded $1,988.7 million and $491.6 million, respectively, related to goodwill and long-lived assets impairments. The $491.6 million of long-lived asset impairments during the year ended December 31, 2019 primarily consisted of $153.8 million related to vessels in our Subsea operating segment and $168.9 million related to our flexible pipe and umbilical manufacturing facilities in our Surface reportable segment due to the prolonged downturn in the energy market and its corresponding impact on our business outlook.
The prolonged downturn in the energy market and its corresponding impact on our business outlook in 2018 led us to conclude the carrying amount of certain of our assets in our Subsea operating segment exceeded their fair value as of December 31, 2018. During the year ended December 31, 2018, we recorded $1,383.0 million and $372.9 million, respectively, related to goodwill and vessel impairments in our Subsea operating segment.
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts of such assets may not be recoverable. Assessing the recoverability of assets to be held and used involves significant judgement, when determining the present value of expected future cash flows. Significant judgements included expected revenue, operating costs and capital decisions that were available at the time of the assessment.

Restructuring and Other Expenses
Restructuring and other charges primarily consisted of severance and other employee related costs and COVID-19 related expenses across all segments. Restructuring and other expenses were as follows:

	Year Ended December 31,
	2020		2019	2018
(In millions)	Restructuring and other charges	COVID-19 expenses	Restructuring and other charges	Restructuring and other charges
Subsea	$52.9	$50.1	$(46.4)	$17.7
Surface Technologies	13.2	7.7	18.7	9.3
Corporate and other	4.3	—	4.1	5.9
Total	$70.4	$57.8	$(23.6)	$32.9
COVID-19 related expenses represent unplanned, one-off, incremental and non-recoverable costs incurred solely as a result of the COVID-19 pandemic situation, which would not have been incurred otherwise. COVID-19 related expenses primarily included (a) employee payroll and travel, operational disruptions associated with quarantining, personnel travel restrictions to job sites, and shutdown of manufacturing plants and sites; (b) supply chain and related expediting costs of accelerated shipments for previously ordered and undelivered products; (c) costs associated with implementing additional information technology to support remote working environments; and (d) facilities-related expenses to ensure safe working environments.
Prolonged uncertainty in energy markets could lead to further future reductions in capital spending from our customer base. In turn, this may lead to changes in our strategy. We will continue to take actions designed to mitigate the adverse effects of the rapidly changing market environment and expect to continue to adjust our cost structure to market conditions. If market conditions continue to deteriorate, we may record additional restructuring charges and additional impairments of our long-lived assets, operating lease right-of-use assets and equity method investments.

NOTE 20. COMMITMENTS AND CONTINGENT LIABILITIES
Contingent liabilities associated with guarantees - In the ordinary course of business, we enter into standby letters of credit, performance bonds, surety bonds, and other guarantees with financial institutions for the benefit of our customers, vendors, and other parties. The majority of these financial instruments expire within five years. Management does not expect any of these financial instruments to result in losses that, if incurred, would have a material adverse effect on our consolidated financial position, results of operations, or cash flows.
Guarantees of our consolidated subsidiaries consisted of the following:

(In millions)	December 31, 2020
Financial guarantees (a)	$104.9
Performance guarantees (b)	1,353.9
Maximum potential undiscounted payments	$1,458.8
(a)Financial guarantees represent contracts that contingently require a guarantor to make payments to a guaranteed party based on changes in an underlying agreement that is related to an asset, a liability or an equity security of the guaranteed party. These tend to be drawn down only if there is a failure to fulfill our financial obligations.
(b)Performance guarantees represent contracts that contingently require a guarantor to make payments to a guaranteed party based on another entity's failure to perform under a nonfinancial obligating agreement. Events that trigger payment are performance-related, such as failure to ship a product or provide a service.
We believe the ultimate resolution of our known contingencies will not materially adversely affect our consolidated financial position, results of operations, or cash flows.
Contingent liabilities associated with legal and tax matters - We are involved in various pending or potential legal and tax actions or disputes in the ordinary course of our business. These actions and disputes can involve our agents, suppliers, clients, and venture partners, and can include claims related to payment of fees, service quality, and ownership arrangements, including certain put or call options. We are unable to predict the ultimate outcome of these actions because of their inherent uncertainty. However, we believe that the most probable, ultimate resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.
On March 28, 2016, FMC Technologies received an inquiry from the U.S. Department of Justice (“DOJ”) related to the DOJ's investigation of whether certain services Unaoil S.A.M. provided to its clients, including FMC Technologies, violated the U.S. Foreign Corrupt Practices Act (“FCPA”). On March 29, 2016, Technip S.A. also received an inquiry from the DOJ related to Unaoil. We cooperated with the DOJ's investigations and, with regard to FMC Technologies, a related investigation by the SEC.
In late 2016, Technip S.A. was contacted by the DOJ regarding its investigation of offshore platform projects awarded between 2003 and 2007, performed in Brazil by a joint venture company in which Technip S.A. was a minority participant, and we have also raised with the DOJ certain other projects performed by Technip S.A. subsidiaries in Brazil between 2002 and 2013. The DOJ has also inquired about projects in Ghana and Equatorial Guinea that were awarded to Technip S.A. subsidiaries in 2008 and 2009, respectively. We cooperated with the DOJ in its investigation into potential violations of the FCPA in connection with these projects. We contacted and cooperated with the Brazilian authorities (Federal Prosecution Service (“MPF”), the Comptroller General of Brazil (“CGU”) and the Attorney General of Brazil (“AGU”)) with their investigation concerning the projects in Brazil and have also contacted and are cooperating with French authorities (the Parquet National Financier (“PNF”)) with their investigation about these existing matters.
On June 25, 2019, we announced a global resolution to pay a total of $301.3 million to the DOJ, the SEC, the MPF, and the CGU/AGU to resolve these anti-corruption investigations. We will not be required to have a monitor and will, instead, provide reports on our anti-corruption program to the Brazilian and U.S. authorities for two and three years, respectively.
As part of this resolution, we entered into a three-year Deferred Prosecution Agreement (“DPA”) with the DOJ related to charges of conspiracy to violate the FCPA related to conduct in Brazil and with Unaoil. In addition, Technip USA, Inc., a U.S. subsidiary, pled guilty to one count of conspiracy to violate the FCPA related to conduct in Brazil. We will also provide the DOJ reports on our anti-corruption program during the term of the DPA.
In Brazil, our subsidiaries Technip Brasil - Engenharia, Instalações E Apoio Marítimo Ltda. and Flexibrás Tubos Flexíveis Ltda. entered into leniency agreements with both the MPF and the CGU/AGU. We have committed, as part of those agreements, to make certain enhancements to their compliance programs in Brazil during a two-year self-reporting period, which aligns with our commitment to cooperation and transparency with the compliance community in Brazil and globally.
In September 2019, the SEC approved our previously disclosed agreement in principle with the SEC Staff and issued an Administrative Order, pursuant to which we paid the SEC $5.1 million, which was included in the global resolution of $301.3 million.
To date, the investigation by PNF related to historical projects in Equatorial Guinea and Ghana has not reached resolution. We remain committed to finding a resolution with the PNF and will maintain a $70.0 million provision related to this investigation. As we continue to progress our discussions with PNF towards resolution, the amount of a settlement could exceed this provision.
There is no certainty that a settlement with PNF will be reached or that the settlement will not exceed current accruals. The PNF has a broad range of potential sanctions under anticorruption laws and regulations that it may seek to impose in appropriate circumstances including, but not limited to, fines, penalties, and modifications to business practices and compliance programs. Any of these measures, if applicable to us, as well as potential customer reaction to such measures, could have a material adverse impact on our business, results of operations, and financial condition. If we cannot reach a resolution with the PNF, we could be subject to criminal proceedings in France, the outcome of which cannot be predicted.
Contingent liabilities associated with liquidated damages - Some of our contracts contain provisions that require us to pay liquidated damages if we are responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a conforming claim under these provisions. These contracts define the conditions under which our customers may make claims against us for liquidated damages. Based upon the evaluation of our performance and other commercial and legal analysis, management believes we have appropriately recognized probable liquidated damages as of December 31, 2020 and 2019, and that the ultimate resolution of such matters will not materially affect our consolidated financial position, results of operations, or cash flows.

NOTE 21. INCOME TAXES
Components of income (loss) from continuing operations before income taxes - U.S. and outside U.S. components of income (loss) from continuing operations before income taxes were as follows:

	Year Ended December 31,
(In millions)	2020	2019	2018
United States	$(2,169.3)	$(2,376.4)	$(259.7)
Outside United States	(1,329.4)	(194.7)	(1,463.5)
Loss from continuing operations before income taxes	$(3,498.7)	$(2,571.1)	$(1,723.2)
Provision (benefit) for income tax - The provision for income taxes consisted of:

	Year Ended December 31,
(In millions)	2020	2019	2018
Current
United States	$(18.3)	$39.1	$46.6
Outside United States	69.5	12.0	14.6
Total current income taxes	51.2	51.1	61.2
Deferred
United States	(2.8)	3.8	12.0
Outside United States	(29.0)	24.1	(1.9)
Total deferred income taxes	(31.8)	27.9	10.1
Provision (benefit) for income taxes	$19.4	$79.0	$71.3

Deferred tax assets and liabilities - Significant components of deferred tax assets and liabilities were as follows:

	December 31,
(In millions)	2020	2019
Deferred tax assets attributable to
Accrued expenses	$133.0	$61.7
Capital loss	21.1	21.1
Non-deductible interest	77.0	74.2
Foreign tax credit carryforwards	134.4	133.0
Other tax credits	163.8	110.4
Net operating loss carryforwards	383.5	310.2
Inventories	16.6	5.7
Research and development credit	2.9	7.3
Foreign exchange	—	—
Provisions for pensions and other long-term employee benefits	66.1	57.8
Contingencies	2.9	120.2
Margin recognition on construction contracts	20.6	—
Leases	170.4	161.8
Revenue in excess of billings on contracts accounted for under the percentage of completion method	—	6.5
Other	0.6	30.2
Deferred tax assets	1,192.9	1,100.1
Valuation allowance	(815.1)	(729.1)
Deferred tax assets, net of valuation allowance	377.8	371.0

Deferred tax liabilities attributable to
Revenue in excess of billings on contracts accounted for under the percentage of completion method	33.6	—
Margin recognition on construction contracts	—	3.2
U.S. tax on foreign subsidiaries’ undistributed earnings not indefinitely reinvested	4.2	10.4
Property, plant and equipment, intangibles and other assets	180.1	235.6
Foreign exchange	43.9	22.3
Leases	161.1	179.2
Deferred tax liabilities	422.9	450.7
Net deferred tax assets/(liabilities)	$(45.1)	$(79.7)
At December 31, 2020 and 2019, the carrying amount of net deferred tax assets and the related valuation allowance included the impact of foreign currency translation adjustments.
Non-deductible interest. At December 31, 2020, deferred tax assets include tax benefits related to certain intercompany interest costs which are not currently deductible, but which may be deductible in future periods. If not utilized, these costs will become permanently non-deductible beginning in 2025. Management believes that it is more likely than not that we will not be able to deduct these costs before expiration of the carry forward period; therefore, we have established a valuation allowance against the related deferred tax assets.
Foreign tax credit carryforwards. At December 31, 2020, deferred tax assets included U.S. foreign tax credit carryforwards of $134.4 million, which, if not utilized, will begin to expire in 2024. Realization of these deferred tax assets is dependent on the generation of sufficient U.S. taxable income prior to the above date. Based on long-term forecasts of operating results, management believes that it is more likely than not that our U.S. earnings over the forecast period will not result in sufficient U.S. taxable income to fully realize these deferred tax assets; therefore, we have established a valuation allowance against the related deferred tax assets. In its analysis, management has considered the effect of deemed dividends and other expected adjustments to U.S. earnings that are required in determining U.S. taxable income. Non-U.S. earnings subject to U.S. tax, including deemed dividends for U.S. tax purposes, were $61 thousand in 2020, $3.8 million in 2019 and $307.6 million in 2018.

Net operating loss carryforwards. As of December 31, 2020, deferred tax assets include tax benefits relating to net operating loss carryforwards. If not utilized, these net operating loss carryforward will begin to expire in 2021. Except in Norway (net operating losses of $367.9 million), management believes it is more likely than not that we will not be able to utilize these operating loss carryforwards before expiration; thus, we have established a valuation allowance against the related deferred tax assets (inclusive of NOL’s generated in United Kingdom, Saudi Arabia, Netherlands, Mexico, Brazil, Canada, United States, Luxembourg, and Germany). Except in Canada, Mexico, and Netherlands, all of these tax loss carryforwards extend indefinitely.
Certain Adjustments to Valuation Allowance. The net increase in valuation allowance from December 31, 2019 to December 31, 2020 includes certain adjustments which did not impact net tax expense. These adjustments include $62.0 million of deferred tax assets which were recorded in 2020 and are related to certain previously unrecorded tax credits in the Netherlands that are subject to a full valuation allowance.
Unrecognized tax benefits - The following table presents a summary of changes in our unrecognized tax benefits:

(In millions)	Federal, State and Foreign Tax
Balance at December 31, 2018	$82.3
Reductions for tax positions related to prior years	(59.0)
Additions for tax positions related to current year	53.0
Reductions for tax positions due to settlements	(18.7)
Balance at December 31, 2019	57.6
Reductions for tax positions related to prior years	(7.9)
Additions for tax positions related to current year	(2.9)
Reductions for tax positions due to settlements	(0.6)
Balance at December 31, 2020	$46.2

The amounts reported above for uncertain tax positions excludes interest and penalties of $0.6 million, $0.0 million, and $2.7 million for the years ended December 31, 2020, 2019, and 2018, respectively. Interest and penalties relating to these uncertain tax positions were included in income tax expense in our consolidated statements of income. It is reasonably possible that within twelve months, $1.3 million of assets for unrecognized tax benefits will be settled. This amount is reflected in income taxes payable, the remaining balance of the unrecognized tax benefits is recorded in other long term liabilities.

We operate in numerous jurisdictions around the world and could be subject to multiple tax audits at any given time. Most notably, the following tax years and thereafter remain subject to examination: 2010 for Norway, 2016 for Nigeria, 2016 for Brazil, 2017 for France, and 2016 for the United States.
TechnipFMC plc is a public limited company incorporated under the laws of England and Wales. Therefore, our earnings are subject to the U.K. statutory rate which is 19.0% for 2020, 2019, and 2018.

Effective income tax rate reconciliation - The effective income tax rate was different from the statutory U.K. income tax rate due to the following:

	Year Ended December 31,
	2020	2019	2018
Statutory income tax rate	19.0%	19.0%	19.0%
Net difference resulting from
Foreign earnings subject to different tax rates	1.3%	3.4%	2.1%
Adjustments to prior year taxes	(1.2)%	0.8%	(0.6)%
Changes in valuation allowance	(0.9)%	(7.2)%	(8.4)%
Deferred tax asset/liability revaluation for tax rate change	0.3%	(0.4)%	(0.8)%
Impairments	(19.5)%	(19.7)%	(14.3)%
Non-deductible legal provision	0.3%	1.1%	(0.4)%
Other	0.1%	(0.1)%	(0.7)%
Effective income tax rate	(0.6)%	(3.1)%	(4.1)%
Income tax holidays. We benefit from income tax holidays in Singapore and Malaysia which will expire after 2023 for Singapore and 2020 for Malaysia. For the year ended December 31, 2020, these tax holidays reduced our provision for income taxes by $5.8 million, or $0.01 per share on a diluted basis.

NOTE 22. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS
We have funded and unfunded defined benefit pension plans, which provide defined benefits based on years of service and final average salary.
On December 31, 2017, we amended the U.S. retirement plans (the “Plans”) to freeze benefit accruals for all participants of the Plans as of December 31, 2017. After that date, participants in the Plans will no longer accrue any further benefits and participants’ benefits under the Plans will be determined based on credited service and eligible earnings as of December 31, 2017.
Foreign-based employees are eligible to participate in TechnipFMC-sponsored or government-sponsored benefit plans to which we contribute. Several of the foreign defined benefit pension plans sponsored by us provide for employee contributions; the remaining plans are noncontributory. The most significant of these plans are in the Netherlands, France, and the United Kingdom.
We have other post-retirement benefit plans covering substantially all of our U.S. unionized employees. The post-retirement health care plans are contributory; the post-retirement life insurance plans are noncontributory.
We are required to recognize the funded status of defined benefit post-retirement plans as an asset or liability in the consolidated balance sheet and recognize changes in that funded status in comprehensive income (loss) in the year in which the changes occur. Further, we are required to measure the plan’s assets and its obligations that determine its funded status as of the date of the consolidated balance sheet. We have applied this guidance to our domestic pension and other post-retirement benefit plans as well as for many of our non-U.S. plans, including those in the United Kingdom, Germany, France and Canada. Pension expense measured in compliance with GAAP for the other non-U.S. pension plans is not materially different from the locally reported pension expense.
The funded status of our U.S. Pension Plans, certain foreign pension plans and U.S. post-retirement health care and life insurance benefit plans, together with the associated balances recognized in our consolidated balance sheets as of December 31, 2020 and 2019, were as follows:

	Pensions				Other Post-retirement Benefits
	2020		2019		2020	2019
(In millions)	U.S.	Int’l	U.S.	Int’l
Accumulated benefit obligation	$684.7	$598.1	$669.6	$522.6
Projected benefit obligation at January 1	$669.7	$585.1	$598.1	$482.7	$10.2	$8.7
Service cost	—	10.4	—	7.0	—	—
Interest cost	22.2	11.3	25.6	13.7	0.4	0.4
Actuarial (gain) loss	53.9	30.4	80.7	76.4	(0.2)	1.5
Amendments	—	—	—	0.9	—	—
Curtailments	—	—	—	—	—	—
Settlements	(25.6)	(2.6)	—	—	—	—
Foreign currency exchange rate changes	—	23.6	—	15.6	(0.6)	(0.1)
Plan participants’ contributions	—	1.1	—	1.1	—	—
Benefits paid	(35.5)	(17.8)	(34.7)	(15.8)	(0.4)	(0.5)
Other	—	14.9	—	3.5	—	0.2
Projected benefit obligation as of December 31	684.7	656.4	669.7	585.1	9.4	10.2
Fair value of plan assets at January 1	520.0	521.2	477.4	444.8	—	—
Actual return on plan assets	14.3	40.1	72.0	70.2	—	—
Company contributions	—	27.1	—	5.3	—	—
Foreign currency exchange rate changes	—	20.4	—	15.8	—	—
Settlements	(19.6)	(1.9)	—	—	—	—
Plan participants’ contributions	—	1.1	—	1.1	—	—
Benefits paid	(31.0)	(15.8)	(29.4)	(15.0)	—	—
Other	—	(0.7)	—	(1.0)	—	—
Fair value of plan assets as of December 31	483.7	591.5	520.0	521.2	—	—
Funded status of the plans (liability) as of December 31	$(201.0)	$(64.9)	$(149.7)	$(63.9)	$(9.4)	$(10.2)

	Pensions				Other Post-retirement Benefits
	2020		2019		2020	2019
(In millions)	U.S.	Int’l	U.S.	Int’l
Current portion of accrued pension and other post-retirement benefits	$(4.6)	$(1.6)	$(5.5)	$(0.4)	$(0.7)	$(0.6)
Accrued pension and other post-retirement benefits, net of current portion	(196.4)	(63.3)	(144.2)	(63.5)	(8.7)	(9.6)
Funded status as of December 31	$(201.0)	$(64.9)	$(149.7)	$(63.9)	$(9.4)	$(10.2)

The following table summarizes the pre-tax amounts in accumulated other comprehensive (income) loss as of December 31, 2020 and 2019 that have not been recognized as components of net periodic benefit cost:

	Pensions				Other Post-retirement Benefits
	2020		2019		2020	2019
(In millions)	U.S.	Int’l	U.S.	Int’l
Pre-tax amounts recognized in accumulated other comprehensive (income) loss
Unrecognized actuarial loss	$198.4	$79.1	$121.6	$46.4	$1.3	$2.0
Unrecognized prior service cost	—	3.9	—	3.9	—	—
Accumulated other comprehensive (income) loss as of December 31	$198.4	$83.0	$121.6	$50.3	$1.3	$2.0
The following tables summarize the projected and accumulated benefit obligations and fair values of plan assets where the projected or accumulated benefit obligation exceeds the fair value of plan assets as of December 31, 2020 and 2019:

	Pensions				Other Post-retirement Benefits
	2020		2019		2020	2019
(In millions)	U.S.	Int’l	U.S.	Int’l
Plans with underfunded or non-funded projected benefit obligation
Aggregate projected benefit obligation	$684.7	$513.1	$668.4	$459.9	$9.4	$10.2
Aggregate fair value of plan assets	$483.7	$442.7	$518.8	$384.4	$—	$—

	Pensions				Other Post-retirement Benefits
	2020		2019		2020	2019
(In millions)	U.S.	Int’l	U.S.	Int’l
Plans with underfunded or non-funded accumulated benefit obligation
Aggregate accumulated benefit obligation	$684.7	$50.8	$668.4	$41.3	$—	$—
Aggregate fair value of plan assets	$483.7	$—	$518.8	$1.9	$—	$—

The following table summarizes the components of net periodic benefit cost (income) for the years ended December 31, 2020, 2019 and 2018:

	Pensions						Other Post-retirement Benefits
	2020		2019		2018		2020	2019	2018
(In millions)	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Components of net periodic benefit cost (income)
Service cost	$—	$10.4	$—	$7.0	$0.2	$11.5	$—	$—	$—
Interest cost	22.2	11.3	25.6	13.7	23.8	16.4	0.4	0.5	0.4
Expected return on plan assets	(45.4)	(36.5)	(41.6)	(31.3)	(50.1)	(39.0)	—	—	—
Settlement cost	1.4	0.5	—	—	0.4	0.2	—	—	—
Curtailment benefit	—	—	—	—	—	(3.8)	—	—	—
Amortization of net actuarial loss (gain)	6.9	0.6	1.8	0.3	—	(0.5)	0.1	—	—
Amortization of prior service cost (credit)	—	0.6	—	0.4	—	0.4	—	—	—
Net periodic benefit cost (income)	$(14.9)	$(13.1)	$(14.2)	$(9.9)	$(25.7)	$(14.8)	$0.5	$0.5	$0.4
The following table summarizes changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018:

	Pensions						Other Post-retirement Benefits
	2020		2019		2018		2020	2019	2018
(In millions)	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss)
Net actuarial gain (loss) arising during period	$(85.1)	$(26.8)	$(50.2)	$(37.5)	$(73.5)	$(23.6)	$—	$—	$—
Prior service (cost) credit arising during period	—	—	—	(0.9)	0.2	(2.5)	—	—	—
Settlements and curtailments	1.4	0.4	—	—	0.4	0.2	—	—	—
Amortization of net actuarial loss (gain)	6.9	0.6	1.8	0.3	—	(0.5)	(0.1)	—	—
Amortization of prior service cost (credit)	—	0.6	—	0.4	—	0.4	—	—	—
Other	—	(7.5)	—	(1.5)	—	0.4	(0.6)	1.5	(0.2)
Total recognized in other comprehensive income (loss)	$(76.8)	$(32.7)	$(48.4)	$(39.2)	$(72.9)	$(25.6)	$(0.7)	$1.5	$(0.2)
Included in accumulated other comprehensive income (loss) as of December 31, 2020, are noncash, pre-tax charges which have not yet been recognized in net periodic benefit cost (income). The estimated amounts expected to be amortized from the portion of each component of accumulated other comprehensive income (loss) as a component of net period benefit cost (income), during the next fiscal year are as follows:

	Pensions		Other Post-retirement Benefits
(In millions)	U.S.	Int’l
Net actuarial losses	$16.8	$2.6	$—
Prior service cost	$—	$0.6	$—

Key assumptions - The following weighted-average assumptions were used to determine the benefit obligations:

	Pensions				Other Post-retirement Benefits
	2020		2019		2020	2019
	U.S.	Int’l	U.S.	Int’l
Discount rate	2.70%	1.48%	3.40%	2.01%	3.63%	4.48%
Rate of compensation increase	N/A	2.93%	N/A	3.84%	4.00%	4.00%
The following weighted-average assumptions were used to determine net periodic benefit cost:

	Pensions						Other Post-retirement Benefits
	2020		2019		2018		2020	2019	2018
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Discount rate	3.40%	2.01%	4.40%	2.89%	3.70%	2.68%	4.48%	5.32%	4.58%
Rate of compensation increase	N/A	3.84%	N/A	3.80%	4.00%	3.70%	4.00%	4.00%	4.00%
Expected rate of return on plan assets	7.75%	7.27%	8.65%	7.15%	8.57%	6.83%	N/A	N/A	N/A
Our estimate of expected rate of return on plan assets is primarily based on the historical performance of plan assets, current market conditions, our asset allocation and long-term growth expectations.
Plan assets - We actively monitor how the duration and the expected yield of the investments are matching the expected cash outflows arising from the pension obligations. We have not changed the processes used to manage its risks from previous periods. Investments are well diversified, such that the failure of any single investment would not have a material impact on the overall level of assets. Our pension investment strategy emphasizes maximizing returns consistent with balancing risk. Excluding our international plans with insurance-based investments, 99% of our total pension plan assets represent the U.S. qualified plan and the U.K. plan. These plans are primarily invested in equity securities to maximize the long-term returns of the plans. The investment managers of these assets, including the hedge funds and limited partnerships, use Graham and Dodd fundamental investment analysis to select securities that have a margin of safety between the price of the security and the estimated value of the security. This value-oriented approach tends to mitigate the risk of a large equity allocation.
The following is a description of the valuation methodologies used for the pension plan assets. There have been no changes in the methodologies used as of December 31, 2020 and 2019.
•Cash is valued at cost, which approximates fair value.
•Equity securities are comprised of common stock and preferred stock. The fair values of equity securities are valued at the closing price reported on the active market on which the securities are traded.
•Fair values of registered investment companies and common/collective trusts are valued based on quoted market prices, which represent the net asset value (“NAV”) of shares held. Registered investment companies primarily include investments in emerging market bonds. Common/collective trusts primarily includes money market instruments with short maturities.
•Insurance contracts are valued at book value, which approximates fair value, and is calculated using the prior-year balance plus or minus investment returns and changes in cash flows.
•The fair values of hedge funds are valued using the NAV as determined by the administrator or custodian of the fund. The funds primarily invest in U.S. and international equities, debt securities and other hedge funds.
•The fair values of limited partnerships are valued using the NAV as determined by the administrator or custodian of the fund. The partnerships primarily invest in U.S. and international equities and debt securities.

•Real estate and other investments primarily consist of real estate investment trusts and other investments. These investments are measured at quoted market prices, which represent the NAV of the securities held in such funds at year end.
Our pension plan assets measured at fair value on a recurring basis are as follows as of December 31, 2020 and 2019. Refer to “Fair value measurements” in Note 1 to these consolidated financial statements for a description of the levels.

(In millions)	U.S.					International
December 31, 2020	Total	Level 1	Level 2	Level 3	Net Asset Value (a)	Total	Level 1	Level 2	Level 3	Net Asset Value (a)
Cash and cash equivalents	$38.1	$38.1	$—	$—	$—	$66.3	$66.3	$—	$—	$—
Equity securities
U.S. companies	83.3	83.3	—	—	—	96.3	96.3	—	—	—
International companies	1.1	1.1	—	—	—	208.4	208.4	—	—	—
Registered investment companies	38.4	—	—	—	38.4	68.2	—	—	—	68.2
Hedge funds	160.9	—	—	—	160.9	98.3	—	—	—	98.3
Limited partnerships	160.9	—	—	—	160.9	14.5	—	—	—	14.5
Real estate and other investments	1.0	1.0	—	—	—	39.5	39.5	—	—	—
Total assets	$483.7	$123.5	$—	$—	$360.2	$591.5	$410.5	$—	$—	$181.0

December 31, 2019
Cash and cash equivalents	$50.5	$50.5	$—	$—	$—	$10.0	$10.0	$—	$—	$—
Equity securities
U.S. companies	110.3	110.3	—	—	—	70.4	70.4	—	—	—
International companies	5.4	5.4	—	—	—	251.5	251.5	—	—	—
Registered investment companies	36.3	—	—	—	36.3	63.4	—	—	—	63.4
Common/collective trusts	12.5	—	—	—	12.5	—	—	—	—	—
Hedge funds	164.3	—	—	—	164.3	82.0	—	—	—	82.0
Limited partnerships	139.4	—	—	—	139.4	7.9	—	—	—	7.9
Real estate and other investments	1.3	1.3	—	—	—	36.0	36.0	—	—	—
Total assets	$520.0	$167.5	$—	$—	$352.5	$521.2	$367.9	$—	$—	$153.3
(a)Certain investments that are measured at fair value using net asset value per share (or its equivalent) have not been classified in the fair value hierarchy.
Contributions - We expect to contribute approximately $18.9 million to our international pension plans, representing primarily the U.K. qualified pension plans. We do not expect to make any contributions to our U.S. Qualified Pension Plan and our U.S. Non-Qualified Defined Benefit Pension Plan in 2021. All of the contributions are expected to be in the form of cash. In 2020 and 2019, we contributed $27.1 million and $5.3 million to all pension plans, respectively.

Estimated future benefit payments - The following table summarizes expected benefit payments from our various pension and post-retirement benefit plans through 2028. Actual benefit payments may differ from expected benefit payments.

	Pensions		Other Post-retirement Benefits
(In millions)	U.S.	International
2021	$47.6	$19.3	$0.6
2022	32.4	19.1	0.6
2023	31.0	20.5	0.6
2024	31.7	21.6	0.6
2025	31.9	22.1	0.5
2025-2029	164.3	129.8	2.3
Savings plans - The TechnipFMC Retirement Savings Plan (“Qualified Plan”), a qualified salary reduction plan under Section 401(k) of the Internal Revenue Code, is a defined contribution plan. Additionally, we have a non-qualified deferred compensation plan, the Non-Qualified Plan, which allows certain highly compensated employees the option to defer the receipt of a portion of their salary. We match a portion of the participants’ deferrals to both plans. Both plans relate to FMC Technologies, Inc.
Participants in the Non-Qualified Plan earn a return based on hypothetical investments in the same options as our 401(k) plan. Changes in the market value of these participant investments are reflected as an adjustment to the deferred compensation liability with an offset to other income (expense), net. As of December 31, 2020 and 2019, our liability for the Non-Qualified Plan was $22.8 million and $26.3 million, respectively, and was recorded in other liabilities in our consolidated balance sheets. We hedge the financial impact of changes in the participants’ hypothetical investments by purchasing the investments that the participants have chosen. Changes in the fair value of these investments are recognized as an offset to other income (expense), net in our consolidated statements of income. As of December 31, 2020 and 2019, we had investments for the Non-Qualified Plan totaling $22.8 million and $26.3 million at fair market value, respectively.
During the years ended December 31, 2020, and 2019 we recognized expense of $21.3 million and $22.2 million, respectively for matching contributions to these plans in 2020 and 2019, respectively. Additionally, during the years ended December 31, 2020 and 2019, we recognized expense of $8.3 million and $8.0 million, respectively, for non-elective contributions.

NOTE 23. DERIVATIVE FINANCIAL INSTRUMENTS
For purposes of mitigating the effect of changes in exchange rates, we hold derivative financial instruments to hedge the risks of certain identifiable and anticipated transactions and recorded assets and liabilities in our consolidated balance sheets. The types of risks hedged are those relating to the variability of future earnings and cash flows caused by movements in foreign currency exchange rates. Our policy is to hold derivatives only for the purpose of hedging risks associated with anticipated foreign currency purchases and sales created in the normal course of business, and not for trading purposes where the objective is solely to generate profit.
Generally, we enter into hedging relationships such that changes in the fair values or cash flows of the transactions being hedged are expected to be offset by corresponding changes in the fair value of the derivatives. For derivative instruments that qualify as a cash flow hedge, the effective portion of the gain or loss of the derivative, which does not include the time value component of a forward currency rate, is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, any change in the fair value of those instruments is reflected in earnings in the period such change occurs.
We hold the following types of derivative instruments:
Foreign exchange rate forward contracts – The purpose of these instruments is to hedge the risk of changes in future cash flows of anticipated purchase or sale commitments denominated in foreign currencies and recorded assets and liabilities in our consolidated balance sheets. As of December 31, 2020, we held the following material net positions:

	Net Notional Amount Bought (Sold)
(In millions)		USD Equivalent
Euro	352.8	432.9
British pound	939.7	1,283.9
Malaysian ringgit	77.2	19.2
Norwegian krone	1,374.7	161.1
Brazilian real	681.4	131.1
Singapore dollar	156.2	118.0
Mexican peso	(156.8)	(7.9)
Australian dollar	(163.8)	(126.5)
Indian rupee	254.3	3.5
Yuan Renminbi	(52.6)	(8.0)
Kuwaiti Dinar	(0.3)	(0.9)
Russian Ruble	500.9	6.8
Canadian dollar	0.9	0.6
Saudi Riyal	(23.7)	(6.3)
Hong Kong dollar	(97.6)	(12.6)
Indonesian rupiah	(201,679.7)	(14.3)
U.S. dollar	(1,046.1)	(1,046.1)
Foreign exchange rate instruments embedded in purchase and sale contracts – The purpose of these instruments is to match offsetting currency payments and receipts for particular projects, or comply with government restrictions on the currency used to purchase goods in certain countries. As of December 31, 2020, our portfolio of these instruments included the following material net positions:

	Net Notional Amount Bought (Sold)
(In millions)		USD Equivalent
Brazilian real	77.9	15.0
Hong Kong dollar	48.3	6.2
Euro	(8.7)	(10.7)
Norwegian krone	(142.8)	(16.7)
U.S. dollar	5.2	5.2
Fair value amounts for all outstanding derivative instruments have been determined using available market information and commonly accepted valuation methodologies. See Note 24 for further details. Accordingly, the estimates presented may not be indicative of the amounts that we would realize in a current market exchange and may not be indicative of the gains or losses we may ultimately incur when these contracts are settled.

The following table presents the location and fair value amounts of derivative instruments reported in the consolidated balance sheets:

	December 31, 2020		December 31, 2019
(In millions)	Assets	Liabilities	Assets	Liabilities
Derivatives designated as hedging instruments
Foreign exchange contracts
Current - Derivative financial instruments	$189.5	$141.9	$85.6	$77.6
Long-term - Derivative financial instruments	28.9	18.8	33.2	32.6
Total derivatives designated as hedging instruments	218.4	160.7	118.8	110.2
Derivatives not designated as hedging instruments
Foreign exchange contracts
Current - Derivative financial instruments	79.2	15.6	(0.5)	16.3
Long-term - Derivative financial instruments	0.3	—	0.4	0.4
Total derivatives not designated as hedging instruments	79.5	15.6	(0.1)	16.7
Long-term - Derivative financial instruments - Synthetic Bonds - Call Option Premium	—	—	4.3	—
Long-term - Derivative financial instruments - Synthetic Bonds - Embedded Derivatives	—	—	—	4.3
Total derivatives	$297.9	$176.3	$123.0	$131.2
Cash flow hedges of forecasted transactions, net of tax, which qualify for hedge accounting, resulted in accumulated other comprehensive gains (losses) of $12.9 million and $(4.1) million as of December 31, 2020 and 2019, respectively. We expect to transfer an approximately $91.2 million gain from accumulated OCI to earnings during the next 12 months when the anticipated transactions actually occur. All anticipated transactions currently being hedged are expected to occur by the second half of 2023.
The following tables present the location of gains (losses) in the consolidated statements of income related to derivative instruments designated as cash flow hedges.

	Gain (Loss) Recognized in OCI
	Year Ended December 31,
(In millions)	2020	2019	2018
Foreign exchange contracts	$3.8	$12.2	$(47.6)

The following represents the effect of cash flow hedge accounting on the consolidated statements of income for the year ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
(In millions)	2020				2019			2018
Total amount of income (expense) presented in the consolidated statements of income associated with hedges and derivatives	Revenue	Cost of sales	Selling, general and administrative expense	Other income (expense), net	Revenue	Cost of sales	Other income (expense), net	Revenue	Cost of sales	Selling, general and administrative expense	Other income (expense), net
Cash Flow hedge gain (loss) recognized in income
Foreign Exchange Contracts
Amounts reclassified from accumulated OCI to income (loss)	$(83.7)	$68.5	$(0.4)	$(0.2)	$(26.6)	$12.0	$(1.3)	$(2.4)	$3.4	$(0.1)	$1.0
Amounts excluded from effectiveness testing	7.7	(9.8)	(0.2)	0.3	0.6	(7.6)	(7.2)	(2.2)	(4.8)	—	(12.3)
Total cash flow hedge gain (loss) recognized in income	(76.0)	58.7	(0.6)	0.1	(26.0)	4.4	(8.5)	(4.6)	(1.4)	(0.1)	(11.3)

Gain (loss) recognized in income on derivatives not designated as hedging instruments	(0.8)	3.4	—	35.9	(1.6)	0.2	(21.4)	(1.7)	0.2	—	(11.4)
Total	$(76.8)	$62.1	$(0.6)	$36.0	$(27.6)	$4.6	$(29.9)	$(6.3)	$(1.2)	$(0.1)	$(22.7)
Balance Sheet Offsetting - We execute derivative contracts with counterparties that consent to a master netting agreement which permits net settlement of the gross derivative assets against gross derivative liabilities. Each instrument is accounted for individually and assets and liabilities are not offset. As of December 31, 2020 and 2019, we had no collateralized derivative contracts. The following tables present both gross information and net information of recognized derivative instruments:

	December 31, 2020			December 31, 2019
(In millions)	Gross Amount Recognized	Gross Amounts Not Offset Permitted Under Master Netting Agreements	Net Amount	Gross Amount Recognized	Gross Amounts Not Offset Permitted Under Master Netting Agreements	Net Amount
Derivative assets	$297.9	$(128.7)	$169.2	$123.0	$(88.8)	$34.2
Derivative liabilities	$176.3	$(128.7)	$47.6	$131.2	$(88.8)	$42.4

NOTE 24. FAIR VALUE MEASUREMENTS
Recurring Fair Value Measurements
Assets and liabilities measured at fair value on a recurring basis were as follows:

	December 31, 2020				December 31, 2019
(In millions)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Investments
Equity securities(a)	$23.4	$23.4	$—	$—	$25.9	$25.9	$—	$—
Money market fund	1.7	—	1.7	—	1.5	—	1.5	—
Stable value fund(b)	0.9	—	—	—	2.1	—	—	—
Held-to-maturity debt securities	24.2	—	24.2	—	71.9	—	71.9	—
Derivative financial instruments
Synthetic bonds - call option premium	—	—	—	—	4.3	—	4.3	—
Foreign exchange contracts	297.9	—	297.9	—	123.0	—	123.0	—
Assets held for sale	47.3	—	—	47.3	25.8	—	—	25.8
Total assets	$395.4	$23.4	$323.8	$47.3	$254.5	$25.9	$200.7	$25.8
Liabilities
Derivative financial instruments
Synthetic bonds - embedded derivatives	$—	$—	$—	$—	$4.3	$—	$4.3	$—
Foreign exchange contracts	176.3	—	176.3	—	131.2	—	131.2	—
Liabilities held for sale	—	—	—	—	9.3	—	—	9.3
Total liabilities	$176.3	$—	$176.3	$—	$144.8	$—	$135.5	$9.3
(a)Includes fixed income and other investments measured at fair value.
(b)Certain investments that are measured at fair value using net asset value per share (or its equivalent) have not been classified in the fair value hierarchy.
Equity securities and Available-for-sale Securities - The fair value measurement of our traded securities and Available-for-sale-Securities is based on quoted prices that we have the ability to access in public markets.
Stable value fund and Money market fund - Stable value fund and money market fund are valued at the net asset value of the shares held at the end of the quarter, which is based on the fair value of the underlying investments using information reported by our investment advisor at quarter-end.
Held-to-maturity debt securities - Held-to-maturity debt securities consist of government bonds. These investments are stated at amortized cost, which approximates fair value.
Assets and liabilities held for sale - The fair value of our assets and liabilities held for sale was determined using a market approach that took into consideration the expected sales price.
Redeemable non-controlling interest - We own a 51% share in Island Offshore Subsea AS that was subsequently renamed to TIOS AS. The non-controlling interest is recorded as mezzanine equity at fair value. The fair value measurement is based upon significant unobservable inputs not observable in the market and is consequently classified as a Level 3 fair value measurement. As of December 31, 2020 and 2019, the fair value of our redeemable non-controlling interest was $43.7 million and $41.1 million, respectively. See Note 3 for further details.

Derivative financial instruments - We use the income approach as the valuation technique to measure the fair value of foreign currency derivative instruments on a recurring basis. This approach calculates the present value of the future cash flow by measuring the change from the derivative contract rate and the published market indicative currency rate, multiplied by the contract notional values. Credit risk is then incorporated by reducing the derivative’s fair value in asset positions by the result of multiplying the present value of the portfolio by the counterparty’s published credit spread. Portfolios in a liability position are adjusted by the same calculation; however, a spread representing our credit spread is used. Our credit spread, and the credit spread of other counterparties not publicly available, are approximated by using the spread of similar companies in the same industry, of similar size and with the same credit rating. We have no credit-risk-related contingent features in our agreements with the financial institutions that would require us to post collateral for derivative positions in a liability position. See Note 23 for further details.
Nonrecurring Fair Value Measurements
Fair value of long-lived, non-financial assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts of such assets may not be recoverable.
The following summarizes impairments of long-lived assets and related post-impairment fair value for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020		2019
(In millions)	Impairment	Fair Value (a)	Impairment	Fair Value (a)
Long-lived assets	$190.4	$452.5	$491.6	$342.5	(b)
(a)Measured as of the impairment date using the income approach and a 10.8% risk-adjusted rate of interest, resulting in a Level 3 fair value measurement.
(b)Includes $104.0 million fair value of vessels determined using the transaction price of a similar vessel, resulting in a Level 2 fair value measurement.
Other fair value disclosures
Fair value of debt - The fair value of our Synthetic Bonds, Senior Notes and private placement notes are as follows:

	December 31, 2020		December 31, 2019
(In millions)	Carrying Amount (a)	Fair Value (b)	Carrying Amount (a)	Fair Value (b)
Synthetic bonds due 2021	$551.2	$552.0	$492.9	$513.1
3.45% Senior Notes due 2022	500.0	513.2	500.0	499.2
5.00% Notes due 2020	—	—	224.6	230.0
3.40% Notes due 2022	184.0	188.8	168.5	180.6
3.15% Notes due 2023	159.5	163.7	146.0	156.8
3.15% Notes due 2023	153.4	161.8	140.4	150.5
4.50% Notes due 2025	245.4	256.8	—	—
4.00% Notes due 2027	92.0	99.7	84.2	96.4
4.00% Notes due 2032	122.7	136.8	112.3	127.8
3.75% Notes due 2033	122.7	126.4	112.3	123.8
(a)Carrying amounts include unamortized debt discounts and premiums and unamortized debt issuance costs of $12.8 million and $9.1 million as of December 31, 2020, and 2019, respectively.
(b)Fair values are based on Level 2 quoted market prices.
Other fair value disclosures - The carrying amounts of cash and cash equivalents, trade receivables, accounts payable, short-term debt, commercial paper, debt associated with our bank borrowings, credit facilities, as well as amounts included in other current assets and other current liabilities that meet the definition of financial instruments, approximate fair value.

Credit risk - By their nature, financial instruments involve risk, including credit risk, for non-performance by counterparties. Financial instruments that potentially subject us to credit risk primarily consist of trade receivables and derivative contracts. We manage the credit risk on financial instruments by transacting only with what management believes are financially secure counterparties, requiring credit approvals and credit limits, and monitoring counterparties’ financial condition. Our maximum exposure to credit loss in the event of non-performance by the counterparty is limited to the amount drawn and outstanding on the financial instrument. Allowances for losses on trade receivables are established based on collectability assessments. We mitigate credit risk on derivative contracts by executing contracts only with counterparties that consent to a master netting agreement, which permits the net settlement of gross derivative assets against gross derivative liabilities.

NOTE 25. SUBSEQUENT EVENTS

Credit Facilities and Debt
On February 16, 2021, we completed the Spin-off, see Note 2 for further details. In connection with the Spin-off, we executed a series of refinancing transactions in order to provide a capital structure with sufficient cash resources to support future operating and investment plans.
On February 16, 2021, we entered into a credit agreement, which provides for a $1.0 billion three-year senior secured multicurrency Revolving Credit Facility including a $450.0 million letter of credit subfacility. We incurred $27.9 million of debt issuance costs in connection with the Revolving Credit Facility. Availability of borrowings under the Revolving Credit Facility is reduced by the outstanding letters of credit issued against the facility. As of February 25, 2021 there were no outstanding letters of credit and availability of borrowings under the Revolving Credit Facility was $800.0 million.
On January 29, 2021, we issued $1.0 billion of 6.500% senior notes due 2026. The interest on the 2021 Notes is paid semi-annually on February 1 and August 1 of each year, beginning on August 1, 2021. The 2021 Notes are senior unsecured obligations and are guaranteed on a senior unsecured basis by substantially all of our wholly-owned U.S. subsidiaries and non-U.S. subsidiaries in Brazil, the Netherlands, Norway, Singapore and the United Kingdom. We incurred $25.7 million of debt issuance costs in connection with issuance of the 2021 Notes.
The proceeds from the debt issuance described above along with the available cash on hand were used to fund:
•The repayment of all $542.4 million of the outstanding Synthetic Convertible Bonds that matured in January 2021;
•The repayment of all $500.0 million aggregate principal amount of outstanding 3.45% Senior Notes due 2022. In connection with the repayment, we recorded a loss on extinguishment of debt of $23.5 million related to the difference between the amount paid and the net carrying value of the debt; and
•The termination of the $2.5 billion senior unsecured revolving credit facility entered into on January 17, 2017; and the termination of the €500.0 million Euro Facility entered into on May 19, 2020; and the termination of the CCFF Program entered into on May 19, 2020. In connection with the termination of these credit facilities, we repaid $830.9 million of the outstanding commercial paper borrowings.
Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)
Investment in Technip Energies
As discussed in Note 2, immediately following the completion of the Spin-off, we owned 49.9% of the outstanding shares of Technip Energies. On January 7, 2021, Bpifrance Participations SA (“BPI”) entered into a share purchase agreement with us (the “Share Purchase Agreement”) pursuant to which BPI agreed to purchase a portion of our retained stake in Technip Energies N.V. (the “BPI Investment”) for $200.0 million (the “Purchase Price”), subject to certain adjustments. On March 31, 2021, BPI ultimately purchased 7.5 million shares in Technip Energies from us for $100.0 million. Accordingly, on April 8, 2021, we refunded $100.0 million to BPI as a result of their revised level of investment.
On April 27, 2021 we sold 25.0 million Technip Energies shares, representing 14% of Technip Energies’ share capital, through a private placement by way of an accelerated bookbuild offering (the “April Placement”). The sale price of the shares in the April Placement was set at €11.10 per share, yielding total gross proceeds of €277.5 million, or $335.2 million.
Concurrently with the April Placement, Technip Energies purchased from us 1.8 million shares of Technip Energies (equivalent to 1% of share capital) at €11.10 per share, corresponding to the price of the April Placement (the “Concurrent Sale to Technip Energies”). The sale of shares to Technip Energies yielded total gross proceeds of €20.0 million or $24.2 million. This purchase was separate from the April Placement.
On July 29, 2021 we announced the launch and pricing of the sale of 16.0 million Technip Energies shares, representing 9% of Technip Energies’ issued and outstanding share capital, through a private placement by way of an accelerated bookbuild offering (the “July Placement”). The sale price of the shares in the July Placement was set at €11.20 per share, yielding total gross proceeds of €179.2 million, or $212.8 million. We agreed to a 60-day lock-up for our remaining shares in Technip Energies, subject to waiver from the Joint Global Coordinators and certain other customary exceptions.

On September 2, 2021 we announced the sale of 17.6 million Technip Energies shares, representing approximately 10% of Technip Energies’ issued and outstanding share capital, through a private sale transaction (the “September Sale”). The sale price of the shares in the September Sale was set at €11.15 per share, yielding total gross proceeds of €196.2 million, or $231.5 million. The Joint Global Coordinators from the July Placement granted a waiver of the 60-day lock-up associated with the July Placement solely for the purpose of the September Sale. The original 60-day lock-up applicable to the July Placement remains in effect in all other respects until October 2, 2021.

Upon completion of the April Placement, the Concurrent Sale to Technip Energies, the July Placement and the September Sale, we retain a direct stake of 21.9 million shares, representing 12.3% of Technip Energies’ issued and outstanding share capital.
Sale of G1200 Vessel

In March 2021, we entered into a Memorandum of Agreement to sell our G1200 vessel. The agreement was subject to certain conditions precedent to complete the transaction. We completed the sale and received $48.0 million in cash in the second quarter of 2021.

TIOS Non-Controlling Interest

In accordance with the Share Purchase Agreement between Technip-Coflexip UK Holdings Limited (“TUK”) and Island Offshore Management AS (“Island Offshore”) that was executed on March 12, 2018, whereby TUK initially purchased 51% of the shares of TIOS AS, a joint venture between TUK and Island Offshore (“TIOS”), TUK acquired the remaining 49% interest in TIOS at a total price of $48.7 million. As of December 31, 2020, we owned a 51% share in TIOS and the redeemable non-controlling interest was recorded as mezzanine equity at fair value of $43.7 million.

6.500% Senior Notes due 2026 Tender Offer

On August 31, 2021, we announced the commencement of a tender offer (the “Tender Offer”) for up to $250.0 million aggregate principal amount of our 6.50% Senior Notes due 2026. The Tender Offer will expire at 11:59 P.M., New York City time, on September 28, 2021, unless extended or earlier terminated. We intend to fund the Tender Offer with cash on hand.

Part IV
Item 15 (a) (2), Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts

(In millions)		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (a)	Deductions and Adjustments (b)	Balance at End of Period
Year Ended December 31, 2018
Trade receivables allowance for doubtful accounts	$52.9	$10.0	$(11.2)	$7.0	$58.7
Valuation allowance for deferred tax assets	$265.1	$145.4	$(20.1)	$106.2	$496.6
Year Ended December 31, 2019
Trade receivables allowance for doubtful accounts	$58.7	$27.7	$3.5	$(32.5)	$57.4
Valuation allowance for deferred tax assets	$496.6	$184.9	$—	$47.6	$729.1
Year Ended December 31, 2020
Trade receivables allowance for doubtful accounts (c)	$57.4	$38.0	$1.3	$(56.5)	$40.2
Valuation allowance for deferred tax assets	$729.1	$104.4	$(11.3)	$(7.1)	$815.1
(a)"Additions charged to other accounts” includes translation adjustments.
(b)“Deductions and adjustments” includes write-offs, net of recoveries, increases in allowances offset by increases to deferred tax assets, and reductions in the allowances credited to expense.
(c)On January 1, 2020, we adopted ASU 2016-13, resulting in a $2.0 million increase to our trade receivables allowance for doubtful accounts. See Note 4 for further details.
See accompanying Report of Independent Registered Public Accounting Firm.